    As filed with the Securities and Exchange Commission on August 28, 2001

                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                        NATIONAL RESTAURANT ENTERPRISES
                                 HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                     5812                    Applied For
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or        Classification Number)
      organization)

                       2215 Enterprise Drive, Suite 1502
                          Westchester, Illinois 60154
                                 (708) 947-2150
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                Lawrence E. Jaro
                      Chairman and Chief Executive Officer
                 National Restaurant Enterprises Holdings, Inc.
                       2215 Enterprise Drive, Suite 1502
                          Westchester, Illinois 60154
                                 (708) 947-2150
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                    Copy to:
                               Philip J. Niehoff
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                          Chicago, Illinois 60603-3441
                                 (312) 782-0600

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Title of each class of                                                                         Amount of
          securities              Amount to         Proposed maximum         Proposed maximum     registration
       to be registered         be registered    offering price per unit aggregate offering price    fee (1)
--------------------------------------------------------------------------------------------------------------
10 3/4% Senior Notes due 2007.  $ 53,486,088               100%                $ 53,486,088         $13,372
--------------------------------------------------------------------------------------------------------------
13% Senior PIK Notes due 2008.  $129,162,172(2)            100%                $129,162,172         $32,291
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Calculated based on the principal of the securities to be canceled by the registrant in the exchange in accordance with Rule 457(f)(2) under the Securities Act of 1933.
(2) Includes securities to be issued as payment in kind interest from May 15, 2001 through May 15, 2008.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is incomplete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated August 28, 2001

PROSPECTUS

                        NATIONAL RESTAURANT ENTERPRISES
                                 HOLDINGS, INC.

                               Offer to Exchange
            up to $53,486,088 of its 10 3/4% Senior Notes due 2007,
          which have been registered under the Securities Act of 1933, for
              all of its outstanding 10 3/4% Senior Notes due 2007

                                      and

                               Offer to Exchange
            up to $53,486,088 of its 13% Senior PIK Notes due 2008,
          which have been registered under the Securities Act of 1933, for
              all of its outstanding 13% Senior PIK Notes due 2008

 . The exchange offer expires at 5:00 p.m., New York City time, on      , 2001,
  unless extended.

 . The exchange offer is subject only to the conditions that the exchange offer will not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission.

 . All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

 . Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

 . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

 . We will not receive any proceeds from the exchange offer.

 . The terms of the new notes to be issued are substantially identical to your old notes, except that the new notes will not have transfer restrictions and you will not have registration rights.

 . There are no established trading markets for the new senior notes or the new senior PIK notes, and we do not intend to apply for listing of the new senior notes or the new senior PIK notes on any securities exchange.

                                  -----------

  For a discussion of factors that you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 9 of this prospectus.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS

Forward-Looking Statements.................................................   i
Prospectus Summary.........................................................   1
Risk Factors...............................................................   9
Use of Proceeds............................................................  17
Capitalization.............................................................  17
Selected Financial Data....................................................  18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  20
Business...................................................................  28
Management.................................................................  37
Principal Stockholders.....................................................  41
Certain Relationships and Related Transactions.............................  43
The Exchange Offer.........................................................  44
Description of the Notes...................................................  53
Certain United States Federal Income Tax Consequences......................  85
Plan of Distribution.......................................................  94
Legal Matters..............................................................  94
Experts....................................................................  94
Where You Can Find Additional Information..................................  95
Index to Financial Statements.............................................. F-1

   You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate as of the date on the front cover. Our business, financial condition, results of operations and prospects may have changed since those dates and may change again.

   The old senior notes and the old senior PIK notes are sometimes collectively referred to in this prospectus as the "old notes." The new senior notes and the new senior PIK notes are sometimes collectively referred to in this prospectus as the "new notes." The old notes and the new notes are sometimes collectively referred to in this prospectus as the "notes."

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes or incorporates by reference forward-looking statements as they are defined in the Securities Act of 1933 and the Securities Exchange Act of 1934. We based these forward-looking statements on our current expectations and our projections about future events. These forward-looking statements could be negatively affected by risks, uncertainties and assumptions about us, including, among other things:

  .  our future sales and profitability;

  .  the benefits to be derived from the execution of our business strategy;
     and

  .  other future developments in our affairs or in our industry.

   All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus might not occur.

                               PROSPECTUS SUMMARY

   This summary contains basic information about this exchange offer. This summary does not contain all of the information that may be important to you in deciding whether to participate in the exchange offer. We encourage you to read the entire prospectus, including the information described under the heading "Risk Factors," and the business and financial information contained in this prospectus before you participate in the exchange offer. Unless the context otherwise requires, references to "NRE Holdings," "we," "our," "us" and other similar terms are to National Restaurant Enterprises Holdings, Inc. and its consolidated subsidiaries.

                 National Restaurant Enterprises Holdings, Inc.

   We are the largest independent Burger King franchisee in the United States with 376 restaurants as of June 25, 2001, located primarily in twelve Midwestern and Mid-Atlantic states. NRE Holdings was incorporated in June 2001 in the State of Delaware, as a wholly owned subsidiary of AmeriKing, Inc. We currently operate through our wholly owned subsidiary, National Restaurant Enterprises, Inc. National Restaurant Enterprises is the operating entity through which all of our Burger King franchises are owned and operated. Our principal executive office is located at 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154. Our telephone number is (708) 947-2150.

                               The Restructuring

   On June 29, 2001, we issued $53.5 million of our 10 3/4% Senior Notes due 2007, $53.5 million of our 13% Senior PIK Notes due 2008 and warrants to purchase 19.99% of our fully-diluted common stock, in exchange for $99.5 million of the outstanding 10 3/4% Senior Notes due 2006 of AmeriKing, Inc., our parent corporation, plus accrued interest. Those notes were issued in a private transaction to "accredited investors" as defined in Regulation D under the Securities Act of 1933.

   As part of the restructuring, National Restaurant Enterprises entered into a $115.5 million amended and restated senior secured revolving credit facility with Fleet National Bank, as agent. The repayment of borrowings under the new credit agreement is guaranteed by AmeriKing, us and certain subsidiaries of National Restaurant Enterprises. The new credit agreement is also secured by a perfected first priority security interest in all of the assets of each of AmeriKing, us and certain subsidiaries of National Restaurant Enterprises and the pledge of 95% of the outstanding capital stock or 100% of the outstanding non-voting capital stock of each entity, other than AmeriKing.

                               The Exchange Offer

   In connection with our issuance of the notes in the restructuring, we executed a registration rights agreement on June 29, 2001 in which we agreed, among other things, to:

  . file a registration statement with the Securities and Exchange Commission relating to the exchange offer on or before August 28, 2001;

  .  deliver to you this prospectus;

  . cause the registration statement, which includes this prospectus, to become effective on or before October 29, 2001; and

  . complete the exchange offer within 30 business days after the registration statement becomes effective.

   You are entitled to exchange your old senior notes for new registered 10 3/4% Senior Notes due 2007 and your old senior PIK notes for new registered 13% Senior PIK Notes due 2008, each with substantially identical terms as the old notes, except for transfer restrictions and registration rights. If we do not complete the exchange offer on or before December 11, 2001, the interest rate on your notes will be increased in accordance with the terms of the registration rights agreement. You should read the discussion under the heading "The Exchange Offer--Purpose and Effect; Registration Rights" and "Description of the Notes" for further information regarding the new notes that we are offering in exchange for your old notes.

   We believe that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to the conditions described under "The Exchange Offer." You should read that section for further information regarding the exchange offer.

                          Terms of the Exchange Offer

   The exchange offer relates to the exchange of up to $53.5 million aggregate principal amount of old senior notes for an equal aggregate principal amount of registered new senior notes and the exchange of up to $53.5 million aggregate principal amount of old senior PIK notes for an equal aggregate principal amount of registered new senior PIK notes. The new notes will be obligations of NRE Holdings and will be governed by the same indentures that govern the old notes.

New Notes.................  We are offering registered 10 3/4% Senior Notes due
                            2007 for your old senior notes and registered 13% Senior PIK Notes due 2008 for your old senior PIK notes. The terms of the new notes and your old notes are substantially identical, except:

                            . the new notes will be registered under the Securities Act of 1933;

                            .  the new notes will not bear any legends
                               restricting transfer; and

                            . except under limited circumstances, your rights under the applicable registration rights agreement, including your right to receive additional interest, will terminate.

The Exchange Offer........  We are offering to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of your old notes. As of the date of this prospectus, $53.5 million aggregate principal amount of the old senior notes and $53.5 million aggregate principal amount of the old senior PIK notes is outstanding.

Expiration Date...........  You have until 5:00 p.m., New York City time, on
                                 , 2001 to validly tender your old notes if you
                            want to exchange your old notes for new notes. We may extend that date under certain conditions.

Conditions of the
Exchange Offer;
Extensions; Amendments....  You are not required to tender any minimum principal amount of your old notes in order to participate in the exchange offer. If you validly tender and do not validly withdraw your old notes, your old notes will be exchanged for new notes as long as the exchange offer does not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission.

                            We may delay or extend the exchange offer and, if either of the above conditions is not met, we may terminate the exchange offer. We will notify you of any delay, extension or termination of the exchange offer.

                            We may also waive any condition or amend the terms of the exchange offer. If we materially amend the exchange offer, we will notify you.

Interest..................  You will receive interest on the new notes from the date interest was last paid on your old notes. If no interest was paid on your old notes, you will receive interest from May 15, 2001. If your old notes are exchanged for new notes, you will not receive any accrued interest on your old notes.

Procedures for Tendering
Old Notes; Special
Procedures
for Beneficial Owners.....  If you want to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent. Please send these materials to the exchange agent at the address set forth in the accompanying letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. You must also send one of the following:

                            .  certificates for your old notes; or

                            . the items required by the guaranteed delivery procedures described below.

                            If you are a beneficial owner of your old notes and your old notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company, and you wish to tender your old notes in the exchange offer, you should instruct your nominee to promptly tender the old notes on your behalf.

                            If you are a beneficial owner and you want to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, make appropriate arrangements to either register ownership of your old notes in your name or obtain a properly completed bond power from the registered holder of your old notes.

                            If your old notes are not accepted for exchange for any reason, we will return your old notes to you at our expense.

Guaranteed Delivery
Procedures................  If you wish to tender your old notes and:

                            .  your old notes are not immediately available; or

                            . you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent,

                            then you may tender your old notes according to the guaranteed delivery procedures that are discussed in the letter of transmittal and in "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of Old Notes
and
Delivery of New Notes.....  We will accept all old notes that you have properly tendered on time when all conditions of the exchange offer are satisfied or waived. The new notes will be delivered promptly after we accept the old notes.

Withdrawal Rights.........  Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

The Exchange Agent........  State Street Bank and Trust Company is the exchange agent. Its address and telephone number are set forth in "The Exchange Offer --The Exchange Agent; Assistance."

Fees and Expenses.........  We will pay all expenses relating to the exchange offer and compliance with the registration rights agreement. We will also pay certain transfer taxes, if applicable, relating to the exchange offer.

Resales of New Notes......  We believe that the new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 if:

                            . you are not our "affiliate" (as defined in Rule 405 under the Securities Act of 1933);

                            . you will acquire the new notes in the ordinary course of your business;

                            . you are not a broker-dealer that purchased old notes from us to resell them pursuant to any available exemption under the Securities Act of 1933; and

                            .  you are not participating, and have no
                               arrangement or understanding with any person to participate, in a distribution of the new notes.

                            You should read the information under the heading "The Exchange Offer--Resales of the New Notes" for a more complete description of why we believe that you can freely transfer new notes received in the exchange offer without registration or delivery of a prospectus.

                            All broker-dealers that are issued new notes for their own accounts in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes. If you are a broker-dealer and are required to deliver a prospectus, you may use this prospectus for an offer to resell, a resale or other transfer of the new notes.

Federal Income Tax
Consequences..............  The issuance of the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. You will not recognize any gain or loss upon receipt of the new notes. See "Certain Federal Income Tax Consequences."

Registration Rights         In connection with the sale of the old notes, we
Agreements................  executed registration rights agreements that grant the holders of the old notes registration rights.
                            As a result of making and completing this exchange offer, we will have fulfilled most of our obligations under the registration rights agreements. If you do not tender your old notes in the exchange offer, you will not have any further registration rights under the applicable registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely transferable new notes in the exchange offer. See
                            "The Exchange Offer--Purpose and Effect;
                            Registration Rights."

                    Consequences of Not Exchanging Old Notes

   If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer contained in the legend on the old notes. In general, the old notes may not be offered or sold unless they are registered under the Securities Act of 1933. However, you may offer or sell your old notes under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not intend to register the old notes under the Securities Act of 1933.

                          Description of the New Notes

Issuer....................  National Restaurant Enterprises Holdings, Inc.

Securities Offered........  $53,486,088 principal amount of 10 3/4% Senior
                            Notes due 2007 and $53,486,088 principal amount of 13% Senior PIK Notes due 2008.

Maturity..................  The new senior notes will mature on November 15,
                            2007 and the new senior PIK notes will mature on May 15, 2008.

Interest Rate.............  The new senior notes will bear interest at the rate of 10 3/4% per year and the new senior PIK notes will bear interest at a rate of 13% per year.

Interest Payment Dates....  May 15 and November 15, beginning on November 15,
                            2001. Interest will accrue from May 15, 2001.

Ranking...................  The new notes will be our senior unsecured obligations, will rank senior in right of payment to all of our subordinated indebtedness, and will rank equal in right of payment with all of our senior indebtedness.

                            As of June 29, 2001, we and our subsidiaries had approximately $115.5 million of debt outstanding under our new credit agreement. Because our obligations under our new credit agreement are secured by substantially all of our assets, these obligations are effectively senior to our obligations on the notes.

Optional Redemption.......  The new notes are not redeemable prior to November
                            15, 2001. During the 12-month period beginning on November 15 of the years indicated below, we may, at our option, redeem some or all of the new notes at the redemption prices set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest:

                  Year                                                Percentage
                  ----                                                ----------
                  2001...............................................  104.000%
                  2002...............................................  102.000%
                  2003 and thereafter................................  100.000%

Change of Control.........  If we experience a change of control, holders of new notes may require us to repurchase the new notes at 101% of their principal amount, plus accrued and unpaid interest.

Asset Sale Proceeds.......  If we or our restricted subsidiaries engage in asset sales with net proceeds in excess of $2,500,000, we must use at least 75% of the net proceeds of those sales to invest in our business or prepay our senior credit facility or other senior debt or make an offer to purchase a principal amount of the new notes equal to the net cash proceeds remaining after those investments and prepayments. The purchase price of the new notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Indenture           The indentures governing the new notes contain
Provisions................  covenants limiting our and our restricted subsidiaries' ability to:

                            .  incur additional debt;

                            . pay dividends or distributions on our capital stock or repurchase our capital stock;

                            .  issue preferred stock of subsidiaries;

                            .  make certain investments;

                            .  create liens on our assets;

                            .  enter into transactions with affiliates;

                            .  merge or consolidate with another company; and

                            . transfer and sell assets or enter into sale and leaseback transactions.

                            These covenants are subject to a number of important limitations and exceptions. See "Description of the Notes--Certain Covenants."

                       Summary Historical Financial Data

   The following table shows the summary financial data, which you should read together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus. See Note 3 to our consolidated financial statements as it relates to our ability to continue as a going concern.

                                                  Fiscal Year                               Six Months Ended
                          -------------------------------------------------------------  -----------------------
                                                                                          June 26,    June 25,
                             1996         1997         1998        1999        2000         2000        2001
                          -----------  -----------  ----------- ----------- -----------  ----------  -----------
                                (unaudited)                                                   (unaudited)
                                           (Dollars in thousands, except per share amounts)
Statement of Operations Data:
Restaurant sales........  $   203,753  $   234,546  $   307,488 $   395,901 $   397,651  $  195,583  $   185,746
Gross profit............      137,682      158,427      211,568     270,489     272,457     134,295      128,453
Restructuring expense...          --           --           --          --        4,323         --           --
Operating income (loss).       12,537       11,649       20,900      23,175      (4,104)      7,347      (6,875)
Interest expense--net...       12,028       13,852       16,556      20,655      21,595      10,838       11,127
Net income (loss) before
 extraordinary item.....       (2,942)      (2,034)       1,813         817     (18,952)     (2,280)     (19,589)
Extraordinary item......       (5,055)         --           --          --          --          --           --
Net income (loss).......       (7,997)      (2,034)       1,813         817     (18,952)     (2,280)     (19,589)
Net income (loss) per
 share--basic and
 diluted................    (7,997.00)   (2,034.00)    1,813.00      817.00  (18,952.00)  (2,280.00)  (19,589.00)
Shares used in
 calculation of net
 income (loss) per share
 (basic and diluted)....        1,000        1,000        1,000       1,000       1,000       1,000        1,000

Operating Data:
Total assets............  $   148,605  $   207,627  $   233,550 $   278,548 $   282,655  $  286,866  $   263,897
Total debt..............      103,120      158,699      175,028     217,606     223,101     223,216      222,898
Number of stores at end
 of period..............          184          242          286         355         379         371          376

                                  RISK FACTORS

   You should carefully consider the following risk factors, as well as the other information contained in this prospectus, in connection with a decision to tender your old notes in the exchange offer.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

   We have substantial indebtedness and debt service obligations. At June 25, 2001, our total indebtedness and capital lease obligations before bond discount, including current portion, would have been approximately $229.4 million and our total stockholders' deficit would have been $12.5 million, in each case on a pro forma basis after giving effect to the restructuring. Further, interest on the senior PIK notes is payable semi-annually in-kind through the issuance of additional senior PIK notes. As a result, the principal amount of senior PIK notes outstanding will increase every six months, increasing the amount of interest that will be due on the senior PIK notes at the next interest payment date. In addition, subject to the restrictions under each indenture and the new credit agreement, we and our subsidiaries may incur additional indebtedness (including additional secured indebtedness and senior indebtedness) from time to time.

   The level of our indebtedness could have important consequences to holders of the notes, including: (i) a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) our ability to obtain additional debt financing in the future for working capital, capital expenditures, new restaurant development or acquisitions may be limited; and (iii) our level of indebtedness could limit our flexibility in reacting to changes in our operating environment and economic conditions generally.

   Our ability to pay principal and interest on the senior notes and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control, as well as the availability of revolving credit borrowings under the new credit agreement. We anticipate that our operating cash flow will be sufficient to meet our operating expenses and to service our debt requirements as they become due. However, we may be required to refinance a portion of the principal of the senior notes and senior PIK notes prior to their maturity and, if we are unable to service our indebtedness, we will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all.

Your right to receive payments on the notes is junior to our current and future secured indebtedness and the indebtedness of our subsidiaries.

   The old notes are, and new notes will be, our senior unsecured obligations and will rank equal in right of payment with all of our senior indebtedness. The notes effectively rank junior to any of our secured indebtedness and to any indebtedness of our subsidiaries, including indebtedness incurred under the new credit agreement. As of June 25, 2001, on a pro forma basis after giving effect to the restructuring, the aggregate principal amount of our and our subsidiaries' outstanding indebtedness to which the notes would have been effectively junior would have been approximately $122.5 million. The indentures permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness and indebtedness of our subsidiaries, subject to certain limitations.

Your right to receive payments on the notes is junior to our obligations to Burger King Corporation under the Burger King Intercreditor Agreement.

   Pursuant to the Burger King Intercreditor Agreement, our obligations under the notes are subject to the prior payment in full of all indebtedness, liabilities and other obligations to Burger King under the Burger King franchise agreements, Burger King leases and any other of AmeriKing and its subsidiaries' (including NRE Holdings) indebtedness to Burger King, whenever and however arising, whether primary or secondary, absolute or contingent, and including charges and costs of collection. In the event that AmeriKing or any of its subsidiaries (including NRE Holdings) defaults in any such obligation to Burger King, we will be prohibited from making any payments in respect of the notes.

We are structured as a holding company and, therefore, depend upon our subsidiaries for the cash needed to meet our debt service and other obligations. The ability of our subsidiaries to provide cash to us may be limited by the terms of any indebtedness that they have outstanding or by corporate law.

   We are structured as a holding company which owns all of the outstanding stock of National Restaurant Enterprises. We conduct all of our operations exclusively through National Restaurant Enterprises and our subsidiaries, and our only significant asset is the capital stock of National Restaurant Enterprises. As a holding company, we depend upon dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including our obligations under the notes. Under the terms of each indenture, our direct and indirect subsidiaries may incur certain indebtedness pursuant to agreements that may restrict the ability of such subsidiaries to make dividends or other intercompany transfers necessary to service our obligations, including our obligations under the notes. Any failure by us to satisfy our obligations with respect to the notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the applicable indenture and the new credit agreement and could cause a default under agreements governing other of our and our subsidiaries' indebtedness. The notes are our obligations exclusively and will not be guaranteed by any of our subsidiaries. In addition, because we conduct our business through National Restaurant Enterprises and our subsidiaries, all existing and future liabilities and obligations of our subsidiaries will be effectively senior to the new notes. Consequently, our cash flow and ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by our subsidiaries to us.

The restrictive covenants in our new credit agreement limit our ability to repay the notes.

   Each indenture restricts, among other things, our and our Restricted Subsidiaries' (as defined in the indentures) ability to pay dividends or make certain other Restricted Payments (as defined in the indentures), to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make Restricted Investments (as defined in the indentures), to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, the new credit agreement contains other and more restrictive covenants and prohibits us and our subsidiaries from prepaying other indebtedness, including the notes. The new credit agreement also requires National Restaurant Enterprises to maintain specified financial ratios and satisfy certain financial condition tests. National Restaurant Enterprises' ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that National Restaurant Enterprises will meet those tests. A breach of any of these covenants may result in a default under the new credit agreement and/or the indentures. Upon the occurrence of an event of default under the new credit agreement, the lenders thereunder may elect to declare all amounts outstanding under the new credit agreement, together with accrued interest, to be immediately due and payable. If National Restaurant Enterprises is unable to repay those amounts, the lenders may proceed against the collateral granted to them to secure that indebtedness. If the Senior Indebtedness were to be accelerated, National Restaurant Enterprises' assets may not be sufficient to repay in full all senior indebtedness, including the notes. Substantially all of the assets of our subsidiaries has been pledged as security under the new credit agreement.

The notes require us to make an offer to repurchase the notes upon a change of control. We may not be able to raise the funds necessary to finance a change of control offer.

   Upon the occurrence of a change of control, each holder of notes will have the right to require us to purchase all or part of such holder's notes at a repurchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest. The prepayment of the notes pursuant to a change of control constitutes a default under the new credit agreement.

   The holders of notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the change of control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by us, our management or any of our affiliates, if such transaction does not result in a change of control. In addition, because our obligations with respect to the notes are effectively subordinated to all of our secured indebtedness and all obligations of our subsidiaries, our existing or future secured indebtedness or obligations of our subsidiaries may prohibit us from repurchasing or redeeming any of the notes upon a change of control. Moreover, our ability to repurchase or redeem the notes following a change of control will be limited by our then-available resources. Accordingly, the change of control provision is likely to be of limited usefulness in such situations. The change of control provisions may not be waived by our board of directors or the trustee without the consent of holders of at least a majority in principal amount of each of the senior notes and the senior PIK notes.

   The change of control purchase feature of the notes may in certain circumstances discourage or make more difficult a sale or takeover of us and, thus, the removal of incumbent management.

   Our other indebtedness may contain prohibitions of certain events which would constitute a change of control. In addition, the exercise by the holders of the notes of their right to require us to repurchase the notes could cause a default under such other indebtedness, even if the change of control itself does not. Finally, our ability to pay cash to the holders of the notes upon a repurchase may be limited by our then existing financial resources.

The senior PIK notes will be, and the senior notes may be, treated for federal tax purposes as having been issued with substantial original issue discount which will require you to pay taxes on deemed income before receipt of the cash to which the income is attributable.

   The exchange of old senior notes and old senior PIK notes for new senior notes and new senior PIK notes will not constitute a taxable exchange for federal income tax purposes. However, the senior PIK notes (and, possibly, the senior notes, if the Internal Revenue Service were to successfully challenge our determination of the issue price of the senior notes in the restructuring) will be treated as issued with substantial original issue discount. Consequently, holders of senior PIK notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to holders of senior PIK notes resulting from the acquisition, ownership or disposition thereof.

You may not be entitled to the entire principal amount of your notes if a case is brought by or against us under the United States Bankruptcy Code.


   If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, the claim of a holder of senior notes or senior PIK notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the consideration deemed paid for the senior notes or senior PIK notes and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Accordingly, holders of the senior notes and senior PIK notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the indentures. In addition, there can be no assurance as to exactly how a bankruptcy court would determine the amount of original issue discount on the senior notes or senior PIK notes. Thus, there is no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize a gain or loss in the event of a distribution related to such a bankruptcy case.

Our ability to manage our business and to acquire new restraurants is substantially restricted by our franchise agreements with Burger King Corporation.

   We operate Burger King restaurants through our wholly owned subsidiaries, each of which is party to a Burger King franchise agreement. In addition to the contractual restrictions imposed on our subsidiaries in the Burger King franchise agreements, we and our subsidiaries are subject to certain restrictions imposed by Burger King policies and procedures as in effect from time to time. These restrictions may have the effect of limiting our ability to pursue our business strategy.

   Part of our long-term business strategy is to expand our operations through both the acquisition and development of Burger King restaurants. Pursuant to current Burger King policies and procedures applicable to us, Burger King's approval is required for our acquisition of Burger King restaurants from other Burger King franchisees and our development of new Burger King restaurants. Pursuant to Burger King's franchise agreements, Burger King's approval is also required for the renewal of existing franchise agreements. Burger King's consent to such renewals, acquisitions or development may be withheld in Burger King's sole discretion. Within two years of June 25, 2001, 22 of our 376 franchise agreements with Burger King, which generated approximately $20.7 million in total restaurant sales in the year ended December 25, 2000, are scheduled to expire. Burger King may also condition its consent to any such renewal, acquisition or development on our agreement to take certain actions, such as making capital expenditures on acquired restaurants, providing information to Burger King's management information systems, disposing of certain acquired restaurants and maintaining specified financial ratios. During fiscal 2000 and the first half of fiscal 2001, National Restaurant Enterprises chose to defer the capital obligations associated with franchise agreements for 22 restaurants that were renewed or due for renewal in anticipation of pending re-imaging standards from Burger King for the majority of restaurants of National Restaurant Enterprises. The cost to satisfy all obligations under these franchise renewals is approximately $6.6 million. National Restaurant Enterprises is in discussions with Burger King to defer capital obligations should its available cash not be sufficient to meet its capital obligations. If National Restaurant Enterprises is unable to fund its capital improvement obligations and does not reach an agreement with Burger King on deferment of the timing these obligations, National Restaurant Enterprises may be in technical default of its franchise agreements for those affected restaurants. In addition, Burger King's franchise agreements provide Burger King with a right of first refusal to purchase all Burger King restaurants that franchisees wish to sell. Accordingly, no assurances can be made that Burger King will (i) grant successor franchise agreements to us with respect to our existing Burger King restaurants, (ii) consent to our development of additional Burger King restaurants, in each case without requiring us to incur substantial costs or undertake certain other actions, or (iii) not exercise its right of first refusal with respect to the sale of Burger King restaurants that we seek to acquire.

National Restaurant Enterprises receives vendor incentives that restrict our ability to manage our business and require National Restaurant Enterprises to make substantial capital improvements in order to receive the incentives.

   In fiscal 2000, National Restaurant Enterprises received approximately $20.0 million in vendor incentives from its major soft-drink distributors. This rebate requires us to purchase the distributor's product for a period of approximately 10 years. As a further condition to receiving these incentives, National Restaurant Enterprises is obligated to make certain capital improvements to its qualifying restaurants. These capital improvements include restaurant grounds improvements, signage changes and drive-thru system enhancements. Restaurant grounds improvements and drive-thru enhancements must be completed by December 31, 2002, with the deadline for signage changes being June 30, 2003. The approximate cost of making these capital improvements is $10 million. National Restaurant Enterprises is currently working to complete all improvements by their respective due dates no later than June 30, 2003; however, if National Restaurant Enterprises is not successful, it will be in default of these incentive arrangements for each restaurant for which it does not complete such improvements. National Restaurant Enterprises can give no assurance that it will complete the improvements in a timely manner, if at all.

There are substantial restrictions on our management structure and the ability of the owners of AmeriKing to transfer their equity interests in AmeriKing which, if breached, would permit Burger King to terminate its franchise agreements with us, among other things. If this were to happen, our business would be materially adversely affected.

   Current Burger King policies and procedures place certain restrictions on the management structure of Burger King franchisees. For example, in the event Mr. Jaro, AmeriKing's Chairman, Chief Executive Officer and managing owner, were to terminate his relationship with AmeriKing, AmeriKing would be required to seek Burger King's approval to appoint a new managing owner, who would, absent the consent of Burger King, be subject to approval by Burger King and be required to hold a 5% voting equity interest in AmeriKing and to personally guarantee AmeriKing's obligations to Burger King. Absent Burger King's waiver of the 5% equity ownership and guarantee requirements, there can be no assurance that AmeriKing will be able to obtain a successor managing owner, which would cause AmeriKing's subsidiaries to be in default of their franchise agreements with Burger King. Furthermore, pursuant to the terms of Burger King's franchise agreements, Messrs. Jaro, Osborn and Hubert, who are named as owners under the franchisee agreements, may not sell, encumber or otherwise transfer any portion of their equity interests in AmeriKing without first obtaining the consent of Burger King. Should AmeriKing, the managing owner, or the owners fail to comply, as applicable, with current Burger King policies and procedures or any provision of Burger King's franchise agreements, Burger King could, among other remedies, terminate our franchise agreements with AmeriKing's subsidiaries. In addition, Burger King has the right to terminate our franchise agreements with a franchisee if the franchisee or the managing owner is convicted of a crime punishable by a term of imprisonment in excess of one year or the franchisee or the managing owner or any managing director engages in conduct that reflects unfavorably on the franchisee or the Burger King system generally. Although not required under their franchise agreements with Burger King, AmeriKing's subsidiaries may also be requested to adopt price discount programs instituted by Burger King which could have a material adverse effect on our financial condition and results of operations.

Our financial performance is directly related to the success of the Burger King restaurant system, which we do not control.

   Our financial performance is directly related to the success of the Burger King restaurant system, including the management and financial condition of Burger King as well as restaurants operated by other Burger King franchisees. The inability of Burger King restaurants to compete effectively with other quick-service restaurants would have a material adverse effect on our operations. The success of Burger King restaurants depends in part on the effectiveness of Burger King's marketing efforts, new product development programs, quality assurance and other operational systems over which we have no control. For example, adverse publicity involving Burger King or one or more Burger King franchisees could have an adverse effect on all Burger King franchisees, including us.

The geographic concentration of our restaurants makes us more susceptible to downturns in the local economies and weather conditions than if our restaurants were more evenly spread across the country.

   A substantial majority of our Burger King restaurants are located in the Midwestern and Atlantic regions of the United States. At June 25, 2001, of our 376 restaurants, 121 or 32.2% are located in the Chicago, Illinois area, 45 or 12.0% are located in the Cincinnati, Ohio area and 38 or 10.1% are located in the Charlotte, North Carolina area. As a result, adverse developments in the economies, weather conditions and demographic and population changes that are confined to those regions will have a more significant impact on our financial condition and results of operations than if our restaurants were more geographically dispersed.

The quick-service restaurant industry is highly competitive, which may have a material adverse affect on our financial condition and results of operations.

   The quick-service restaurant industry is intensely competitive with respect to price, product quality, variety and taste, speed of service, convenience of location and restaurant cleanliness and upkeep. In each of our markets, our Burger King restaurants compete with large national quick-service chains, some of which have greater financial and other resources than we do. McDonald's, Wendy's and Hardees are our principal competitors, and our Burger King restaurants also compete against other regional and locally-owned restaurants offering low-priced menus and quick-service. To a lesser degree, we compete against quick-service chains offering alternative menus such as Taco Bell, Pizza Hut and Kentucky Fried Chicken as well as convenience stores and grocery stores that offer menu items comparable to that of Burger King restaurants. To the extent that a competitor of ours offers items that are better priced or more appealing to consumer tastes or if such competitor increases the number of restaurants it operates in one of our targeted markets, such events could have a material adverse effect on our financial condition and results of operations.

   In addition, we face competition in our long-term expansion plans. Our potential competitors in developing and acquiring Burger King restaurants include Burger King, which (i) controls the areas in which new Burger King restaurant sites can be developed, (ii) has exercised, and may in the future exercise, its right of first refusal with respect to proposed restaurant sales and (iii) has imposed, and may in the future impose, as a condition to its consent to any proposed development opportunity or acquisition, conditions, limitations or other restrictions on us and our activities. Burger King has substantially greater financial resources than we do to fund restaurant development and acquisitions. Other potential competitors in acquiring and developing Burger King restaurants include other investors and existing Burger King franchisees. We also compete with other quick-service restaurant operators and developers for the most desirable site locations. Many of our competitors have greater financial resources than we do to finance development and acquisition opportunities or may be willing to pay higher prices for the same opportunities.

Our success is dependent upon the efforts of our senior management, the loss of which may have a material adverse affect on our financial condition and results of operations.

   We are dependent on the personal efforts, relationships and abilities of our senior management team. The loss of services of any of these individuals would have a material adverse effect on our future performance. In addition, under the terms of Burger King's franchise agreements, AmeriKing must receive Burger King's consent prior to replacing Mr. Jaro as its managing owner. We believe that our success is dependent on our ability to attract and retain qualified employees, and the failure to recruit such other skilled personnel could have a material adverse effect on our financial condition and results of operations.

Our business is highly regulated and our violation of any governmental regulations may have a material adverse affect on our financial condition and results of operations.

   The restaurant business is subject to extensive laws and regulations relating to the development and operation of restaurants, including zoning, the preparation and sale of food and employer/employee relationships. Any substantial increases in the minimum wage (including those recently enacted by the U.S. Government) or mandatory health care coverage could adversely affect our financial condition and results of operations. Violations of zoning or building codes or regulations could delay new restaurant openings or the acquisition of existing restaurants.

To service our indebtedness, we will require a significant amount of cash. A number of factors beyond our control could adversely affect our ability to generate cash.

   A number of factors beyond our control may affect our sales and profitability, including, among other things, the strength of regional economies where we operate, weather, gas prices and public health concerns regarding certain foods served at quick-service restaurants. Severe weather conditions in some of our principal markets, such as Chicago, Illinois, may have a negative impact on customer traffic, sales and restaurant contribution. An economic downturn in any of our regional markets may also have a similar effect.

Because we are controlled by AmeriKing, which is controlled by a small number of investors, including management, those investors can affect the outcome of matters submitted to shareholders for a vote.

   AmeriKing currently owns all of our outstanding common stock, and will continue to hold 80.01% of our outstanding stock on a fully diluted basis following the exchange offer, as well as 80.01% of the outstanding voting stock. As a result, AmeriKing will be able to determine the outcome of any matters submitted to stockholders for approval, such as the election of our directors, any amendment to our certificate of incorporation, the authorization of additional shares of capital stock and any merger, consolidation, or sale of all or substantially all of our assets, and could prevent or cause a change of control of NRE Holdings, all of which may adversely affect us and our stockholders. AmeriKing's executive officers and directors and their respective affiliates own an aggregate of 34.8% of AmeriKing's outstanding shares of common stock. Those stockholders, if voting together, will have sufficient voting power to substantially influence the election the entire board of directors of AmeriKing. Since AmeriKing's board of directors makes most major decisions on AmeriKing's behalf, those stockholders will indirectly be able to influence the outcome of our stockholder votes.

You cannot be sure that an active trading market will develop for the notes.

   The new notes will constitute a new class of public securities with no established trading market. Although the new notes will generally be permitted to be resold or otherwise transferred by non-affiliates of NRE Holdings without compliance with the registration requirements under the Securities Act of 1933, we do not intend to apply for a listing of the new notes on any securities exchange or to arrange for the new notes to be quoted on the NASDAQ National Market or other quotation system. Jefferies & Company, Inc. has advised us that it intends to make a market in the new notes; however, Jefferies & Company, Inc. is not obligated to do so, and any market-making with respect to the new notes may be discontinued at any time without notice. As a result, there can be no assurance that an active trading market for the new notes will develop. If a market were to develop, the new notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities.

You may not be able to sell your old notes if you do not exchange them for registered new notes in the exchange offer.

   If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not offer or sell the old notes unless they are:

  .  registered under the Securities Act of 1933;

  . offered or sold pursuant to an exemption from the Securities Act of 1933 and applicable state securities laws; or

  . offered or sold in a transaction not subject to the Securities Act of 1933 and applicable state securities laws.

   We do not intend to register the old notes under the Securities Act of 1933. In addition, holders who do not tender their old notes, except for certain instances involving the holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable new notes pursuant to the exchange offer, will not have any further registration rights under the applicable registration rights agreement for their old notes or otherwise and will not have rights to receive additional interest.

The market for old notes may be significantly more limited after the exchange offer which may make it more difficult for you to sell old notes and may adversely affect the price of the old notes.

   If old notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange may be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for old notes that are not exchanged may be lower as a result of the reduced float caused by the exchange of old notes in the exchange offer. The trading price of the old notes that are not exchanged may also become more volatile due to the reduced float.

Federal and state statutes allow courts, if they find our issuance of the notes to be a fraudulent transfer, to void the notes and require noteholders to return payments received from us.

   Under fraudulent transfer law, if a court were to find in a lawsuit by an unpaid creditor or representative of creditors of ours, that we received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the new notes and, at the time of such incurrence, we (i) were insolvent or were rendered insolvent by reason of such incurrence,
(ii) were engaged or about to engage in a business or transaction for which our remaining property constituted unreasonably small capital or (iii) intended to incur, or believed we would incur, debts beyond our ability to pay as such debts mature, such court could, among other things, (a) void all or a portion of our obligations to the holders of new notes and/or (b) subordinate our obligations to the holders of the new notes to other existing and future indebtedness of ours, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the new notes. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair salable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency.

   On the basis of National Restaurant Enterprises' historical financial information, National Restaurant Enterprises' recent operating history and other factors, we believe that we are and will be solvent through at least December 31, 2001, have and will have sufficient capital for the business in which we are engaged and have not and will not have incurred debts beyond our ability to pay such debts as they mature; provided, however, that if the indebtedness under the credit agreement is accelerated or Burger King chooses to enforce the capital obligations related to the franchise agreements, we may not have sufficient capital to pay our debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive outstanding old notes in like original principal amount at maturity. All old notes received in the exchange offer will be canceled.

                                 CAPITALIZATION

   The following table sets forth our actual capitalization as of June 25, 2001 and as adjusted to give effect to the exchange of our senior notes and our senior PIK notes for the AmeriKing senior notes in the restructuring.

                                                       Actual     As Adjusted
                                                       ------     -----------
Long-term debt:
  Note payable to AmeriKing (1)(2)................. $ 97,117,000  $    475,000
  NRE Holdings Senior Notes (3)....................          --     53,486,000
  NRE Holdings Senior PIK Notes (3)(4).............          --     53,486,000
  Revolving credit facility (5)....................  118,826,000   115,500,000
  FAC Limited Notes................................    6,355,000     6,355,000
  Junior subordinated notes........................      600,000       600,000
                                                    ------------  ------------
  Total long-term debt............................. $222,898,000  $229,902,000

Stockholder's deficit:
  Common Stock..................................... $         10  $         10
  Additional paid-in-capital (4)...................   36,399,990    36,399,990
  Accumulated deficit (2)(3).......................  (44,799,000)  (48,858,000)
                                                    ------------  ------------
  Total stockholder's deficit...................... $ (8,399,000) $(12,458,000)
                                                    ------------  ------------
  Total capitalization............................. $214,499,000  $217,444,000
                                                    ============  ============

--------
(1) 99.5% of the holders of AmeriKing senior notes exchanged their AmeriKing senior notes for our senior notes and senior PIK notes in the restructuring. NRE Holdings converted 99.5% of the note payable to new senior notes.
(2) National Restaurant Enterprises incurred an extraordinary loss of $2.9 million associated with early extinguishment of note payable to AmeriKing.
(3) Includes $3.75 million of senior notes and $3.75 million of senior PIK notes issued as pay-in-kind interest on the senior notes and senior PIK notes at the rate of 15% per year for the period from November 15, 2000 to May 15, 2001 as if the notes were outstanding during that period, in lieu of unpaid interest on the AmeriKing senior notes from December 1, 2000 through May 31, 2001. $6.3 million of accrued interest on the note payable to AmeriKing was forgiven as part of the restructuring.
(4) Holders of our senior PIK notes will receive a proportionate share of warrants to purchase 19.99% of our common stock on a fully diluted basis. Currently, no value has been assigned to these warrants, however, we are in the process of valuing the warrants. The effect on this valuation could attribute some of the value currently assigned to the senior PIK notes to the warrants.
(5) In conjunction with the completion of the restructuring, we made a principal reduction of $3.326 million on the revolving credit facility.

                            SELECTED FINANCIAL DATA

   The following table shows our selected historical financial and operating data. The data presented for fiscal years 1998, 1999 and 2000 are derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The data for fiscal years 1996 and 1997 is derived from our unaudited financial statements, however those financial statements are not included in this prospectus. The data for the six months ended June 26, 2000 and June 25, 2001 are derived from our unaudited financial statements which are included elsewhere in this prospectus. The data for the six month periods include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial statements for those periods. The financial statements for the six months ended June 25, 2001 are not necessarily indicative of what our financial results for fiscal 2001 may look like. You should read the following data together with "Management's Discussion and Analysis for Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. See Note 3 to our consolidated financial statements as it relates to our ability to continue as a going concern.

                                              Fiscal Year                              Six Months Ended
                          --------------------------------------------------------  -----------------------
                                                                                     June 26,    June 25,
                             1996        1997       1998       1999       2000         2000        2001
                          ----------  ----------  ---------  --------  -----------  ----------  -----------
                               (unaudited)                                               (unaudited)
                                       (Dollars in thousands, except per share amounts)
Statement of Operations
 Data:
Restaurant sales........  $  203,753  $  234,546  $ 307,488  $395,901  $   397,651  $  195,583  $   185,746
Restaurant operating
 expenses:
 Cost of sales..........      66,071      76,119     95,920   125,412      125,194      61,288       57,293
 Restaurant labor and
  related costs.........      50,874      60,278     78,326   103,173      105,992      51,715       53,609
 Depreciation and
  amortization..........       7,386       8,760     11,568    15,818       16,983       8,248        7,771
 Occupancy and other
  restaurant
  operating expense.....      55,836      65,951     83,825   108,481      119,128      56,590       57,528
 Restructuring expense..         --          --         --        --         4,323         --           --
                          ----------  ----------  ---------  --------  -----------  ----------  -----------
   Total restaurant
    operating expenses..     180,167     211,108    269,639   352,884      371,620     177,841      176,201
General and
 administrative
 expenses...............       7,370       9,497     13,886    16,836       18,544       9,186        9,694
Other operating expenses
 (1)....................       3,679       2,292      3,063     3,006       11,591       1,209        6,726
                          ----------  ----------  ---------  --------  -----------  ----------  -----------
Operating income (loss).      12,537      11,649     20,900    23,175       (4,104)      7,347       (6,875)
Other expenses:
 Interest expense, net..     (12,028)    (13,852)   (16,556)  (20,655)     (21,595)    (10,838)     (11,127)
 Other expense, net.....      (5,007)       (196)      (587)     (368)        (490)       (309)        (246)
                          ----------  ----------  ---------  --------  -----------  ----------  -----------
   Total other expense..     (17,035)    (14,048)   (17,143)  (21,023)     (22,085)    (11,147)     (11,373)
Income (loss) before
 extraordinary
 item and provision
 (benefit) for
 income taxes...........      (4,498)     (2,399)     3,757     2,152      (26,189)     (3,800)     (18,248)
Provision (benefit) for
 income taxes...........      (1,556)       (365)     1,944     1,335       (7,237)     (1,520)       1,341
                          ----------  ----------  ---------  --------  -----------  ----------  -----------
Income (loss) before
 extraordinary item.....      (2,942)     (2,034)     1,813       817      (18,952)     (2,280)     (19,589)
Extraordinary item--loss
 from early
 extinguishment of debt.      (5,055)        --         --        --           --          --           --
                          ----------  ----------  ---------  --------  -----------  ----------  -----------
Net income (loss).......  $   (7,997) $   (2,034) $   1,813  $    817  $   (18,952) $   (2,280) $   (19,589)
                          ==========  ==========  =========  ========  ===========  ==========  ===========
Weighted average number
 of common shares
 outstanding--basic and
 diluted................       1,000       1,000      1,000     1,000        1,000       1,000        1,000
Net income (loss) per
 common share--basic and
 diluted................  $(7,997.00) $(2,034.00) $1,813.00  $ 817.00  $(18,952.00) $(2,280.00) $(19,589.00)
                          ==========  ==========  =========  ========  ===========  ==========  ===========
Other Data:
EBITDA (2)..............  $   23,602  $   23,232  $  36,168  $ 42,736  $    29,537  $   17,154  $     7,689
                          ==========  ==========  =========  ========  ===========  ==========  ===========
Capital expenditures:
 Existing restaurants...  $    2,424  $    3,913  $   1,368  $  5,044  $     5,181  $    1,883  $     1,543
 New restaurant
  development...........       3,219       6,066      7,900     5,752        6,692       4,428           --
 Other..................       2,655       2,528        548     1,932        1,037         400           40
                          ----------  ----------  ---------  --------  -----------  ----------  -----------
   Total capital
    expenditures........  $    8,298  $   12,507  $   9,816  $ 12,728  $    12,910  $    6,711  $     1,583
                          ==========  ==========  =========  ========  ===========  ==========  ===========

                                          Fiscal Year                          Six Months Ended
                          --------------------------------------------------   -------------------
                                                                               June 26,   June 25,
                            1996      1997       1998      1999       2000       2000       2001
                          --------  --------   --------  --------   --------   --------   --------
                             (unaudited)                                          (unaudited)
                                 (Dollars in thousands, except per share amounts)
Selected Operating Data:
Ratio of earnings to
 fixed charges (3)......                           1.2x      1.1x
Restaurants open at end
 of period..............       184       242        286       355        379        371        376
Comparable restaurant
 sales percentage.......       2.0%     (1.0)%      4.5%     (3.3)%     (5.8)%     (2.4)%     (7.6)%

                          December  December   December  December   December   June 26,   June 25,
                          30, 1996  29, 1997   28, 1998  27, 1999   25, 2000     2000       2001
                          --------  --------   --------  --------   --------   --------   --------
                                              (Dollars in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $  5,259  $  7,532   $ 10,591  $ 14,754   $ 21,174   $ 20,579   $ 17,792
Total assets............   148,605   207,627    233,550   278,548    282,655    286,866    263,897
Total debt and
 capitalized leases.....   103,120   158,699    175,028   217,606    223,101    223,216    222,898
Total stockholder's
 equity (deficit).......    29,546    27,512     29,325    30,142     11,190     27,862     (8,399)

--------
(1) Other operating expenses include depreciation expense of office equipment, a write-down of long-lived assets, gain/loss on disposal of equipment and management and directors' fees. The write-down of long-lived assets represents approximately $2.3 million, $1.2 million, $1.0 million and $9.4 million of other operating expenses in fiscal years 1997, 1998, 1999 and 2000, respectively, and $0.1 million and $5.7 million for the six months ended June 2000 and June 2001, respectively.
(2) EBITDA (as defined) represents operating income plus depreciation and amortization of goodwill and franchise agreements, pre-opening costs, restructuring expenses and other operating expenses. EBITDA is included because the Cash Flow Coverage Ratio (each as defined in the Indenture and the Exchange Debenture Indenture) is calculated on a similar basis. See our Consolidated Statements and the related notes to our Consolidated Statements included elsewhere in this prospectus.
(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs and rental expense on operating leases, representing that portion of rental expense that we deem to be attributable to interest. Earnings were insufficient to cover fixed charges by approximately $26.2 million for fiscal 2000, $2.4 million for fiscal 1997 and $4.5 million for fiscal 1996. Earnings were insufficient to cover fixed charges by approximately $18.3 million for the six months ended June 25, 2001 and $3.8 million for the six months ended June 26, 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Restaurant sales include food sales and merchandise sales. Merchandise sales include convenience store sales at our dual-use facilities (of which we currently have nine), as well as sales of promotional products at our restaurants. Historically, merchandise sales have contributed less than 3.8% to restaurant sales. Promotional products, which account for the majority of merchandise sales, are generally sold at or near our cost.

   EBITDA represents operating income plus depreciation and amortization of goodwill and franchise agreements, pre-opening costs, restructuring expenses and other operating expenses. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements, specifically as it relates to certain financial covenants. In addition, management believes that certain investors find EBITDA to be a useful tool for measuring our ability to service our debt. EBITDA is not necessarily a measure of our ability to fund our cash needs. See our Consolidated Statements of Cash Flows and the related notes to the Consolidated Financial Statements included elsewhere in this prospectus.

   We include in the comparable restaurant sales analysis discussed below only those restaurants that have been in operation for a minimum of twelve months. For a restaurant not operating for the entire prior annual period, the sales for the interim period in the prior year are compared to that for the comparable interim period in the indicated year.

   You should read the discussion below of our operating performance for fiscal years 2000, 1999 and 1998 in conjunction with our "Selected Financial Data" contained elsewhere in this prospectus. See Notes 3 to our consolidated financial statements as it relates to our ability to continue as a going concern.

Results of Operations

 Two Quarters ended June 25, 2001 Compared to Two Quarters ended June 26, 2000

   Restaurant Sales. Total sales decreased $9.9 million or 5.0% during the quarter ended June 25, 2001, to $185.7 million, from $195.6 million during the two quarters ended June 26, 2000. Sales at the comparable restaurants, including only those restaurants owned by us at June 25, 2001, decreased 7.6% for the two quarters primarily due to a decrease in customer traffic as Burger King's national marketing program did not generate incremental traffic versus that of the prior year. The decline in comparable sales was partially offset by the additional sales generated from the purchase of 5 restaurants in March 2000 and the development of 20 restaurants during 2000.

   Restaurant Operating Expenses. Total restaurant operating expenses decreased $1.6 million, or 0.9% during the two quarters ended June 25, 2001, to $176.2 million from $177.8 million in the quarter ended June 26, 2000. This decrease was a direct result of lower sales volumes and the variable nature of expenses such as cost of food sales, advertising and royalties, partially offset by an increase in labor and other restaurant operating expenses. As a percentage of sales, restaurant operating expenses increased 4.0%, to 94.9% during the two quarters ended June 25, 2001 from 90.9% during the two quarters ended June 26, 2000. This increase was due primarily to the fixed nature of many operating expenses offset by declining same store sales as discussed above.

   Cost of sales decreased $4.0 million and decreased 0.5% as a percentage of sales to 30.8% during the two quarters ended June 25, 2001 from 31.3% during the two quarters ended June 26, 2000. Cost of food sales decreased $2.7 million and increased 0.1% as a percentage of sales to 28.8% during the quarter ended June 25, 2001 from 28.7% during the quarter ended June 26, 2000. The decrease in cost of food sales dollars is the result of higher supplier rebates and the variable nature of food costs on lower sales volumes, partially offset by the additional stores that we acquired and developed since the same two quarters last year. The improvement in gross margin is due to less discounting of menu prices and the implementation of a three tier value meal menu option which allows the customer to select between three drink and french fry sizes, partially offset by higher commodity costs, specifically beef and cheese. Cost of non-food sales decreased $1.3 million during the two quarters ended June 25, 2001, and decreased 0.5% as a percentage of sales to 2.1% from 2.6% during the two quarters ended June 26, 2000. The decrease in cost of non-food sales is the direct result of the decrease in non-food sales. Non-food promotional items, typically designed to drive customer traffic into the restaurants, are sold at or near cost.

   Restaurant labor and related costs increased $1.9 million to $53.6 million during the two quarters ended June 25, 2001, and increased 2.5% as a percentage of total sales to 28.9% during the two quarters ended June 25, 2001 from 26.4% during the two quarters ended June 26, 2000. The increase in restaurant labor and related costs was primarily due to the increased number of stores and the additional labor associated with them. In addition, the percentage increase is the result of lower average sales volumes negatively impacting the fixed component of salaries and benefit costs.

   Depreciation and amortization decreased $0.5 million during the two quarters ended June 25, 2001, to $7.8 million from $8.3 million during the two quarters ended June 26, 2000. As a percentage of sales, depreciation and amortization remained at 4.2% during the two quarters ended June 25, 2001 and the two quarters ended June 25, 2000.

   Occupancy and other restaurant operating expenses including advertising and royalties, increased $0.9 million to $57.5 million during the two quarters ended June 25, 2001 and increased 2.1% as a percentage of sales to 31.0% during the two quarters ended June 25, 2001 from 28.9% during the two quarters ended June 26, 2000. Occupancy expense increased $0.6 million during the two quarters ended June 25, 2001 and increased 0.9% as a percentage of sales to 11.4% during the two quarters ended June 25, 2001 from 10.5% during the two quarters ended June 26, 2000. The percentage increase in occupancy expense is due to the fixed portion of rents on lower sales volumes. Other restaurant operating expenses, including advertising and royalties, increased $0.3 million and increased 1.2% as a percentage of sales to 19.6% during the two quarters ended June 25, 2001 from 18.4% during the two quarters ended June 26, 2000. This increase is primarily due to the increase in insurance costs and utilities offset by a decline in advertising and royalties. In addition, we recorded pre-opening costs relative to new restaurant developments in other expense which were $0.1 million for the two quarters ended June 25, 2001 and $0.3 million for the two quarters ended June 26, 2000.

   General and Administrative Expenses. General and administrative expenses increased $0.5 million to $9.7 million during the two quarters ended June 25, 2001 and increased 0.5% as a percent of sales to 5.2% during the two quarters ended June 25, 2001 from 4.7% during the two quarters ended June 26, 2000. The increase in general and administrative expenses is due to staff increases in field management and related costs associated with the newly acquired and developed restaurants.

   Other Operating Expenses. Other operating expenses increased $5.5 million to $6.7 million during the two quarters ended June 25, 2001 from $1.2 million for the two quarters ended June 26, 2000. The increase in other operating expenses is due to a write-down of long-lived assets of $5.7 million, partially offset by lower office related depreciation expense.

   Other Expense. Other expense increased $0.3 million during the two quarters ended June 25, 2001 to $11.4 million from $11.1 million during the two quarters ended June 26, 2000. The increase in other expense is due to higher interest expense related to the increased borrowings under the line of credit due to the acquisition of restaurants in 2000, as well as higher interest rates than experienced during the same time period last year.

   Income taxes. Despite a net loss, we incurred income tax expense of $1.3 million. This expense is due primarily to an increase in the valuation allowance.

   EBITDA. EBITDA decreased $9.5 million to $7.7 million for the two quarters ended June 25, 2001 from $17.2 million for the two quarters ended June 26, 2000. As a percentage of total sales, EBITDA decreased 4.7%, to 4.1% for the two quarters ended June 25, 2001 from 8.8% for the two quarters ended June 26, 2000. The decline in EBITDA is a result of the factors discussed above.

 Fiscal 2000 Compared to Fiscal 1999

   Restaurant Sales. Total sales increased $1.8 million or 0.5% during fiscal 2000 to $397.7 million from $395.9 million during fiscal 1999, due primarily to the inclusion of the five restaurants we purchased in 2000 and 59 restaurants we purchased in 1999. In addition, we developed 20 restaurants in 2000 and 10 restaurants 1999. Newly acquired restaurants accounted for $9.4 million of the total increase in restaurant sales, while new restaurant development accounted for $12.6 million of the increase in sales. Sales at the 355 comparable restaurants that we owned at the end of fiscal 1999 decreased 5.8% primarily due to a decrease in customer traffic as Burger King's national marketing program did not generate incremental traffic versus that of the prior year. Additionally, customer traffic was negatively affected by severe winter storms during the fourth quarter of 2000 in the Midwest.

   Restaurant Operating Expenses. Total restaurant operating expenses increased $18.7 million, or 5.3% during fiscal 2000, to $371.6 million from $352.9 million during fiscal 1999. As a percentage of sales, restaurant operating expenses increased 4.4%, to 93.5% during fiscal 2000 from 89.1% during fiscal 1999.

   Cost of sales decreased $0.2 million during fiscal 2000, and decreased as a percent of sales to 31.5% in fiscal 2000 compared to 31.7% in 1999. Cost of food sales decreased $1.2 million during fiscal 2000, and decreased 0.4% as a percentage of sales to 28.1% during fiscal 2000 from 28.5% during fiscal 1999. The decrease in cost of food sales is the result of higher supplier rebates, partially offset by the inclusion of the five restaurants purchased in 2000 and 59 restaurants purchased in 1999 as well as the 20 restaurants that we developed in 2000 and the 10 restaurants that we developed in 1999. Cost of non-food sales increased $0.9 million during fiscal 2000, and increased 0.2% as a percentage of sales to 3.4% during fiscal 2000 from 3.2% during fiscal 1999. The change in cost of non-food sales was primarily due to the write off of $1.1 million in promotional inventory that we were unable to sell during fiscal 2000.

   Restaurant labor and related costs increased $2.8 million during fiscal 2000, and increased 0.6% as a percentage of sales to 26.7% during fiscal 2000 from 26.1% during fiscal 1999. The increase in restaurant labor and related costs was primarily due to an increase in the number of stores in 2000 compared to 1999. The percentage increase is the result of lower average store sales volumes negatively impacting the fixed component of salaries and related benefit costs.

   A key benchmark of restaurant operations is the operating margin produced. Operating margin is defined as net sales, less cost of sales and labor. Our operating margin in fiscal year 2000 was $166.5 million, in fiscal 1999 was $167.3 million and in fiscal 1998 was $133.2 million. These represent operating margin percentages of 41.9% of sales in fiscal 2000, 42.3% in fiscal 1999 and 43.3% in fiscal 1998. Excluding the effect of non-food sales and non-food cost of sales which primarily represent items sold at or near cost, the margins improve to 43.3% in fiscal 2000, 43.3% in fiscal 1999 and 44.2% in fiscal 1998. We continue to operate efficiently despite same store sales declines of 5.8% in 2000 and 3.3% in 1999.

   Depreciation and amortization increased $1.2 million during fiscal 2000, to $17.0 million from $15.8 million during fiscal 1999. As a percentage of sales, depreciation and amortization expense increased 0.3% to 4.3% during fiscal 2000 from 4.0% during fiscal 1999. The increase was due primarily to the increase in goodwill amortization related to newly acquired restaurants along with the additional depreciation related to the newly developed restaurants.

   Occupancy and other restaurant operating expenses including advertising and royalties increased $10.6 million during fiscal 2000 and increased 2.5% as a percentage of sales to 30.0% during fiscal 2000 from 27.5%
during fiscal 1999. Occupancy expense increased $2.3 million during fiscal 2000 and increased 0.5% as a percentage of sales to 10.5% in fiscal 2000 from 10.0% in fiscal 1999. The dollar increase in occupancy expense is due to the inclusion of newly acquired and developed restaurants. Other restaurant operating expenses, including advertising and royalties, increased $8.3 million during fiscal 2000 and increased 2.0% as a percentage of sales to 19.5% during fiscal 2000 from 17.5% during fiscal 1999. This increase is primarily due to the inclusion of newly acquired and developed restaurants, additional operating leases related to the new Frozen Coke(R) machines and new point-of-sales devices leased in the latter half of fiscal 1999 and early fiscal 2000, as well as higher repair and maintenance expenses and higher utility costs attributable to rising natural gas prices. In addition, we recorded pre-opening costs relative to new restaurant developments in other expense which was $0.7 million for both fiscal 2000 and fiscal 1999.

   Restructuring Expenses. Due to our unsuccessful recapitalization efforts, we elected to write-off all future development site expenses, all expenses related to the failed refinancing, the early termination of additional office space intended for expansion, as well as, severance agreements related to layoffs of 16 employees. Restructuring expenses totaled $4.3 million for fiscal 2000.

   General and Administrative Expenses. General and administrative expenses increased $1.7 million during fiscal 2000 and increased 0.4% as a percent of sales to 4.7% during fiscal 2000 from 4.3% during fiscal 1999. The increase in general and administrative expenses is due to staff increases and related costs associated with the newly acquired and developed restaurants. Staff increases also relate to intended growth plans which were aborted in November 2000 due to the discontinued refinancing plans.

   Other Operating Expenses. Other operating expenses increased $8.6 million during fiscal 2000 to $11.6 million from $3.0 million in fiscal 1999. The increase in other operating expenses is due to a write-down of long-lived assets of $9.4 million due to impairment, as well as an increase in the disposal of fixed assets, partially offset by lower office related depreciation expense.

   Other Expense. Other expense increased $1.1 million during fiscal 2000 to $22.1 million from $21.0 million in fiscal 1999. The increase in other expense is due to higher interest expense related to the increase in the line of credit due to our fiscal 2000 and fiscal 1999 restaurant acquisitions, as well as an increase in interest rates compared to the same time period last year.

   EBITDA. Earnings before interest, taxes, depreciation, and amortization decreased $13.2 million or 30.9% to $29.5 million for fiscal 2000 from $42.7 million for fiscal 1999. As a percentage of restaurant sales, EBITDA decreased 3.4%, to 7.4% for fiscal 2000 from 10.8% for fiscal 1999.

 Fiscal 1999 Compared to Fiscal 1998

   Restaurant Sales. Total sales increased $88.4 million or 28.8% during fiscal 1999 to $395.9 million from $307.5 million during fiscal 1998, due primarily to the inclusion of the 59 restaurants purchased in 1999 and 30 restaurants purchased in 1998. In addition, we developed 10 restaurants in 1999 and 17 restaurants in 1998. Newly acquired restaurants accounted for $80.4 million of the total increase in restaurant sales, while new restaurant development accounted for $18.2 million of the increase in sales. Sales at the 345 comparable restaurants that we owned at the end of fiscal 1999 decreased 3.3% primarily due to a decrease in customer traffic as Burger King's national marketing calendar did not generate incremental traffic versus that of the prior year. Additionally, customer traffic was negatively affected by severe winter storms in the first quarter of 1999, as well as, two hurricanes which hit North Carolina and Virginia in the third quarter of 1999.

   Restaurant Operating Expenses. Total restaurant operating expenses increased $83.3 million, or 30.9% during fiscal 1999, to $352.9 million from $269.6 million during fiscal 1998. This increase was due primarily to the inclusion of the 59 restaurants that we purchased in 1999 and the 30 restaurants that we purchased in 1998 as well as the 10 restaurants that we developed in 1999 and the 17 restaurants that we developed in 1998. As a percentage of sales, restaurant operating expenses increased 1.4%, to 89.1% during fiscal 1999 from 87.7% during fiscal 1998.

   Cost of sales increased $29.5 million during fiscal 1999, and increased as a percent of sales to 31.7% in fiscal 1999 compared to 31.2% in 1998. Cost of food sales increased $24.9 million during fiscal 1999, and decreased 0.1% as a percentage of sales to 28.5% during fiscal 1999 from 28.6% during fiscal 1998. The increase in cost of food sales is the result of the inclusion of the 59 restaurants purchased in 1999 and the 30 restaurants purchased in 1998, as well as, the 10 that we developed in 1999 and the 17 restaurants that we developed in 1998. Cost of non-food sales increased $4.7 million during fiscal 1999, and increased 0.6% as a percentage of sales to 3.2% during fiscal 1999 from 2.6% during fiscal 1998. The change in cost of non-food sales is due to increased sales associated with the successful "Wild Wild West" and "Pokemon" promotions and the demand for the promotional items. The percentage increase in cost of non-food sales is a direct result of the increase in non-food sales. Non-food promotional items, typically designed to attract new customers into the restaurants, are sold at or near cost.

   Restaurant labor and related costs increased $24.9 million during fiscal 1999, and increased 0.6% as a percentage of sales to 26.1% during fiscal 1999 from 25.5% during fiscal 1998. The increase in restaurant labor and related costs was primarily due to an increase in the number of stores in 1999 compared to 1998. The percentage increase is the result of lower average store sales volumes negatively impacting the fixed component of salaries and health insurance costs.

   Depreciation and amortization increased $4.2 million during fiscal 1999, to $15.8 million from $11.6 million during fiscal 1998. As a percentage of sales, depreciation and amortization expense increased 0.2% to 4.0% during fiscal 1999 from 3.8% during fiscal 1998. The increase was due primarily to the increase in goodwill amortization related to newly acquired restaurants.

   Occupancy and other restaurant operating expenses increased $24.5 million during fiscal 1999 and increased 0.2% as a percentage of sales to 27.5% during fiscal 1999 from 27.3% during fiscal 1998. Occupancy expense increased $7.9 million during fiscal 1999 but decreased 0.3% as a percentage of sales to 10.0% in 1999 from 10.3% in 1998. The dollar increase in occupancy expense is due to the inclusion of newly acquired and developed restaurants. Other restaurant operating expenses, including advertising and royalties, increased $16.6 million during fiscal 1999 and increased 0.5% as a percentage of sales to 17.5% during fiscal 1999 from 17.0% during fiscal 1998. The percentage increase is primarily due to an increase in the local marketing investment percentage in certain markets, increased utility costs due to an unseasonably warm fall, and higher repair and maintenance expenses. In addition, we recorded pre-opening costs relative to new restaurant developments in other expense which were $0.7 million for 1999 and $0.6 million for 1998.

   General and Administrative Expenses. General and administrative expenses increased $2.9 million during fiscal 1999 and decreased 0.2% as a percent of sales to 4.3% during fiscal 1999 from 4.5% during fiscal 1998. The increase in general and administrative expenses is due to staff increases and related costs associated with the newly acquired and developed restaurants partially offset by lower incentive compensation costs.

   Other Operating Expenses. Other operating expenses decreased $0.1 million during fiscal 1999 to $3.0 million from $3.1 million in 1998. The decrease in other operating expenses is due a lower provision for impairment of long-lived assets, partially offset by higher depreciation expense.

   Other Expense. Other expense increased $3.9 million during fiscal 1999 to $21.0 million from $17.1 million in 1998. The increase in other expense is due to higher interest expense related to the increase in the line of credit due to the 1999 acquisitions, as well as, an increase in interest rates.

   EBITDA. Earnings before interest, taxes, depreciation, and amortization increased $6.5 million or 18.0% to $42.7 million for fiscal 1999 from $36.2 million for fiscal 1998. As a percentage of restaurant sales, EBITDA decreased 1.0%, to 10.8% for fiscal 1999 from 11.8% for fiscal 1998.

Liquidity and Capital Resources

   Net cash flows from operating activities decreased $12.9 million during the two quarters ended June 25, 2001, to a use of cash of $1.3 million, from a source of cash of $11.6 million during the two quarters ended

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

June 26, 2000. The decrease is primarily due to receiving a $9.9 million, one-time vendor incentive in the first quarter of 2000. The other contributing factor was an increase in net loss. We received two installments of one-time vendor incentives from our soft drink suppliers totaling approximately $20.0 million in March and August of 2000. These vendor incentives are being amortized over 10 years. In return for receipt of these monies, we are currently obligated to make certain leasehold improvements to existing stores over the next 18 to 24 months.

   Capital spending for the two quarters ended June 25, 2001 was $1.6 million. These capital expenditures were for the replacement of equipment in our existing facilities.

   For the two quarters ended June 25, 2001, we made principal reductions totaling approximately $0.5 million related to the notes issued to Franchise Acceptance Corporation.

   We anticipate capital expenditures in fiscal 2001 to be approximately $5.1 million related to equipment replacement and remodeling of existing facilities. We have no plans for new restaurant development. We have contractual obligations for restaurants subject to franchise renewal and other commitments for exterior image changes. We estimate the capital expenditures for these restaurants to be $9.7 million. These commitments represent obligations related to renewed franchise agreements in fiscal 2000 and anticipated in fiscal 2001. We are also obligated for store improvements related to the receipt of vendor incentives in fiscal 2000. We are in the process of implementing the approved changes to signage, restaurant grounds and drive-thrus and anticipates these remaining obligations to be approximately $10.0 million. Restaurant grounds improvements and drive-thru system enhancements must be completed by December 31, 2002, with the deadline for signage changes being June 30, 2003. On June 20, 2001, we were notified of yet another design change which includes a phase I kitchen upgrade. The phase I kitchen improvements must be installed by June 30, 2002 at an estimated cost of $4.0 million. Burger King has also indicated that phase II kitchen upgrades will likely be required by June 30, 2003. The actual amount of our cash requirements for capital expenditures presently depends on, among other things, the costs associated with ongoing equipment replacement and remodeling of existing restaurants and the number of franchised restaurants subject to renewal, including the costs associated with bringing the related restaurants up to Burger King's then current design specifications in connection with these franchise renewals. We are in discussions with Burger King to defer capital obligations should our available cash not be sufficient to meet these obligations. If we are unable to fund our capital improvement obligations and does not reach an agreement with Burger King on deferment of the timing of these obligations, we may be in technical default of our franchise agreements for those affected restaurants.

   We are structured as a holding company with no independent operations, as our operations are conducted exclusively through our wholly owned subsidiaries. Our only significant assets are the capital stock of our subsidiaries. As a holding company, our cash flow and our ability to meet our debt service requirements are dependent upon the earnings of our subsidiaries and their ability to declare dividends or make other intercompany transfers to us. Under the terms of the indentures pursuant to which the senior notes and the senior PIK notes were offered, our subsidiaries may incur certain indebtedness pursuant to agreements that may restrict the ability of such subsidiaries to make such dividends or other intercompany transfers necessary to service our obligations, including our obligations under the senior notes and the senior PIK notes. The indentures restrict, among other things, our and our Restricted Subsidiaries' (as defined in the indentures) ability to pay dividends or make certain other restricted payments, to incur additional indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of indebtedness, to make restricted investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, our amended and restated credit agreement with Fleet National Bank and other lenders thereto contain other and more restrictive covenants and prohibit our subsidiaries from declaring dividends or making other intercompany transfers to us in certain circumstances.

   In the next twelve months, we do not intend to have significant capital improvements other than those obligated under our existing franchise agreements and vendor incentive agreements, and those to complete the development substantially in progress at December 25, 2000. We have no planned acquisitions, nor do we have

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

any cash commitments related to previous acquisitions. We believe that available cash on hand, together with our forecast of operating results in the next twelve months, will be sufficient to meet current debt service obligations. However, one of the financial covenants under the new credit agreement is a monthly measure of minimum level of earnings before interest, taxes, depreciation and amortization (EBITDA). If we are not able to achieve these measures, we will not be in compliance with our bank covenants and debt will be subject to acceleration under the credit agreement. If we are unable to fund our capital improvement obligations and do not reach an agreement with Burger King Corporation on deferment of the timing of these obligations, we may be in technical default under our franchise agreements for those affected restaurants.

   On June 29, 2001, we completed an exchange offer for the AmeriKing senior notes. Of the $100 million in AmeriKing senior notes then outstanding, approximately 99.5% were exchanged for our senior notes and units consisting of our senior PIK notes and warrants.

   For each $2,000 principal amount of AmeriKing senior notes (or portion thereof) tendered, we exchanged $1,000 principal amount of our senior notes and a unit consisting $1,000 principal amount of our senior PIK notes and a warrant to purchase a pro rata portion of 19.99% of our fully-diluted common stock. In lieu of the payment of cash interest on the AmeriKing senior notes for the period from December 1, 2000 to June 1, 2001, we paid interest in kind at the rate of 15% per year in respect of our senior notes and our senior PIK notes, as if each had been outstanding from November 15, 2000 to May 15, 2001.

   From and after May 15, 2001, the senior notes bear interest at the rate of 10 3/4% per year. Payments of interest on the senior notes will be payable semi-annually in cash in arrears on November 15 and May 15 in each year, beginning November 15, 2001, to holders of record of senior notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   From and after May 15, 2001, the senior PIK notes bear interest at the rate 13% per year. Payments of interest on the senior PIK notes is payable semi-annually in kind in arrears on November 15 and May 15 in each year, beginning November 15, 2001, to holders of record of senior PIK notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. The outstanding principal amount of the senior PIK notes will be increased on May 15 and November 15, beginning May 15, 2001, by an amount equal to the interest payable for the preceding semi-annual period. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   Concurrent with the exchange, National Restaurant Enterprises entered into a $115,500,000 amended and restated senior secured revolving credit facility with Fleet National Bank, as agent. The credit agreement contains several financial covenants, which will require National Restaurant Enterprises to maintain certain financial ratios and restrict National Restaurant Enterprises' ability to incur indebtedness and pay dividends. The commitment fee on the unused portion of the revolver will be 1/2% per year, payable quarterly. As part of the terms of the credit facility, National Restaurant Enterprises made a principal payment of $3.326 million to reduce the outstanding credit facility balance from $118.8 million. National Restaurant Enterprises also incurred $2.2 million in amendment and closing fees paid and payable to its bank group, with $1.7 million payable no later than June 30, 2002.

   The repayment of borrowings under the credit facility is guaranteed by AmeriKing, NRE Holdings and certain subsidiaries of National Restaurant Enterprises and will be secured by a perfected first priority security interest in all of the assets of each such entity, and the pledge of 95% of the outstanding capital stock or 100% of the outstanding non-voting capital stock of each such entity (other than AmeriKing). Mandatory commitment reductions will be required in the event that there are any proceeds from the sale of assets or securities by AmeriKing with additional commitment reductions tied to the availability of cash in excess of certain thresholds.

   The borrowings under the credit facility bears interest at a rate per year equal to the Base Rate (as defined in the new credit agreement) plus 3.00%. The new credit agreement also contains standard representations, warranties and covenants, including certain financial covenants, such as a leverage ratio, a debt service coverage ratio, a minimum EBITDA requirement and a limit on annual capital expenditures. As of June 29, 2001, National Restaurant Enterprises and its subsidiaries were in compliance with all financial covenants of the amended credit facility and bond indentures.

Income Taxes

   We completed fiscal 2000 with a net operating loss carry-forward for tax purposes of approximately $42.4 million. Substantially all of our acquisitions completed to date have been structured as asset purchases. As a result, we are able to deduct goodwill amortization expense for income tax purposes over a 15-year period.

New Accounting Pronouncements

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 establishes accounting and reporting standards for the use of the purchase method in all future business combinations as well as assignment of purchase price for goodwill and other intangible assets. SFAS No. 142 establishes accounting and reporting standards for goodwill and other intangible assets. For identified intangible assets, the estimated useful lives are to be reassessed and the remaining amortization periods adjusted accordingly. SFAS 142 also states that no future amortization of goodwill will occur. Goodwill and other intangible assets will remain subject to impairment tests; however, SFAS 142 requires that such impairment tests be performed using independent measures of fair value (i.e. independent appraisals, listed market prices, etc.) in comparison with reporting unit net asset values (including goodwill). Any excess of the carrying value of a reporting unit or units over the fair value will be recorded as an impairment loss.

   Statements No. 141 and 142 are effective for us beginning with the first quarter in fiscal 2002 and will result in a change in accounting method. We cannot reasonably estimate at this time what the impairment effect will be upon the adoption of these new standards and have not had any independent appraisals of our reporting units performed as of August 2001, but do intend to obtain independent appraisals no later than the first quarter of fiscal 2002. Goodwill amortization expense for the six months ended June 25, 2001 was $2,560,000 and for the year ended December 25, 2000 was $5,339,000.

Quantitative and Qualitative Disclosures About Market Risk

   We are subject to market risk associated with fluctuations in interest rates. Interest rate risk is primarily limited to our variable rate debt obligations, which totaled $121.3 million at June 25, 2001. Of this balance, the Fleet National Bank revolver comprised $118.8 million bearing an interest rate calculated at Fleet National Bank's base rate plus 1.25%, and the 1995 Franchise Acceptance Corporation Note comprised $1.0 million bearing an interest rate of 2.75% above Franchise Acceptance Corporation's program rate, and the 1998 Franchise Acceptance Corporation Note comprised $1.5 million bearing an interest rate of 2.5% above Franchise Acceptance Corporation's program rate. Assuming a 20% increase in interest rates, we would experience an increase in interest expense of approximately $0.5 million. We do not hold any market risk sensitive financial instruments for trading purposes.

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

                                    BUSINESS

General

   We are the largest independent Burger King franchisee in the United States with 376 restaurants as of June 25, 2001, located primarily in twelve Midwestern and Mid-Atlantic states. NRE Holdings was formed in June 2001 in order to affect a restructuring of AmeriKing, Inc., our parent corporation. Since our subsidiary's inception, we have acquired 332 Burger King restaurants, developed 65 new restaurants, sold 10 restaurants, and closed 11 restaurants.

   We and our wholly owned subsidiary, National Restaurant Enterprises, Inc., which has four subsidiaries, were organized as Delaware corporations. Our principal executive offices are located at 2215 Enterprise Drive, Suite 1502, Westchester, Illinois, 60154. Our telephone number is (708) 947-2150.

Burger King Corporation

   Overview. According to information publicly filed by Diageo PLC, the parent corporation of Burger King, Burger King is the second largest quick-service hamburger restaurant franchisor in the world, with system-wide restaurant sales of $11.4 billion for the fiscal year ended June 30, 2000. There are 11,330 Burger King restaurants worldwide, of which over 92% are operated by approximately 1,500 independent franchisee groups. As is the case for all Burger King franchisees, we are required to comply with Burger King guidelines as to menu and operations, restaurant configurations and marketing and promotion.

   Menu and Operations. The Burger King system philosophy is characterized by its "Have It Your Way"(R) service, flame-broiling, generous portions and competitive prices. Each of our restaurants offers a standard menu containing a variety of traditional and innovative food items. Burger King restaurants feature flame-broiled hamburgers, the most popular of which is the Whopper(R) sandwich. The Whopper(R) is a large, flame-broiled hamburger on a toasted bun garnished with combinations of lettuce, onions, pickles, tomatoes, ketchup and mayonnaise. At present, the standard menu of all Burger King restaurants consists primarily of hamburgers, cheeseburgers, chicken sandwiches, fish sandwiches, breakfast items, french fried potatoes, stuffed jalapeno peppers, mozzarella cheese sticks, salads, shakes, desserts, soft drinks, milk and coffee. In addition, promotional menu items are introduced periodically for limited times.

   Our restaurants are typically open seven days per week with minimum operating hours from 7:00 AM to 11:00 PM. Burger King restaurants are of distinctive design and are generally located in high-traffic areas throughout the United States. We believe that convenience of location, speed of service, quality of food and price/value of food served are the primary competitive advantages of Burger King restaurants. We believe that we will continue to realize significant benefits from our affiliation with Burger King as a result of the widespread recognition of the Burger King brand, the historical success of the Whopper(R), the anticipated effectiveness of Burger King's new advertising agency and their planned national marketing programs, as well as the overall management of the Burger King system, including product development, quality assurance and strategic planning.

   We participate in a variety of Burger King programs designed to increase restaurant revenues and profitability. In 2001, Burger King implemented several promotions aimed at children, including Shrek(R) and Sponge Bob Square Pants(R). In addition, Burger King introduced several new menu items including the Texas Whopper and Twister Fries.

   Restaurant Configurations. Our restaurants consist of one of several building types with various layouts, seating capacities and engineering specifications. Burger King's traditional restaurant contains approximately 2,500 square feet, seats 86 customers and offers interior design flexibility. BKC also features alternative restaurant formats ranging in size from 500 to 4,000 square feet and seating capacities ranging to more than 100 customers. Burger King has developed a number of standard and non-traditional restaurant formats that enable maximum seating capacities from available square footage in such facilities as airports, hospitals,

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

college campuses, gas stations and retail shopping centers. Substantially all of our restaurants are traditional free-standing restaurants with seating capacities of at least 50 and which contain drive-thru windows. According to Burger King, approximately 53% of all restaurant sales in the Burger King system are generated from drive-thru windows. Our experience for percentage of drive-thru sales is slightly higher than the system average.

   National Marketing and Promotion. The Burger King brand has been in existence for over 45 years. Burger King currently has an annual advertising and promotional budget of over $400 million to heighten brand awareness. Burger King's advertising campaigns are generally carried on television, radio and in mass circulation print media (national and regional newspapers and magazines). Burger King franchisees are typically required to contribute 4.0% of monthly gross sales from restaurant operations to a Burger King advertising fund. These contributions are generally utilized by Burger King for its advertising and promotional programs and public relations activities. Burger King has also entered into selective partnership arrangements to help promote its products. In addition, we supplement Burger King's current annual advertising budget and promotional activities through local marketing initiatives. These initiatives are typically funded through an additional investment of approximately 1.0% of net sales. Each area of dominant influence in the Burger King system (made up of Burger King owned stores and franchisees) oversees the investment spending in each area of dominant influence. Additional investment spending is subject to approval by participants in the area of dominant influence.

Company Operations

   Management Structure. All executive management, finance, human resources, marketing and operations support functions are conducted centrally at our Westchester, Illinois headquarters. In each of our eleven regions (Chicago, Virginia, Colorado, Texas, Tennessee, Cincinnati, Charlotte, Raleigh, Milwaukee, Northern Wisconsin and Springfield, IL), we have a regional managing director who is responsible for all of the operations of our restaurants within his/her assigned region. Each of these managing directors must be approved by Burger King. Supporting the managing directors and the directors of operations are several district managers who directly supervise six to eight restaurants each. The district managers are responsible for direct oversight of the day-to-day operations of our restaurants. Typically, district managers have previously served as restaurant managers within the Burger King system. A typical restaurant is staffed with a full-time manager, one to three assistant managers and full- and part-time hourly employees.

   Management Incentives and Retention. Managing directors, directors of operations, district managers and most restaurant managers are compensated with a fixed salary plus a bonus based upon the performance of the restaurants under their supervision. Evaluation criteria include compliance with Burger King's restaurant operating guidelines and restaurant profitability. Senior management believes that our larger size and regional focus provide significant professional development opportunities for our management and operating personnel not available to smaller franchisees. We believe that our compensation structure and professional development opportunities are significant advantages in attracting and retaining qualified management personnel.

   Training. We maintain a comprehensive training and development program for all of our personnel. This program emphasizes the Burger King system-wide operating procedures, food preparation methods and customer service standards. The management training program features an intensive five-week hands-on restaurant training period, followed by two weeks of classroom instruction consisting of one week of simulated restaurant management activities and one week of food sanitation. Special emphasis is placed on quality food preparation, service standards and total customer satisfaction. Upon certification, new managers work closely with experienced managers to solidify their skills and expertise. Our existing restaurant managers regularly participate in our ongoing training efforts, including classroom programs and in-restaurant programs. In addition, Burger King's training and development programs are also available to us.

   Management Information System. Our customized management information system, REMACs, provides daily tracking and reporting of customer traffic counts, sales, average check values, menu item sales, inventory variances, key labor measures and other detailed information in comparative form, by individual restaurant and for us as a whole. Our integrated management information system transmits data on a daily basis to our

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

headquarters. This information is available by 6:00 AM the following day and can be accessed by field management on a remote basis using a laptop computer. Our sophisticated management information system, typically not affordable by smaller Burger King franchisees and other smaller quick-service restaurant chains, provides management with the ability to identify and quickly capitalize on restaurant sales enhancement and profit opportunities. We use our management information system to: (i) minimize shrinkage and optimize labor costs; (ii) monitor point-of-sale order taking; (iii) effectively manage inventory; and
(iv) quickly integrate accounting systems following acquisitions. Customized exception reporting is used to focus operations on high priority issues and opportunities. We also use the system to increase sales revenues by assisting restaurant managers in optimally scheduling the restaurant work force during any particular shift at the restaurant work stations for which they are best qualified. In addition, the system enables us to analyze various promotional programs using product mix information.

Franchise Agreements

   Each of our Burger King restaurants is a party to a Burger King franchise agreement. The Burger King franchise agreement does not grant any franchisee exclusive rights to a defined territory; however, we, based upon our review of Burger King's Uniform Franchise Offering Circular and our experience with Burger King, believe that Burger King generally seeks to ensure that newly granted franchises do not materially affect the operations of existing Burger King restaurants. Acceptance as a franchisee is based upon several factors, including management experience, qualifications, financial status and net worth. The franchise agreements require, among other things, that all restaurants be of standardized design and operated in a prescribed manner, including utilization of the standard Burger King menu. Most franchise agreements provide for a term of 20 years, and, at the option of the franchisee and Burger King, a renewal (successor) franchise agreement may be granted by Burger King provided that the restaurant meets Burger King's operating standards applicable at that time and the franchisee is not in default under the relevant franchise agreement. The Burger King franchise agreements are noncancelable except for failure to abide by the terms thereof and in certain other limited circumstances.

   Burger King franchise agreements generally are renewable for an additional term based upon the form of franchise agreement applicable at that time, provided that the franchisee: (i) pays a successor franchise fee equal to the franchise fee applicable at that time, (ii) has demonstrated an ability to operate the business consistent with the standards set forth in the franchise agreement, (iii) agrees to make capital improvements to the subject restaurant to bring the restaurant up to Burger King's image standards applicable at that time and (iv) is not then currently in default with respect to any other obligations to Burger King, including pursuant to other franchise agreements. We, through our district managers, closely supervise the operation of all of our restaurants to ensure that operating policies are followed and that the requirements of the franchise agreements are met. The amount of capital expenditures that may be required to bring a restaurant up to Burger King's current standards at any given time varies widely depending upon the magnitude of the required changes and the degree to which the franchisee has made interim changes to the restaurant. Within two years of June 25, 2001, 22 of our current 376 franchisee agreements with Burger King, which generated approximately $20.7 million in restaurant food sales in the year ended December 25, 2000, are scheduled to expire.

   Upon the significant improvement in our liquidity and the stabilization of our capital structure, we intend to expand our operation of Burger King restaurants through both new restaurant development and acquisitions. Pursuant to current Burger King policies and procedures applicable to us, Burger King's approval is required for our development of new Burger King restaurants and our acquisition of Burger King restaurants from other Burger King franchisees. Burger King's consent to such renewals, acquisitions or development may be withheld at Burger King's sole discretion.

   Current Burger King policies and procedures also place certain restrictions on our management structure and our subsidiary franchisees. For example, a managing owner and an owner must be named in each franchise agreement. The managing owner has the authority to bind the franchisee in its dealings with Burger King and to direct any action necessary to ensure compliance with the franchise agreements and related documents, including leases with Burger King. In addition, the managing owner is personally liable to Burger King for the franchisee's obligations under such agreements. Also, each franchise agreement requires that a managing director be designated to ensure that the day-to-day operation of the relevant franchised restaurant complies with Burger King's standards. Burger King has the right to terminate its franchise agreement with a franchisee if: (i) the franchisee or the managing owner is convicted of a crime punishable by a term of imprisonment in excess of one year or (ii) the franchisee, the managing owner or a managing director engages in conduct which reflects unfavorably on the franchisee or Burger King system generally. Managing owners cannot be replaced without receiving the consent of BKC. In addition, absent Burger King's prior written consent, managing owners are required to hold a 5% voting interest in a corporate franchise and to personally guarantee the franchisee's obligations to Burger King. Furthermore, no managing owner or owner may sell, encumber or otherwise transfer any portion of his equity interest in us without first obtaining the consent of Burger King. After the transfer of its equity interest, managing owners remain personally obligated to Burger King under the franchise agreements and any other agreements between the franchisee and Burger King, unless such obligation has been fully satisfied or waived by Burger King.

   Pursuant to the Burger King franchise agreements, Burger King may terminate all the franchise agreements with our subsidiary franchisees or the applicable subsidiary franchisee if, as applicable, any person serving on our board of directors or the applicable subsidiary franchisee is: (i) an employee of Burger King, (ii) an owner (subject to certain exceptions), board member or principal or employee of any business that is then approved by Burger King as a supplier to the Burger King system or (iii) an owner (subject to certain exceptions), board member or principal or employee of any hamburger restaurant business other than the Burger King restaurant business.

Obligations to Burger King Corporation

   Previously, Burger King franchise agreements provided for a one-time franchise fee of $40,000, a monthly royalty fee of 3.5% of each restaurant's gross sales and a monthly advertising contribution of 4.0% of gross sales. Beginning July 1, 2000 and running through June 30, 2003, any newly developed restaurant or newly successored restaurant became subject to a $50,000 one-time franchise fee and a 4.0% royalty fee for a period of ten years. At that time, the royalty fee will be increased to 4.5% for the remainder of the franchise term. Beginning July 1, 2003, any newly developed restaurant or newly successored restaurant will be subject to a $50,000 one-time franchise fee and a 4.5% royalty fee for the full franchise term. The monthly advertising contribution is expected to remain at 4.0%. During the first half of fiscal 2001, we paid Burger King an aggregate of $7.2 million in royalty fees and $6.3 million in advertising contributions.

   Burger King is the lessor on approximately 29.8% of our currently leased properties, primarily as a result of our initial acquisition of Burger King restaurants from Burger King. We guarantee all of the obligations of our subsidiary franchisees under these leases. Under certain lease agreements with Burger King affiliates, our subsidiary franchisees made rent payments aggregating $6.0 million during the first half of fiscal 2001. In connection with the execution of the lease agreements, we guaranteed the payment and performance obligations of each of our subsidiary franchisees. In addition, we have agreed to guarantee the payment and performance obligations under each of the franchise agreements between Burger King and our subsidiary franchisees.

   As required by Burger King regulations, our obligations under the old notes and, if issued, the new notes will be subject to an intercreditor agreement pursuant to which our obligations in respect of such securities are subject to the prior payment in full of all of our and our subsidiaries' indebtedness, liabilities and other obligations to Burger King under the Burger King franchise agreements, Burger King leases and any other indebtedness of ours and our subsidiaries to Burger King.

Advertising and Promotion

   We supplement Burger King's current annual advertising budget and promotional activities by contributing approximately 1.0% of our net sales to local advertising and promotions, including purchasing additional

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

television, radio and print advertising and running promotional programs that support national programs with local tie-ins to other consumer brands. These local tie-ins have included cross promotions with the various professional sports teams and athletes, Nickelodeon, NASCAR, and several colleges and universities, among others. Other promotional programs include coupons and price discounts, which we tailor to appeal to our customer base depending on demographics and other factors, thereby creating flexible and directed marketing programs. For the first half of fiscal 2001, we spent approximately $2.3 million on supplemental local advertising and promotions, and we plan to continue our local advertising and promotional programs at comparable levels in the future.

Supplies and Distribution

   We are a member of a national purchasing cooperative created by and for the Burger King system known as Restaurant Services, Inc. Restaurant Services, Inc. is an independent, member-owned, non-profit cooperative that provides services on behalf of and for the benefit of, Burger King restaurant operators. Restaurant Services, Inc. negotiates the lowest cost for the Burger King system while improving quality, enhancing competitiveness and ensuring the best possible value. Restaurant Services, Inc. has the sole and exclusive responsibility for negotiating purchasing arrangements for the Burger King system with respect to certain paper goods, restaurant supplies, food and drink products, certain equipment and many other items mutually agreed to by Burger King franchisees for use in the Burger King system. We use our purchasing power to negotiate directly with certain other vendors, as well as each of our distributors, to obtain favorable pricing and terms for the distribution of our products. Currently, our primary distributors of foodstuffs and supplies are Alliant Food Service, Inc., King Provision Corporation, Meadow Brook Meat Company, Inc., Performance Food Group of Texas, Inc., Reinhart Food Service, Inc. and Shamrock Foods Company.

   All Burger King-approved suppliers are required by Burger King to purchase all foodstuffs and supplies from Burger King-approved manufacturers and purveyors. Burger King is responsible for quality control and supervision of these manufacturers and purveyors, and Burger King monitors all Burger King-approved manufacturers and purveyors of its foodstuffs. Burger King regularly visits these manufacturers and purveyors to observe the preparation of the foodstuffs and conducts various tests to ensure that only high quality foodstuffs are sold to Burger King-approved suppliers, distributors and franchisees. In addition, Burger King coordinates and supervises audits of approved suppliers and distributors to determine continuing product specification compliance and to ensure that manufacturing plant and distribution center standards are met.

   We believe that reliable alternative sources for virtually all restaurant supplies are readily available at competitive prices should the arrangements with existing suppliers or distributors change.

Quality Assurance

   Our operations are focused on achieving a high level of customer satisfaction, with speed, accuracy and quality of service closely monitored. Our senior management and restaurant management staff are principally responsible for ensuring compliance with our and Burger King's operating procedures. We and Burger King have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. Detailed reports from our own management information system and surveys conducted by us or Burger King are tabulated and distributed to management on a regular basis to help maintain compliance. In addition to customer satisfaction, these reports track comparable sales and customer counts, labor and food costs, inventory levels, waste losses and cash balances.

   All Burger King franchisees operate subject to a comprehensive regimen of quality assurance standards set by Burger King, as well as standards set by Federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, sanitation and cleanliness. In addition, Burger King has set maximum time standards for holding unsold prepared food. For example, sandwiches and french fries are required to be discarded after ten minutes

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

and seven minutes following preparation, respectively. The "conveyor belt" cooking system used in all Burger King restaurants, which is calibrated to carry hamburgers through the flame broiler at regulated speeds, is one of the safest cooking systems among major quick-service restaurants and helps to ensure that the standardized minimum times and temperatures for cooking are met.

   We closely supervise the operation of all of our restaurants to help ensure that standards and policies are followed and that product quality, customer service and cleanliness of the restaurants are maintained. In addition, Burger King may conduct unscheduled inspections of Burger King restaurants throughout the nationwide system.

Business Strategy

   Our long-term business strategy is to continue to increase revenues, restaurant contribution and earnings before interest, taxes, depreciation and amortization. Our strategy is based on the following elements:

 Short Term Strategy

   For fiscal 2001 and possibly early fiscal 2002, we intend to focus on integrating the acquisitions and new restaurants developed over the past few years and establish our business systems to better serve our future growth plans. We are also focusing on improving our operational performance to better position us for future growth. This operational focus includes efforts to improve current processes, implement new information system improvements and develop key benchmarks to better align operational and staff management on our new business objectives. We are in discussions with Burger King to potentially defer capital obligations should our available cash not be sufficient to meet these obligations.

 Long Term Strategy

   If we are successful at improving operations, renewing or refinancing our bank credit agreements and refinancing our long-term obligations, we intend to resume our long-term strategy of growth through the following:

   Develop New Burger King Restaurants in Existing Markets. We seek to develop new Burger King restaurants in existing markets where we have established a significant presence, enabling us to enhance our operating leverage and increase overall margins and profitability. Management believes that the underpenetration of the Burger King system relative to other quick-serve hamburger concepts provides us with significant new development opportunities. Furthermore, management believes our new restaurant development risk is substantially reduced to: (i) the proven success of the Burger King concept;
(ii) the predictability of development costs and restaurant profitability compared to that of newer restaurant concepts; and (iii) management's extensive experience within the Burger King system. We currently lease all but one of our properties, minimizing our cost to develop new restaurants.

   To date, we have developed 65 new restaurants. Prior to developing a new restaurant, our senior management conducts an extensive site selection process with significant input from Burger King's development field personnel, including an analysis of projected development costs and anticipated profitability on a per location basis. Our primary resource is our internal development department, comprised of professionals with extensive site selection and development experience.

   Pursue Strategic Acquisitions of Burger King Restaurants. We intend to selectively pursue strategic acquisitions in the highly fragmented, growing Burger King system. Since 1994, we have successfully completed 332 restaurant acquisitions for an aggregate purchase price of approximately $258.9 million. We evaluate each prospective acquisition using a set of stringent criteria, including the potential for future fill-in acquisitions and new restaurant development in targeted markets and the overall attractiveness of market demographics. We seek to enter new geographic markets through acquisitions that provide the critical mass necessary to realize operating efficiencies. Of our 28 franchisee acquisitions through December 25, 2000, 10 have been large, regional operations, each consisting of more than ten restaurants. We seek to augment new market acquisitions with fill-in acquisitions, which enable us to: (i) achieve greater restaurant penetration within existing markets; (ii) capitalize on our significant operating leverage; and (iii) increase operating margins and profitability. We continually engage in discussions with Burger King franchisees, including with respect to the potential acquisition of the business or assets of such franchisees.

   Our key criteria when evaluating new market acquisitions are the future opportunities for fill-in acquisitions, potential for new restaurant development in the area, the overall attractiveness of the market from a demographic perspective and the acquisition price relative to historical and expected financial performance of these restaurants. Typically, key operating personnel of acquired restaurants are retained to oversee the operation with the added benefit of our sophisticated management information systems and other corporate resources.

   Our fill-in acquisitions typically involve smaller, local operations in areas in, or contiguous to, our existing operations. An example of a typical fill-in acquisition is our acquisition in March 2000 of five additional restaurants in Chicago. An example of a larger fill-in acquisition is our acquisition in December 1998 of 13 additional restaurants in the Cincinnati market.

   The table below summarizes our total number of acquisitions by year, representing 332 restaurants, since our inception.

                                               Number of
                                              Restaurants
            Acquisition Year                   Acquired
            ----------------                  -----------
            1994.............................     121
            1995.............................      18
            1996.............................      36
            1997.............................      63
            1998.............................      30
            1999.............................      59
            2000.............................       5

   Achieve Operating Efficiencies. Our large number of restaurants, centralized management structure and advanced management information systems enable us to:
(i) tightly control restaurant and corporate level costs; (ii) capture economies of scale by leveraging our existing corporate overhead structure; and
(iii) continuously monitor point-of-sale data to more efficiently manage our restaurant operations. We have experienced both restaurant-level and corporate-level savings as a result of our size and related bargaining power, particularly with respect to food and paper purchasing and distribution, restaurant maintenance services and general liability insurance.

   Capitalize on Strong Support from Burger King Corporation. We believe that we realize significant benefits from our affiliation with Burger King as a result of: (i) the widespread recognition of the Burger King name and products;
(ii) Burger King's management of the proven, successful Burger King concept, including new product development, quality assurance and strategic planning;
(iii) the size and market penetration of Burger King's approximate $400 million annual advertising and promotional budget; and (iv) the expected continued growth of the Burger King system.

   Leverage Sophisticated Management Information System. Our customized integrated management information system, REMACs, typically not affordable by smaller Burger King franchisees and other smaller quick-serve restaurant chains, provides management with the ability to identify and quickly capitalize on restaurant sales enhancement and profit opportunities. We utilize our management information system to: (i) minimize shrinkage and control labor costs; (ii) effectively schedule labor; (iii) effectively manage inventory;
(iv) analyze product mix and various promotional programs using point-of-sale information; and (v) quickly integrate accounting systems following acquisitions.

   Consistently Provide High Quality Products and Superior Customer Service. As the number of restaurants that we own in a particular market increases, we have a greater ability to (i) ensure overall customer satisfaction in that market through consistency in food quality, service and restaurant appearance and (ii) coordinate and influence local Burger King advertising and promotional programs and pricing policies. In addition, the large number of restaurants that we own and the corresponding professional development opportunities permit us to attract and retain strong regional, district and individual restaurant management. Most of these managers receive significant incentive compensation based on compliance with Burger King's restaurant operating guidelines and restaurant profitability.

Competition

   The restaurant industry is intensely competitive with respect to price, service, location and food quality. The industry is mature and competition can be expected to increase. Our restaurants compete with a large number of national and regional restaurant chains, as well as locally-owned restaurants offering low-priced and medium-priced food. Convenience stores, grocery stores, delicatessens, food counters, cafeterias and other purveyors of moderately priced and quickly prepared foods also compete with us. In our markets, McDonald's, Wendy's and Hardees provide the most significant competition.

   McDonald's operates more restaurants than we do in all of our current markets and is our largest competitor. According to publicly available information, as of December 31, 2000, the McDonald's system was comprised of more than 28,000 restaurants worldwide, which generated total system-wide sales in excess of $40.0 billion. We believe that product quality and taste, name recognition, convenience of location, speed of service, menu variety, price, and ambiance are the most important competitive factors in the quick-service restaurant industry and that our Burger King restaurants effectively compete in each category.

Government Regulation

   We are subject to various Federal, state and local laws affecting our business, including various health, sanitation, fire and safety standards. Newly constructed or remodeled restaurants are subject to state and local building code and zoning requirements. In connection with the remodeling and alteration of our Burger King restaurants, we may be required to expend funds to meet certain Federal, state and local regulations, including regulations requiring that remodeled or altered restaurants be accessible to persons with disabilities. We are also subject to Federal and state environmental regulations, although such regulations have not had a material effect on our operations taken as a whole. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant in a particular area.

   We are also subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. A significant number of our food service personnel are paid at rates related to the Federal minimum wage and increases in the minimum wage, including those recently enacted by the U.S. Government, would increase our labor costs.

   We are also subject to various local, state and Federal laws regulating the discharge of pollutants into the environment. We believe that we conduct our operations in substantial compliance with applicable environmental laws and regulations. In an effort to prevent and, if necessary, to correct environmental problems, we conduct environmental audits of proposed restaurant sites in order to determine whether there is any evidence of contamination prior to purchasing or entering into a lease with respect to such restaurant.

   We believe that we conduct our operations in substantial compliance with applicable laws and regulations governing our operations.

Employees

   As of June 25, 2001, we employed 1,279 full-time salaried employees and approximately 11,600 full-time and part-time hourly employees. Of our full-time salaried employees, 74 are involved in overseeing restaurant operations, 1,126 are involved in the management of individual restaurants, and the remainder are responsible for corporate administration and restaurant support. None of our employees are covered by a collective bargaining agreement. We believe that the dedication of our employees is critical to our success, and that our relations with our employees are good.

Properties

   We currently operate all but one of our restaurants on locations where we lease either the entire facility or just the land. Burger King is the lessor on approximately 29.8% of such properties, primarily as a result of our initial acquisition of Burger King restaurants from Burger King. Most of our leases are coterminous with the related franchise agreements and require us to pay property taxes, insurance, maintenance and other operating costs of the properties. Generally, the terms of the leases require lease payments equal to the greater of a fixed minimum annual rent or an annual percentage rent based on gross sales.

   We lease approximately 37,900 square feet of office space for our headquarters in Westchester, Illinois. Of this space, over 21,000 square feet is currently being occupied. The remaining space was intended for future expansion in connection with a planned recapitalization, which was abandoned in November 2000. We are currently negotiating the early termination of the unoccupied space. The term of the present lease expires on April 30, 2003. We believe that our existing occupied office space provides sufficient space to support our current expected needs over the remainder of the lease term.

Legal Proceedings

   We are not a party to any pending legal proceeding, the resolution of which, our management believes, would have a material adverse effect on our results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to our business.

                                   MANAGEMENT

   The following set forth the name and ages of our directors and executive officers and the positions they currently hold:

Name                       Age Title
----                       --- -----
Lawrence E. Jaro..........  57 Chairman of the Board and Chief Executive Officer
Augustus F. Hothorn.......  48 President, Chief Operating Officer and Director
Stewart G. Baily..........  43 Vice President--Restaurant Operations
Susan Dammann.............  58 Vice President--Human Resources
Hernando Manrique.........  44 Vice President--Chief Information Officer
James C. Hoar.............  42 Vice President--General Counsel
A. Richard Caputo, Jr. ...  35 Vice President and Director
Thomas H. Quinn...........  53 Director
John W. Jordan, II........  52 Director
David W. Zalaznick........  46 Director

   Set forth below is a brief description of the business experience of each of our directors and executive officers.

   Mr. Jaro has served as the Chairman and Chief Executive Officer of NRE Holdings since our inception. Mr. Jaro has also served as the Chief Executive Officer and as a director of AmeriKing since its inception, and currently serves as its Chairman. Mr. Jaro has more than 20 years of experience as a Burger King restaurant franchisee. Prior to joining AmeriKing, Mr. Jaro was the President and Chief Executive Officer of Jaro Enterprises, Inc., an operator of 12 Burger King restaurants in Colorado and Texas.

   Mr. Hothorn has served as the President and Chief Operating Officer and as a director of NRE Holdings since our inception. Mr. Hothorn has also served as AmeriKing's Executive Vice President--Development since May 1997, and currently serves as President, Chief Operating Officer and director. Mr. Hothorn has more than 19 years of Burger King/Grand Metropolitan PLC experience. Prior to joining AmeriKing, Mr. Hothorn was Managing Director, Europe, Middle East, Africa with Burger King Corporation. From January 1991 through August 1994, Mr. Hothorn served as Senior Vice President, Franchising and Real Estate for Pearle Vision (a Grand Metropolitan subsidiary). Prior to that, Mr. Hothorn held a variety of positions with Burger King, including Vice President of Asset Management, Vice President of Corporate Real Estate, Director of Development-- San Francisco Region, Real Estate Manager and Site Development Engineer.

   Mr. Baily has served as Vice President--Restaurant Operations of NRE Holdings since our inception. Mr. Baily has also served as AmeriKing's Vice President--Chicago Operations since February 1997. Mr. Baily has been with AmeriKing since its inception and has more than 25 years of experience as both an employee of Burger King Corporation and also as a franchisee.

   Ms. Dammann has served as Vice President--Human Resources of NRE Holdings since our inception. Ms. Dammann has also served as AmeriKing's Executive Vice President--Human Resources since June 2000. Prior to joining AmeriKing, Ms. Dammann was a consultant for BC Resources, as well as owner of her own recruiting firm. Prior to that, Ms. Dammann held various positions, including Director of Operations and Director of Human Resources in the manufacturing industry.

   Mr. Manrique has served as Vice President--Chief Information Officer of NRE Holdings since our inception. Mr. Manrique has also served as AmeriKing's Chief Information Officer since March 1999. Prior to joining AmeriKing, Mr. Manrique was Chief Information Officer for PLAN International, where he was employed for 11 years. Mr. Manrique's expertise is in the plan, design and implementation of information systems and technology from the strategic level to the information technology level.

   Mr. Hoar has served as Vice President -- General Counsel of NRE Holdings since our inception. Mr. Hoar has also served as AmeriKing's Vice President-- General Counsel since June 1998. Mr. Hoar has more than 11 years of experience with the Burger King system in various legal positions, including eight years working directly for Burger King Corporation. Prior to joining AmeriKing, Mr. Hoar was Vice President of Development--Legal for Boston Chicken, Inc.

   Mr. Caputo has served as a Vice President and a director of NRE Holdings since our inception. Mr. Caputo has also served as a Vice President and director of AmeriKing since its inception. Mr. Caputo is a partner of The Jordan Company, which he has been associated with since 1990. Mr. Caputo is also a director of GFSI, Inc. and Jackson Products, Inc., as well as other privately held companies.

   Mr. Quinn has served as a director of NRE Holdings since our inception. Mr. Quinn has also served as a director of AmeriKing since its inception. Since 1988, Mr. Quinn has been President, Chief Operating Officer and a director of Jordan Industries, Inc., a diversified industrial holding company. Mr. Quinn is also the Chairman of the Board and Chief Executive Officer of Archibald Candy Corporation, Chairman of the Board of Kinetek, Inc., as well as a director of Welcome Home, Inc. and other privately held companies.

   Mr. Jordan has served as a director of NRE Holdings since our inception. Mr. Jordan has also served as a director of AmeriKing since its inception. Mr. Jordan is a managing partner of The Jordan Company, a private merchant banking firm that he founded in 1982. Mr. Jordan is also a director of Jordan Industries, Inc., Archibald Candy Corporation, GFSI, Inc., GFSI Holdings, Inc., Kinetek, Inc., Rockshox, Inc., Carmike Cinemas, Inc., Welcome Home, Inc. and Apparel Ventures, Inc., as well as other privately held companies.

   Mr. Zalaznick has served as a director of NRE Holdings since our inception. Mr. Zalaznick has also served as a director of AmeriKing since its inception. Since 1982, Mr. Zalaznick has been a managing partner of The Jordan Company. Mr. Zalaznick is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., Archibald Candy Company, GFSI, Inc., Jackson Products, Inc., Marisa Christina, Inc., Kinetek, Inc., GFSI, Inc., GFSI Holdings, Inc. and Apparel Ventures, Inc., as well as other privately held companies.

Board of Directors

   Liability Limitation. Our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages to the fullest extent permitted by Delaware Corporation Law. In accordance with Delaware Corporation Law, our certificate of incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. Delaware Corporation Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware Corporation Law will automatically be incorporated by reference into our certificate of incorporation and our bylaws, without any vote on the part of our stockholders, unless otherwise required.

   Indemnification Agreements. Simultaneously with the completion of the restructuring, we and each of our directors entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of NRE Holdings) to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or serving at our request in any other capacity for or on our behalf; provided that: (i) such director acted in good faith and in a manner not opposed to our best interests, (ii) with respect to any criminal proceedings, such director had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to us, unless the court views, in light of the circumstances, the director is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934 or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of NRE Holdings, directors may also be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against costs and expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in our best interests.

   Director Compensation. Directors who are not our employees receive $12,500 per year for serving as a director. In addition, we reimburse directors for their travel and other expenses incurred in connection with attending meetings of the board of directors.

Executive Compensation

   We do not pay the salaries and other compensation related to our executive officers. Rather, they receive their compensation from, and, in some cases, have employment agreements with, National Restaurant Enterprises.

   The following table sets forth a summary of certain information regarding compensation paid or accrued by National Restaurant Enterprises during the last three fiscal years to each of our chief executive officer and four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation
                                ----------------------------------
   Name and Principal    Fiscal           Bonus     Other Annual    All Other
        Position          Year   Salary    (1)    Compensation (2) Compensation
   ------------------    ------ -------- -------- ---------------- ------------
Lawrence E. Jaro........  2000  $400,000 $    --
  Managing Owner and      1999   264,000  436,000
  Chief Executive
   Officer                1998   259,000   75,000

Augustus F. Hothorn.....  2000  $240,000 $ 11,000                    $(91,000)(3)
  Chief Operating
   Officer,               1999   210,000  109,000                    $201,000 (3)
  President and Director  1998   207,000    8,000                    $171,000 (3)

Joel D. Aaseby (4)......  2000  $179,000 $  8,000
  Chief Financial
   Officer, Corporate     1999   168,000  127,000
  Secretary and Director  1998   165,000    8,000

Stewart G. Baily........  2000  $202,000 $ 20,000
  Vice President--        1999   169,000  138,000
  Operations              1998   139,000   18,000

James C. Hoar (5).......  2000  $191,000 $  8,000
  Vice President--        1999   184,000   48,000
  General Counsel         1998    86,000      --

--------
(1) We provide bonus compensation based on an individual's achievement of certain specified objectives, including achieving our stated EBITDA target. Employees are eligible to receive from 10% to 60% of their annual compensation as a bonus or an amount set forth by our board of directors.
(2) No executive named in the table above received any other annual compensation in an amount in excess of either $50,000 or 10% of salary and bonus reported for him in the two preceding columns.
(3) Represents amount of deferred compensation payable to Mr. Hothorn for long-term incentives pursuant to his employment agreement.
(4) Mr. Aaseby resigned on March 31, 2001.
(5) 1998 represents a partial year of employment.

Retirement and 401(k) Plans

   We offer all of our employees the option to participate in a 401(k) plan, upon fulfillment of certain requirements. We have the option, but not the obligation, to match contributions made by our employees under the 401(k) plan. In addition, we provide disability insurance to certain key executives. The insurance covers all salary payments to the executives during the entire period of disability.

Employment Agreements

   Effective September 1, 1994, National Restaurant Enterprises entered into an employment agreement with Lawrence E. Jaro. Pursuant to the terms of Mr. Jaro's employment agreement, Mr. Jaro agreed to serve as Chief Executive Officer and Co-Managing Owner of National Restaurant Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Jaro nor National Restaurant Enterprises has provided the other with a notice of termination 120 days prior to the expiration date of the employment agreement. Mr. Jaro also agreed not to compete against National Restaurant Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, National Restaurant Enterprises agreed to compensate Mr. Jaro with a base salary of $215,000 per year (subject to an annual cost of living adjustment), an automobile allowance of $800 per month and reimbursement of up to $6,000 per year for automobile-related costs. If Mr. Jaro no longer provides services to National Restaurant Enterprises due to: (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in Mr. Jaro's employment agreement) or as a result of a material reduction in his authority, then Mr. Jaro is entitled to receive his base compensation from the date of his termination through the first anniversary of his termination or through the remaining term of his employment agreement.

   Effective September 1, 1994, National Restaurant Enterprises entered into an employment agreement with Joel D. Aaseby. Pursuant to the terms of Mr. Aaseby's employment agreement, Mr. Aaseby agreed to serve as Vice President--Finance of National Restaurant Enterprises for a five-year period ending on August 31, 1999 with automatic one year renewals thereafter, provided that neither Mr. Aaseby nor National Restaurant Enterprises has provided the other with notice of termination 120 days prior to the expiration of the employment agreement. Mr. Aaseby also agreed not to compete with National Restaurant Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, National Restaurant Enterprises agreed to compensate Mr. Aaseby with a base salary of $110,000 per year (subject to an annual cost of living adjustment), an automobile allowance of $500 per month and reimbursement of up to $6,000 per year for automobile-related costs. If Mr. Aaseby no longer provides services to National Restaurant Enterprises due to: (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in Mr. Aaseby's employment agreement) or as a result of a material reduction in his authority, then Mr. Aaseby is entitled to receive his base compensation from the date of his termination through the first anniversary of his termination or through the remaining term of his employment agreement.

   Effective May 19, 1997, National Restaurant Enterprises entered into an employment agreement with Augustus F. Hothorn. Pursuant to the terms of Mr. Hothorn's employment agreement, Mr. Hothorn agreed to serve as Executive Vice President--Development of National Restaurant Enterprises for a three-year period ending on May 18, 2000 with automatic one-year renewals thereafter, provided that neither Mr. Hothorn nor National Restaurant Enterprises has provided the other with notice of termination 120 days prior to the expiration of the employment agreement. Mr. Hothorn also agreed not to compete against National Restaurant Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, National Restaurant Enterprises agreed to compensate Mr. Hothorn with a base salary of $200,000 per year (subject to an annual cost of living adjustment), an automobile allowance of $800 per month and reimbursement of up to $6,000 per year for automobile-related costs. If Mr. Hothorn no longer provides services to National Restaurant Enterprises due to: (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in Mr. Hothorn's employment agreement) or as a result of a material reduction in his authority, then Mr. Hothorn is entitled to receive his base compensation from the date of his termination through the first anniversary of his termination or through the remaining term of his employment agreement.

                             PRINCIPAL STOCKHOLDERS

   As of June 29, 2001, AmeriKing, Inc. was our sole stockholder. As part of the restructuring, we issued warrants to purchase up to 19.99% of our fully-diluted common stock to the former holders of the AmeriKing senior notes.

   The table below sets forth, as of June 29, 2001, certain information regarding the beneficial ownership of AmeriKing's common stock held by: (i) each of our directors and each of our named executive officers who own shares of AmeriKing's equity securities, (ii) all of our directors and executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of AmeriKing's common stock. Each individual or entity named has sole investment and voting power with respect to the shares of AmeriKing common stock indicated as beneficially owned by them, except where otherwise noted.

                                                                   Shares
                                                             Beneficially Owned
                                                                    (1)
                                                             ------------------
                                                             Number  Percentage
                                                             ------- ----------
Executive Officers and Directors:
  Lawrence E. Jaro (2)...................................... 196,051    21.9%
  Thomas H. Quinn (3).......................................  29,096     3.3%
  John W. Jordan, II (4)....................................  38,285     4.3%
  A. Richard Caputo, Jr. (5)................................  12,609     1.4%
  David W. Zalaznick (6)....................................  38,285     4.3%
  All executive officers and directors as a group (6
   persons)................................................. 314,326    34.8%

Other Principal Stockholders:
  William C. Osborn (7).....................................  81,105     9.1%
  JZ Equity Partners PLC ("JZEP") (8)....................... 246,302    27.6%
  Leucadia Investors, Inc. (9)..............................  61,575     6.9%
  BancBoston Investments Inc. (10)..........................  96,998     9.8%

--------
(1) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of June 29, 2001, AmeriKing had 902,992 shares of common stock issued and outstanding.
(2) Includes 166,950 shares of AmeriKing common stock beneficially owned by various affiliates of Mr. Jaro. Mr. Jaro and his affiliates also own 915 shares of AmeriKing Class A2 preferred stock and 305 shares of AmeriKing Class B preferred stock. Mr. Jaro's address is c/o AmeriKing, Inc., 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154.
(3) Mr. Quinn is President and Chief Operating Officer of Jordan Industries, Inc., a company affiliated with The Jordan Company, an entity with which Messrs. Caputo, Jordan and Zalaznick are also affiliated.
(4) Includes 38,285 shares of AmeriKing common stock held by John W. Jordan II Revocable Trust, of which Mr. Jordan is trustee. Mr. Jordan also owns 96.25 shares of AmeriKing Class B preferred stock. Mr. Jordan's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.
(5) Mr. Caputo is a partner of The Jordan Company, an entity with which Messrs. Jordan and Zalaznick are also affiliated.
(6) Mr. Zalaznick also owns 96.25 shares of AmeriKing Class B preferred stock. Mr. Zalaznick's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.
(7) Includes 52,004 shares of AmeriKing common stock beneficially owned by various affiliates of Mr. Osborn. Mr. Osborn and his affiliates also own 285 shares of AmeriKing Class A2 preferred stock and 95 shares of AmeriKing Class B preferred stock. Mr. Osborn's address is 396 Neptune Avenue, Encinitas, California 92024.

(8) JZEP, formerly MCIT PLC, also owns 3,000 shares of AmeriKing Class A1 preferred stock and 500 shares of AmeriKing Class B preferred stock. The principal address of JZEP is JZ Equity Partners PLC, c/o Jordan/Zalaznick Advisors, Inc., 767 Fifth Avenue, 48th Floor, New York, New York 10153.
(9) Leucadia also owns 125 shares of AmeriKing Class B preferred stock. The principal address of Leucadia is 315 Park Avenue South, New York, New York 10010.
(10) Represents immediately exercisable warrants to purchase 96,998 shares of AmeriKing non-voting common stock. BancBoston also owns 1,425 shares of AmeriKing Class A1 preferred stock and 475 shares of AmeriKing Class B preferred stock. The principal address of BancBoston is 100 Federal Street, Boston, Massachusetts 02110.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Jordan Company

   On September 1, 1994, AmeriKing entered into the TJC Consulting Agreement with an affiliate of The Jordan Company. The TJC Consulting Agreement was subsequently amended on February 7, 1996. Under the TJC Consulting Agreement, AmeriKing retained an affiliate of The Jordan Company to render consulting services to it regarding AmeriKing and its subsidiaries, their financial and business affairs and their relationships with their lenders and stockholders, and the operation and expansion of their business. The TJC Consulting Agreement expires on September 1, 2004, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. The TJC Consulting Agreement provides for an annual consulting fee, payable on a quarterly basis, not to exceed $600,000 (as determined in the TJC Consulting Agreement). In addition, the TJC Consulting Agreement provides for payment to the affiliate of The Jordan Company of: (i) an investment banking and sponsorship fee of up to 2.0% of the purchase price of certain acquisitions or sales involving AmeriKing or any of its subsidiaries and (ii) a financial consulting fee of up to 1.0% of any debt, equity or other financing arranged by AmeriKing with the assistance of TJC. During fiscal 2000, 1999 and 1998, AmeriKing paid consulting fees to the affiliate of The Jordan Company of approximately $600,000 pursuant to the terms of the TJC Consulting Agreement. In connection with the 1999 acquisitions by AmeriKing of an aggregate of 56 Burger King restaurant franchises, AmeriKing paid to the affiliate of The Jordan Company an investment banking fee of $671,250. In connection with the 1998 Acquisition Credit Agreement, AmeriKing incurred a $578,500 refinancing fee for The Jordan Company. We and AmeriKing believe that the terms of the TJC Consulting Agreement are comparable to the terms that AmeriKing would obtain from disinterested third parties for comparable services. Messrs. Jordan, Zalaznick and Caputo are partners of The Jordan Company.

AmeriKing, Inc.

   During fiscal 2000, AmeriKing entered into an agreement to provide management and administrative services from a separate subsidiary ("ServCo") to an affiliated company that is owned by certain common shareholders of AmeriKing, as well as other third parties. Our subsidiary, National Restaurant Enterprises, received approximately $70,000 in reimbursements from ServCo for assistance in providing such services in fiscal 2000.

Members of the Board of Directors

   Pursuant to the provisions of BKC's franchise agreements, Messrs. Jaro, Osborn and Hubert, as managing owners and owners of AmeriKing, have guaranteed the obligations of AmeriKing and its subsidiaries under certain franchise agreements and certain lease agreements in which BKC is the lessor.

   We and AmeriKing have adopted a policy to provide that future transactions between us and our officers, directors and other affiliates or between AmeriKing and its officers, directors and other affiliates, as the case may be, must: (i) be approved by a majority of the members of our or AmeriKing's board of directors, as the case may be, and by a majority of the disinterested members of our or AmeriKing's board of directors, as the case may be, and (ii) be on terms no less favorable to us or AmeriKing, as the case may be, than could be obtained from unaffiliated third parties.

                               THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

   We issued the old notes and warrants to purchase our common stock in exchange for AmeriKing's 10 3/4% senior notes due 2006 on June 29, 2001. On June 29, 2001, we executed a registration rights agreement in which we agreed to:

  . file a registration statement with the Securities and Exchange Commission relating to the exchange offer under the Securities Act of 1933 no later than August 28, 2001;

  . use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 no later than October 29, 2001;

  . commence the exchange offer promptly after the exchange offer registration statement is declared effective by the Securities and Exchange Commission;

  . use our best efforts to keep the exchange offer open for acceptance for at least 20 business days after notice of the exchange offer is mailed to holders of the old notes;

  . use our best efforts to cause the exchange offer to be completed no later than December 11, 2001;

  . use our best efforts to promptly issue new notes in exchange for all old notes that have been properly tendered for exchange prior to the expiration of the exchange offer; and

  . use our best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer and thereafter until we have issued new notes in exchange for all old notes that have been properly tendered for exchange prior to the expiration of the exchange offer.

   In the registration rights agreement, we agreed to file a shelf registration statement if:

  . we are not permitted to effect the exchange offer under applicable law or applicable interpretations of law by the Securities and Exchange Commission staff; or

  . any holder of old notes notifies us within 20 business days after completion of the exchange offer that it (1) is prohibited from participating in the exchange offer, (2) may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for purposes of those resales or (3) is a broker-dealer and owns old notes acquired directly from us or one of our affiliates.

   If we are required to file a shelf registration statement, we must use our best efforts to file the shelf registration statement relating to the old notes on or before the 60th day after the obligation to file the shelf registration statement arises. We will use our best efforts to cause the shelf registration statement to be declared effective no later than 120 days after the date that the obligation to file the shelf registration statement arises.

   If the shelf registration statement is filed, we will use our reasonable best efforts to keep the shelf registration statement continuously effective, supplemented and amended for at least two years from the date the shelf registration statement first becomes effective under the Securities Act of 1933 or a shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or otherwise cease to be outstanding.

   A holder who sells old notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the old notes copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. Such holder will be subject to some of the civil liability provisions under the Securities Act of 1933 in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution obligations).

   The registration rights agreement requires us to pay the holders of the notes additional interest if a registration default exists. A registration default will exist if:

  . we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

  . any of such registration statements is not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness;

  . the exchange offer is required to be completed under the registration rights agreement and is not completed by December 11, 2001;

  . the exchange offer registration statement is declared effective but thereafter, during the period for which we have agreed to make this prospectus available to broker-dealers for use in connection with the resale of new notes, the exchange offer registration statement ceases to be effective (or we restrict the use of the prospectus included in the exchange offer registration statement); or

  . the shelf registration statement is declared effective but thereafter, during the period for which we are required to maintain the effectiveness of the shelf registration statement, it ceases to be effective or usable in connection with the resale of the new notes covered by the shelf registration statement.

   If a registration default exists, the interest rate of the old notes will be increased by $0.05 per week per $1,000 in principal amount of old notes for the first 90-day period (or portion thereof) following the registration default. The interest rate will increase by an additional $0.05 per week per $1,000 in principal amount of old notes for each subsequent 90-day period (or portion thereof) until all registration defaults have been remedied. The interest rate may not be increased as a result of registration defaults by more than $0.50 per week per $1,000 in principal amount of old notes. Following the cure of all registration defaults, the accrual of additional interest on the old notes will cease and the interest rate will revert to the original rate.

   The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all of the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

   If you participate in the exchange offer, you will, with limited exceptions, receive notes that are freely tradeable and not subject to restrictions on transfer. You should read this prospectus under the heading "--Resales of the New Notes" for more information relating to your ability to transfer new notes.

   The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

Expiration Date; Extensions

   The expiration date of the exchange offer is                , 2001 at 5:00
p.m., New York City time. We may extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We expressly reserve the right, in our sole and absolute discretion:

  .  to delay accepting any old notes;

  .  to extend the exchange offer;

  . if any of the conditions under "--Conditions of the Exchange Offer" have not been satisfied, to terminate the exchange offer; and

  . to waive any condition or otherwise amend the terms of the exchange offer in any manner.

   If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any pubic announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any such pubic announcement other than by issuing a release to a national news service.

Terms of the Exchange Offer

   We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange an equal principal amount of new senior notes for outstanding old senior notes and an equal principal amount of new senior PIK notes for outstanding old senior PIK notes. We will accept for exchange any and all old notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreements and the satisfaction of the conditions described under "--Conditions of the Exchange Offer." Holders may tender less than the aggregate principal amount represented by their old notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes.

   As of the date of this prospectus, $53,486,087.50 in aggregate principal amount of the old senior notes and $53,486,087.50 in aggregate principal amount of the old senior PIK notes were outstanding. Solely for reasons of
administration, we have fixed the close of business on             , 2001 as
the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of old notes (or such holder's legal representative or attorney-in-fact) whose ownership is reflected in the records of State Street Bank and Trust Company, as registrar, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the old notes who are entitled to participate in the exchange offer.

   We will be deemed to have accepted validly tendered old notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

   Holders of old notes do not have appraisal or dissenters' rights under applicable law or the applicable indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Rule 14e-1.

   Holders who tender their old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

   Neither our company nor our board of directors makes any recommendation to holders of old notes as to whether to tender any of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of old notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions of the Exchange Offer

   You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

   Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any old notes, and we may terminate or amend the exchange offer if we are not permitted to effect the exchange offer under applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission. If we determine in our sole discretion that any of these events or conditions has occurred, we may, subject to applicable law, terminate the exchange offer and return all old notes tendered for exchange or may waive any condition or amend the terms of the exchange offer.

   We expect that the above conditions will be satisfied. The above conditions are for our sole benefit and may be waived by us at any time in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time. Any determination by us concerning the events described above will be final and binding upon all parties.

Interest

   Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for such new note or, if no interest has been paid or duly provided for on such old note, from May 15, 2001. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on their old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their old notes prior to the original issue date of the new notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on their old notes, and will be deemed to have waived the right to receive any interest on their old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after May 15, 2001.

Procedures for Tendering Old Notes

   The tender of a holder's old notes and our acceptance of old notes will constitute a binding agreement between us and the tendering holder upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders old notes according to the guaranteed delivery procedures described below, the holder must transmit the old notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

   Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

   Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Delivery Instructions"; or

  .  for the account of an eligible institution (as described below).

   If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized Medallion Signature Program (a "Medallion Signature Guarantor"). If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a Medallion Signature Guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should sign in that capacity when signing. Such person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive such requirement.

   As used in this prospectus with respect to the old notes, a "registered holder" is any person in whose name the old notes are registered on the books of the registrar. An "eligible institution" is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934.

   We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of old notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject old notes not properly tendered and to reject any old notes if acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes at any time, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

   Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such period of time as we determine. Neither our company nor the exchange agent is under any duty to give notification of defects in such tenders or will incur any liability for failure to give such notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but will not incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived.

   By tendering, you will represent to us that, among other things:

  . you are not our "affiliate" (as defined in Rule 405 under the Securities Act of 1933);

  .  you will acquire the new notes in the ordinary course of your business;

  . you are not a broker-dealer that acquired your notes directly from us in order to resell them pursuant to Rule 144A under the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

  . if you are a broker-dealer that acquired your notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and

  . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

Guaranteed Delivery Procedures

   If you wish to tender your old notes and:

  .  your old notes are not immediately available; or

  . you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent;

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  . tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

  . on or before the expiration date, the exchange agent must receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number or numbers of the tendered old notes and the principal amount of tendered old notes; and

  . properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer must be received by the exchange agent within four business days after the expiration date of the exchange offer.

   Any holder who wishes to tender old notes pursuant to the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such old notes before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, as and if we have given notice to the exchange agent.

Withdrawal Rights

   Tenders of the old notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under "--The Exchange Agent; Assistance" at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  . specify the name of the person having deposited the old notes to be withdrawn;

  . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the registered holder, with the signature guaranteed by a Medallion Signature Guarantor, together with the other documents required upon transfer by the indenture; and

  . specify the name in which the old notes are to be re-registered, if different from the person who deposited the old notes.

   We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered pursuant to the procedures described under "--Procedures for Tendering Old Notes" at any time on or before the expiration date.

The Exchange Agent; Assistance

   State Street Bank and Trust Company is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

          By Hand, Registered or Certified Mail or Overnight Courier:

                      State Street Bank and Trust Company
                             2 Avenue de Lafeyette
                          Boston, Massachusetts 02111
                           Attention: Meaghan Haight

Fees and Expenses

   We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitations may be made by telephone, facsimile or in person by officers and regular employees of our company and our affiliates and by persons so engaged by the exchange agent.

   We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

   We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

   The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences of Not Exchanging Old Notes

   As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their old notes, except for certain instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable new notes pursuant to the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

   Any old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. In general, such old notes may be resold only:

  .  to our company or any of our subsidiaries;

  . inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of
     1933) or an "accredited investor" that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee;

  . outside the United States in compliance with Rule 904 under the Securities Act of 1933;

  . pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available; or

  . pursuant to an effective registration statement under the Securities Act of 1933.

   Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the old notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the Securities Act of 1933 and that it acknowledges the transfer restrictions summarized above.

Resales of the New Notes

   We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff's position, we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that new notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. In order to receive new notes that are freely tradeable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act of 1933) of the new notes. Holders wishing to participate in the exchange offer must make the representations described in "--Procedures for Tendering Old Notes" above.

   Any holder of old notes:

  . who is our "affiliate" (as defined in Rule 405 under the Securities Act of 1933);

  . who did not acquire the new notes in the ordinary course of its business;

  . who is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A under the Securities Act of 1933 or any other available exemption under the Securities Act of 1933; or

  . who intends to participate in the exchange offer for the purpose of distributing (within the meaning of the Securities Act of 1933) new notes;

will be subject to separate restrictions. Each holder in any of the above categories:

  . will not be able to rely on the interpretations of the staff of the Securities Act of 1933 in the above-mentioned interpretive letters;

  . will not be permitted or entitled to tender old notes in the exchange offer; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of old notes, unless such sale is made pursuant to an exemption from such requirements.

   In addition, if you are a broker-dealer holding old notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of your new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those new notes. The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   Based on the position taken by the staff of the Securities and Exchange Commission in the interpretive letters referred to above, we believe that broker-dealers that acquired old notes for their own accounts, as a result of market-making or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes (other than old notes that represent an unsold allotment from the original sale of the old notes) with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such new notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a Participating Broker-Dealer in connection with resales of such new notes. See "Plan of Distribution." However, a Participating Broker-Dealer that intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under "--The Exchange Agent; Assistance." Any Participating Broker-Dealer that is our "affiliate" may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

   Each Participating Broker-Dealer that tenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, such Participating Broker-Dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to the Participating Broker-Dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

                            DESCRIPTION OF THE NOTES

General

   The old senior notes were and the new senior notes will be issued pursuant to the senior note indenture between NRE Holdings and State Street Bank and Trust Company, as trustee. The old senior PIK notes were and the new senior PIK notes will be issued pursuant to the senior PIK note indenture between NRE Holdings and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the applicable indenture and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of original issuance of the notes. The notes are subject to all such terms, and holders of the notes are referred to the applicable indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the indentures does not purport to be complete and is qualified in its entirety by reference to the applicable indenture, including the definitions in the applicable indenture of certain terms used below.

   As used in this "Description of the Notes":

  . the term "senior notes" refers to the old senior notes and the new senior notes;

  . the term "senior PIK notes" refers to the old senior PIK notes and the new senior PIK notes;

  . the term "notes" refers to each of the senior notes and the senior PIK notes; and

  . the term "indentures" refers to each of the senior note indenture and the senior PIK note indenture.

   All of NRE Holdings' Subsidiaries are Restricted Subsidiaries for purposes of the indentures. However, under certain circumstances, NRE Holdings will be able to designate each of its existing Subsidiaries, Subsidiaries formed by NRE Holdings or Subsidiaries acquired by NRE Holdings after the original issuance of the notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indentures.

   The senior notes initially consisted of $50,000,000 in aggregate principal amount and will mature on November 15, 2007. For the period from November 15, 2000 through May 15, 2001, the senior notes bore interest at the rate of 15% per year. The first interest payment date was June 29, 2001 and included interest payable in kind accrued from November 15, 2000 through May 15, 2001. The outstanding principal amount of the senior notes increased as of May 15, 2001 by $7.0, the amount equal to the interest payable for the period from November 15, 2000 through May 15, 2001. From and after May 15, 2001, the senior notes bear interest at the rate of 10 3/4% per year. Subsequent payments of interest on the senior notes will be payable semi-annually in cash in arrears on November 15 and May 15 in each year, beginning November 15, 2001, to holders of record of senior notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. Interest on the senior notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 2000. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The senior notes were initially in denominations of $1,000 and integral multiples thereof.

   The senior PIK notes initially consisted of $50,000,000 in aggregate principal amount and will mature on May 15, 2008. For the period from November 15, 2000 through May 15, 2001, the senior PIK notes will bear interest at the rate of 15% per year. The first interest payment date was June 29, 2001 and included interest payable in kind accrued from November 15, 2000 through May 15, 2001. From and after May 15, 2001, the senior PIK notes bear interest at the rate of 13% per year. Subsequent payments of interest on the senior PIK notes is payable semi-annually in kind in arrears on November 15 and May 15 in each year, beginning November 15, 2001, to holders of record of senior PIK notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. The outstanding principal amount of the senior PIK notes will be increased on each May 15 and November 15, beginning May 15, 2001, by an amount equal to the interest payable for the preceding semi-annual period. Interest on the senior PIK notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 2000. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The senior PIK notes were initially be issued in denominations of $1,000 and integral multiples thereof.

   Principal of, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at the office of the paying agent and registrar in New York, New York. Holders of notes must surrender their notes to the paying agent to collect principal payments, and NRE Holdings may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to which the holders have given wire transfer instructions to NRE Holdings, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The trustee will initially act as paying agent and registrar. NRE Holdings may change the paying agent or registrar without prior notice to holders of notes, and NRE Holdings or any of its Subsidiaries may act as paying agent or registrar.

   The old senior notes and the old senior PIK notes were and the new senior notes and the new senior PIK notes will be senior unsecured obligations of NRE Holdings, will rank senior in right of payment to all of NRE Holdings' Subordinated Indebtedness, and will rank pari passu in right of payment with all of NRE Holdings' Senior Indebtedness. The old senior notes and the old senior PIK notes are and the new senior notes and the new senior PIK notes will be effectively junior in rank to all of the secured Indebtedness of NRE Holdings and to any Indebtedness of its Subsidiaries, including borrowings under the Credit Agreement. As of March 26, 2001, on a pro forma basis after giving effect to the exchange offer, the aggregate principal amount of the outstanding secured Indebtedness of NRE Holdings and Indebtedness of its Subsidiaries to which the notes would have been effectively junior would have been approximately $126 million. In addition, the obligations of NRE Holdings under the notes will be subject to the BKC Intercreditor Agreement. See "--BKC Intercreditor Agreement." The indentures permit NRE Holdings and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to certain limitations. In addition, under the terms of the indentures, NRE Holdings' Subsidiaries may incur certain Indebtedness pursuant to agreements that may restrict the ability of such Subsidiaries to make dividends or other intercompany transfers to NRE Holdings necessary to service its obligations, including its obligations under the notes. The indentures also do not limit NRE Holdings' incurrence of new obligations under franchise, royalty and lease obligations with BKC. Any failure by NRE Holdings to satisfy its obligations with respect to the notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the indentures and the Credit Agreement and could cause a default under agreements governing other indebtedness of NRE Holdings and its Subsidiaries. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries," and "--Certain Covenants." The maximum principal amount of indebtedness permitted by the indenture which NRE Holdings' Subsidiaries may incur under the Credit Agreement as in effect on the date of the original issuance of the notes is $135,000,000. See "Risk Factors-- Subordination of Notes to Current and Future Obligations."

BKC Intercreditor Agreement

   Pursuant to the BKC Intercreditor Agreement, the obligations of NRE Holdings under the notes are subject to the prior payment in full of all indebtedness, liabilities and other obligations of AmeriKing and its subsidiaries to BKC under the BKC franchise agreements, BKC leases and any other indebtedness of AmeriKing and its subsidiaries to BKC, whenever and however arising, whether primary or secondary, absolute or contingent, and including charges and costs of collection. If AmeriKing or any of its subsidiaries defaults in any such obligation to BKC, NRE Holdings will be prohibited from making any payments in respect of the notes. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries" and "--Subordination as a Result of BKC Intercreditor Agreement."

Redemption of Notes

   Optional Redemption. The notes are not redeemable prior to November 15, 2001. During the 12-month period beginning on November 15 of the years indicated below, the senior notes and the senior PIK notes will each be redeemable, at NRE Holdings' option, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest to the redemption date:

             Year                           Percentage
             ----                           ----------
             2001..........................  104.000%
             2002..........................  102.000%
             2003 and thereafter...........  100.000%

   Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales," NRE Holdings is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the notes.

Mandatory Offers to Purchase Notes

   Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of notes shall have the right to require NRE Holdings to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of purchase. NRE Holdings shall furnish to the trustee, at least two Business Days before notice of an Offer is mailed to all holders of notes pursuant to the procedures described below under "--Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of NRE Holdings. Except as described under "--Change of Control," the indentures do not contain provisions that permit the holders of notes to require NRE Holdings to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by NRE Holdings, the management of NRE Holdings or an affiliate of NRE Holdings, if such transaction does not result in a Change of Control. In addition, because the obligations of NRE Holdings with respect to the notes are effectively subordinated to all secured indebtedness of NRE Holdings and all obligations of its Subsidiaries, existing or future secured indebtedness of NRE Holdings or obligations of its Subsidiaries will prohibit NRE Holdings from repurchasing the notes upon a Change of Control. Moreover, NRE Holdings' ability to repurchase notes following a Change of Control will be limited by its then-available resources. The Change of Control provisions may not be waived by the Board of Directors of NRE Holdings or the trustee without the consent of holders of at least a majority in principal amount of the notes. See "-- Amendment, Supplement and Waiver."

   NRE Holdings expects that prepayment of the notes following a Change of Control would, and the exercise by holders of notes of the right to require NRE Holdings to purchase notes may, constitute a default under the Credit Agreement or other indebtedness of NRE Holdings. The indentures provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Trigger Date, NRE Holdings covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the notes as provided below. NRE Holdings shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase notes pursuant to the provisions described below. The failure of NRE Holdings to comply with this covenant shall constitute an Event of Default described in clause (c) and not in clause (b) under "--Events of Default and Remedies" below. If a Change of Control occurs, NRE Holdings will likely be required to refinance the Indebtedness outstanding under the Credit Agreement and the notes. If there is a Change of Control, any Indebtedness under the Credit Agreement could be accelerated. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the notes given NRE Holdings' high leverage. The financing of the purchases of notes could additionally result in a default under the Credit Agreement or other indebtedness of NRE Holdings. The occurrence of a Change of Control may also have an adverse impact on the ability of NRE Holdings to obtain additional financing in the future. The ability of holders of notes to require that NRE Holdings purchase notes upon a Change of Control may deter persons from effecting a takeover of NRE Holdings. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of notes to require that NRE Holdings purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. See "Risk Factors--Substantial Current Leverage; Limitations on Ability to Service Indebtedness" and "-- Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

   Asset Sales. The indentures each provide that NRE Holdings may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $2,500,000 unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the indentures) to one or more of the following purposes in such combination as NRE Holdings shall elect:

   (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, NRE Holdings' line of business and that of its Restricted Subsidiaries at the time of the Asset Sale; provided that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date"),

   (b) to reimburse NRE Holdings or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking,

   (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of NRE Holdings or Indebtedness of its Restricted Subsidiaries on or prior to the 365th day following the Asset Sale Disposition Date or

   (d) an Offer expiring on or prior to the Purchase Date (as defined herein).

   The indentures provide that NRE Holdings may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by NRE Holdings or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on NRE Holdings' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of NRE Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by NRE Holdings or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by NRE Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of the prior paragraph shall constitute "Excess Proceeds."

   When the aggregate amount of Excess Proceeds exceeds $5,000,000 (such date being an "Asset Sale Trigger Date"), NRE Holdings shall make an Offer to all holders of notes to purchase the maximum principal amount of the notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest to the Purchase Date in accordance with the procedures set forth in the indentures. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

   To the extent that any Excess Proceeds remain after completion of an Offer, NRE Holdings may use such remaining amount for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   Although, in the absence of an event of default, the Credit Agreement permits dividends from NRE Holdings' Subsidiaries to NRE Holdings for the purpose of paying interest on the notes, dividends for other purposes, such as repurchases of notes by NRE Holdings upon an Asset Sale, will not be permitted under the terms of the Credit Agreement. Accordingly, NRE Holdings would need to seek the consent of its lenders under the Credit Agreement in order to repurchase notes with the Net Proceeds of an Asset Sale. See "Risk Factors-- Holding Company Structure; Dependence on Subsidiaries; Limitation on Access to Cash Flow of the Subsidiaries."

   Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the applicable indenture, NRE Holdings shall mail a notice to each holder of notes at such holder's registered address a notice stating: (a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of notes that will be accepted for payment pursuant to such Offer, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")), and (c) such other information required by the applicable indenture and applicable law and regulations.

   On the Purchase Date for any Offer, NRE Holdings will, to the extent required by the applicable indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds, (2) deposit with the paying agent the aggregate purchase price of all notes or portions thereof accepted for payment and any accrued and unpaid interest on such notes as of the Purchase Date, and (3) deliver or cause to be delivered to the trustee all notes tendered pursuant to the Offer. The paying agent shall promptly mail to each holder of notes or portions thereof accepted for payment an amount equal to the purchase price for such notes plus any accrued and unpaid interest thereon, and the trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of notes accepted for payment in part a new note equal in principal amount to any unpurchased portion of the notes and any note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. NRE Holdings will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

   NRE Holdings will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by NRE Holdings to repurchase the notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indentures, NRE Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the indentures by virtue thereof.

   Selection and Notice. In the event of a redemption or purchase of less than all of the notes, the notes to be redeemed or purchased will be chosen by the trustee pro rata, by lot or by any other method that the trustee considers fair and appropriate and, if the notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's notes are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest shall cease to accrue on the notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of notes to be redeemed or purchased at such holder's registered address.

Certain Covenants

   Each of the indentures contains, among other things, the following covenants:

   Limitation on Restricted Payments. Each of the indentures provides that NRE Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

     (i) declare or pay any dividend or make any distribution on account of NRE Holdings' or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of NRE Holdings and dividends or distributions payable by a Restricted Subsidiary to a Restricted Subsidiary or to NRE Holdings;

     (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of NRE Holdings or any of its Restricted Subsidiaries (other than any such Equity Interest purchased from NRE Holdings or any Restricted Subsidiary for fair market value (as determined by the Board of Directors in good faith)); (iii) voluntarily prepay any Subordinated Indebtedness of NRE Holdings, whether any such Subordinated Indebtedness is outstanding on, or issued after, the date of original issuance of the notes except as specifically permitted by the covenants of the applicable indenture as described herein; or (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

   (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

   (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, NRE Holdings shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

   (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the notes, without duplication, exceeds the sum of:

       (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of NRE Holdings (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the notes and ended as of NRE Holdings' most recently ended fiscal quarter at the time of such Restricted Payment; plus

       (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by NRE Holdings from the issue or sale of Capital Stock or other Equity Interests of NRE Holdings subsequent to the date of original issuance of the notes (other than
    (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock); plus

       (3) $2,500,000; plus


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       (4) the amount by which the principal amount of and any accrued interest on either (A) Senior Indebtedness of NRE Holdings or (B) any Indebtedness of any Restricted Subsidiary is reduced on NRE Holdings' consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to the date of original issuance of the notes of any Indebtedness of NRE Holdings or any Restricted Subsidiary (not held by NRE Holdings or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of NRE Holdings (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by NRE Holdings or any Restricted Subsidiary (to persons other than NRE Holdings or any other Restricted Subsidiary) upon such conversion or exchange); plus

       (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

   Notwithstanding the foregoing, the indentures do not prohibit as Restricted
Payments:

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant);

     (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $5,000,000 after the date of original issuance of the notes (it being understood that if any Restricted Investment after the date of original issuance of the notes pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than NRE Holdings or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to NRE Holdings and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (ii), so that up to $5,000,000 of Restricted Investments may be outstanding under this clause (ii) at any given time); provided that, without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith); provided further that, the sum of the cumulative payments made by NRE Holdings pursuant to this clause (ii), clause (iii) and clause (iv) (other than, so long as Parent files consolidated income tax returns which include NRE Holdings, any payments pursuant to any tax sharing agreement) may not exceed $5,000,000;

     (iii) (a) the payment to AmeriKing of cash for the repurchase, redemption, retirement or acquisition of AmeriKing's stock from the executives, management, employees or consultants of AmeriKing or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan and (b) the repurchase, redemption, retirement or acquisition of NRE Holdings' stock from the executives, management, employees or consultants of NRE Holdings or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, together up to an aggregate amount not to exceed $5,000,000; provided that, the aggregate of the cumulative payments made by NRE Holdings pursuant to this clause (iii), clause (ii) and clause (iv) (other than, so long as Parent files consolidated income tax returns which include NRE Holdings, any payments pursuant to any tax sharing agreement) may not exceed $5,000,000;

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

     (iv) any loans, advances, distributions or payments from NRE Holdings to AmeriKing, pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations; provided that, the aggregate of the cumulative payments made by NRE Holdings pursuant to this clause (iv) (other than, so long as Parent files consolidated income tax returns which include NRE Holdings, any payments pursuant to any tax sharing agreement), clauses (ii) and clause (iii) may not exceed $5,000,000;

     (v) any loans, advances, distributions or payments from NRE Holdings to its Restricted Subsidiaries, or any loans, advances, distributions or payments by AmeriKing or a Restricted Subsidiary to NRE Holdings or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

     (vi) the purchase, redemption, retirement or other acquisition of (a) any Senior Indebtedness of NRE Holdings or any Indebtedness of a Restricted Subsidiaries required by its terms to be purchased, redeemed, retired or acquired with the net proceeds from asset sales (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) or upon a change of control (as defined in the instrument evidencing such Senior Indebtedness or Indebtedness) and (b) the notes pursuant to the "--Change of Control" or "--Asset Sales" provisions of the applicable indenture;

     (vii) payments by NRE Holdings of, and to AmeriKing in amounts sufficient to permit AmeriKing to make payments, in respect of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and NRE Holdings' Obligations to pay such fees under the TJC Agreement shall be subordinated expressly to NRE Holdings' Obligations in respect of the notes, and (b) indemnities, expenses and other amounts under the TJC Agreement;

     (viii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of NRE Holdings or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of NRE Holdings) of other Capital Stock or other Equity Interests of NRE Holdings (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to NRE Holdings or a Subsidiary of NRE Holdings) of other Capital Stock or other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

     (ix) the defeasance, redemption or repurchase of pari passu or Subordinated Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of NRE Holdings) of Capital Stock or other Equity Interests of NRE Holdings (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

     (x) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of NRE Holdings or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, NRE Holdings complies with the "Asset Sale" provisions of the applicable indenture;

     (xi) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

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

     (xii) payments of fees, expenses and indemnities to the directors of NRE Holdings and its Restricted Subsidiaries or to AmeriKing in respect of the fees, expenses and indemnities to the directors of AmeriKing;

     (xiii) payments to AmeriKing in amounts permit AmeriKing to pay interest when due, and principal at maturity, in respect of up to $2 million in aggregate principal amount of the AmeriKing senior notes); and

     (xiv) payments to AmeriKing in respect of accounting, legal or other professional or administrative expenses or reimbursements or franchise or similar taxes and governmental charges incurred by them relating to the business, operations or finances of NRE Holdings and its Subsidiaries and in respect of fees and related expenses associated with ongoing public reporting requirements;

   Limitation on Incurrence of Indebtedness. Each of the indentures provides that NRE Holdings will not, and will not permit any Restricted Subsidiary to, issue any Senior Indebtedness (other than the Indebtedness represented by the senior notes and the senior PIK notes and additional senior PIK notes issued in connection with interest payments on senior PIK notes) unless NRE Holdings' Consolidated Senior Leverage Ratio for the last full fiscal quarter immediately preceding the date such additional Indebtedness is issued would have been at least 3.5 to 1 determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such quarter had been issued at the beginning of such quarter.

   The foregoing limitations will not apply to the issuance of:

     (i) Senior Indebtedness of NRE Holdings and/or its Restricted Subsidiaries, including the Credit Agreement, as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding $135,000,000 aggregate principal amount (excluding Indebtedness represented by the senior notes and the senior PIK notes), which amount may be increased one dollar for each dollar of net cash proceeds received by NRE Holdings from the issuance and sale of its Capital Stock;

     (ii) Refinancing Indebtedness; and

     (iii) Other Permitted Indebtedness.

   Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of NRE Holdings except for guarantees issued by Restricted Subsidiaries pursuant to the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant, provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

   Limitation on Liens. Each of the indentures provides that NRE Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, NRE Holdings and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the notes are equally and ratably secured.

   Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Each of the indentures provides that NRE Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by NRE Holdings or any Restricted Subsidiary, or pay any Indebtedness owed to, NRE Holdings or any Restricted Subsidiary, (b)

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

make loans or advances to NRE Holdings, or (c) transfer any of its properties or assets to NRE Holdings, except for such encumbrances or restrictions existing under or by reason of:

     (i) applicable law,

     (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i) or (ii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi), (vii),
  (ix), (x) or (xi) of the definition of Other Permitted Indebtedness, or (C) by agreements and transactions permitted under the "Limitation on Restricted Payments" covenant,

     (iii) customary provisions restricting subletting or assignment of any lease or license of NRE Holdings or any Restricted Subsidiary,

     (iv) (A) the terms of the BKC Intercreditor Agreement and any other BKC Agreements, and (B) customary provisions of any other franchise, distribution or similar agreement,

     (v) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by NRE Holdings or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

     (vi) Indebtedness or other agreements existing on the date of original issuance of the notes,

     (vii) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi), (vii),
  (ix), (x) or (xi) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of notes than the encumbrances and restrictions in the refinanced Indebtedness,

     (viii) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary,

     (ix) the terms of any Indebtedness of NRE Holdings incurred in connection with the "Limitation on Incurrence of Indebtedness" covenant, provided that the terms of such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is otherwise permitted by this covenant, or

     (x) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

   Nothing contained in this covenant shall prevent NRE Holdings from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of NRE Holdings or any of its Restricted Subsidiaries that are subject to Permitted Liens.

   Limitation on Issuance by Restricted Subsidiaries of Preferred Equity Interests. The indentures each provide that that no Restricted Subsidiary may issue or sell preferred Equity Interests to any Person other than NRE Holdings or another Restricted Subsidiary.

   Limitation on Transactions With Affiliates. Each of the indentures provide that neither NRE Holdings nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or

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

lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to NRE Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

   The indentures each further provide that NRE Holdings will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by NRE Holdings and its Restricted Subsidiaries in excess of $2,500,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of NRE Holdings in good faith) unless NRE Holdings delivers to the
Trustee:

     (i) a resolution of the Board of Directors of NRE Holdings stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the applicable indenture, and

     (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to NRE Holdings or such Restricted Subsidiary, as the case may be, from a financial point of view.

   Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

     (i) transactions between NRE Holdings and any Restricted Subsidiary or between Restricted Subsidiaries;

     (ii) payments under the TJC Agreement;

     (iii) any other payments or transactions permitted pursuant to the "Limitation on Restricted Payments" covenant;

     (iv) payments and transactions under the Jaro Leases;

     (v) payments and transactions involving FleetBoston Financial Corporation and its subsidiaries and affiliates in connection with the BBI Note, the Credit Agreement and any other Indebtedness permitted by the "Limitation on Incurrence of Indebtedness" covenant; or

     (vi) payments and transactions in connection with the Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds."

   Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries. NRE Holdings will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of NRE Holdings other than the notes (the "Other Company Indebtedness") unless (A) such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to each of the indentures providing for a guarantee of payment of the notes then outstanding by such Restricted Subsidiary to the same extent as the guarantee of payment (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any) and (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is (1) Senior Indebtedness, the guarantee for the notes shall be pari passu in right of payment with the Other Company Indebtedness Guarantee and (2) Subordinated Indebtedness, the guarantee for the notes shall be senior in right of payment to the Other Company Indebtedness Guarantee; provided that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

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

   Each guarantee of the notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the Trustee and shall provide, among other things, that it will be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer permitted by the applicable indenture of (a) all of NRE Holdings' Capital Stock in such Restricted Subsidiary or (b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein or (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the notes, except a discharge or release by or as a result of direct payment under such Other Company Indebtedness Guarantee.

   Designation of Restricted and Non-Restricted Subsidiaries. The indentures each provide that, subject to the exceptions described below, from and after the date of original issuance of the notes, NRE Holdings may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that (i) (A) the Subsidiary to be so designated has total assets of $1,000,000 or less and (B) immediately before and after giving effect to such designation on a Pro Forma Basis: (1) NRE Holdings could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, and (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant. Any Investment made by NRE Holdings or any Restricted Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary shall thereafter be considered as having been a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of NRE Holdings in good faith) of the Equity Interests of such Subsidiary held by NRE Holdings and its Restricted Subsidiaries on such date, and (ii) the amount of the Investments determined in accordance with GAAP made by NRE Holdings and any of its Restricted Subsidiaries in such Subsidiary.

   A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. A Non-Restricted Subsidiary may not be redesignated as a Restricted Subsidiary, however, if immediately following such redesignation such Non-Restricted Subsidiary would have any preferred Equity Interests outstanding that would not be owned directly or indirectly by NRE Holdings or one or more Restricted Subsidiaries.

   The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of NRE Holdings stating that the Board of Directors has made such designation in accordance with the applicable indenture, and NRE Holdings is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the applicable indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Trustee.

Merger or Consolidation

   The indentures each provide that NRE Holdings shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of NRE Holdings, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the applicable indenture and the notes; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth

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(immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of NRE Holdings immediately preceding the Disposition, (ii) be permitted immediately after the Disposition by the terms of the applicable indenture to issue at least $1.00 of additional Indebtedness determined on a Pro Forma Basis, and
(iii) have a Cash Flow Coverage Ratio, for the four fiscal quarters immediately preceding the applicable Disposition, and determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of NRE Holdings for such four quarter period. The limitations in the indentures on NRE Holdings' ability to make a Disposition described in this paragraph do not restrict NRE Holdings' ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the indentures as described herein.

   Prior to the consummation of any proposed Disposition, NRE Holdings shall deliver to the Trustee an Officers' Certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the applicable indenture.

Provision of Financial Information to Holders of Notes

   So long as the notes are outstanding, whether or not NRE Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, NRE Holdings shall submit for filing with the Commission the annual reports, quarterly reports and other documents relating to NRE Holdings and its Restricted Subsidiaries that NRE Holdings would have been required to file with the Commission pursuant to Section 13 or 15(d) if NRE Holdings were subject to such reporting requirements. NRE Holdings will also provide to all holders of notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act.

Events of Default and Remedies

   Each of the indentures provides that an Event of Default is: (a) a default for 30 days in payment of interest on the notes; (b) a default in payment when due of principal or premium, if any, with respect to the notes; (c) the failure of NRE Holdings to comply with any of its other agreements or covenants in, or provisions of, such indenture or the notes outstanding under such indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph; (d) a default by NRE Holdings or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NRE Holdings or any Restricted Subsidiary (or the payment of which is guaranteed by NRE Holdings or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $5,000,000; (e) a failure by NRE Holdings or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $5,000,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry; and (f) certain events of bankruptcy or insolvency involving NRE Holdings or any Significant Subsidiary. In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of NRE Holdings with the intention of avoiding payment of the premium that NRE Holdings would have to pay pursuant to a redemption of notes as described under "--Redemption of Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

   A Default or Event of Default under clause (c) (other than an Event of Default arising under the "Merger or Consolidation" covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) is not an Event of Default under the applicable indenture until the Trustee or the

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holders of at least 25% in principal amount of the notes then outstanding notify NRE Holdings of the Default and NRE Holdings does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (f) of the preceding paragraph will result in the notes automatically becoming due and payable without further action or notice.

   Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding senior notes or the senior PIK notes, as the case may be, may declare all such notes to be due and payable by notice in writing to NRE Holdings and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable. The holders of a majority in principal amount of the senior notes or the senior PIK notes, as the case may be, then outstanding under the applicable indenture, by notice to the Trustee, may rescind any declaration of acceleration of such notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the senior notes or the senior PIK notes, as the case may be, then outstanding under the applicable indenture may direct the Trustee in its exercise of any trust or power. Holders of the notes may not enforce the applicable indenture, except as provided therein. The Trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the senior notes or the senior PIK notes, as the case may be, then outstanding may on behalf of all holders of such notes waive any existing Default or Event of Default under the applicable indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such notes, which may only be waived with the consent of each holder of the notes affected.

   Upon any payment or distribution of assets of NRE Holdings and its Subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (f) above involving certain events of bankruptcy or insolvency of NRE Holdings or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any Holders of notes given the effective structural subordination of the notes to the obligations of NRE Holdings under the Credit Agreement and the BKC Intercreditor Agreement and to the obligations of the Subsidiaries of NRE Holdings.

   NRE Holdings is required to deliver to the trustee under each of the indentures annually a statement regarding compliance with the applicable indenture, and upon an officer of NRE Holdings becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

No Personal Liability of Officers, Directors, Employees, Stockholders and Subsidiaries

   No officer, employee, director, stockholder or Subsidiary of NRE Holdings shall have any liability for any Obligations of NRE Holdings under the notes or either of the indentures, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation, except, in the case of a Subsidiary, for an express guarantee or an express creation of any Lien by such Subsidiary of NRE Holdings' Obligations under the notes issued in accordance with the applicable indenture. Each holder of the notes by accepting a note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the notes. The foregoing waiver may not be effective to waive liabilities under the Federal securities laws and the Commission is of the view that such a waiver is against public policy.

Satisfaction and Discharge of the Indentures

   NRE Holdings at any time may terminate all its obligations under the notes and the indentures ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as

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defined herein) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the notes). NRE Holdings at any time may terminate (1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants" and certain other covenants in the indenture, (2) the operation of clauses (c), (d), (e), and (f) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

   NRE Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If NRE Holdings exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If NRE Holdings exercises its covenant defeasance option, payment of the notes shall not be accelerated because of an Event of Default specified in clauses (c), (d), (e) or (f) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of NRE Holdings' failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

   To exercise either defeasance option with respect to the notes outstanding, NRE Holdings must irrevocably deposit in trust (the "defeasance trust") with the Trustee under the applicable indenture money or U.S. Government Obligations (as defined in such indenture) for the payment of principal of, premium, if any, and unpaid interest on the notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee of an opinion of counsel to the effect that holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Transfer and Exchange

   Holders of notes may transfer or exchange their notes in accordance with the terms of the applicable indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the applicable indenture, in connection with any such transfer or exchange. Neither NRE Holdings nor the Registrar is required to issue, register the transfer of, or exchange (i) any note selected for redemption or tendered pursuant to an Offer, or (ii) any note during the period between (a) the date the Trustee receives notice of a redemption from NRE Holdings and the date the notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a note will be treated as its owner for all purposes.

Amendment, Supplement and Waiver

   Subject to certain exceptions, the indentures may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the senior notes or the senior PIK notes, as the case may be, then outstanding under such indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding under such indenture. Without the consent of any holder of notes, NRE Holdings and the Trustee may amend or supplement the indentures or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption by a successor corporation of NRE Holdings' obligations to the holders of notes in the case of a Disposition, to comply with the Trust indenture Act, or to make any change that does not materially adversely affect the legal rights of any holder of notes.

   Without the consent of each holder of notes affected, NRE Holdings may not:

     (i) reduce the principal amount of notes whose holders must consent to an amendment to the applicable indenture or a waiver under the applicable indenture;

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     (ii) reduce the rate of or change the interest payment time of the notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase notes--Change of Control" and "--Asset Sales") or the price at which NRE Holdings is required to offer to purchase the notes;

     (iii) reduce the principal of or change the fixed maturity of the notes;

     (iv) make the notes payable in money other than stated in the notes;

     (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the notes, or rights of holders of the notes to receive payment of principal or interest; or

     (vi) waive any default in the payment of principal of, premium, if any, or unpaid interest on, and Liquidated Damages, if any, with respect to the notes.

Concerning the Trustee

   The indentures each contain limitations on the rights of the trustee under the indenture, if it becomes a creditor of NRE Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust indenture Act) it must eliminate such conflict or resign.

   The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indentures each provide that if an Event of Default occurs (and has not been cured), the trustee under the applicable indenture will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the applicable indenture, the trustee will be under no obligation to exercise any of its rights or powers under its indenture at the request of any of the holders of the notes, unless such holders shall have offered to the trustee security and indemnity satisfactory to it.

   State Street Bank and Trust Company is also the trustee under the indenture relating to AmeriKing's senior notes.

Book-Entry; Delivery and Form

 The Global Securities

   The new senior notes and the new senior PIK notes will be, issued in the form of one or more global certificates, known as "global notes." The global notes will be deposited on the date of the acceptance for exchange of the old notes and the issuance of the new notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee.

   New notes that are issued as described below under "Issuance of Certificated Securities" will be issued in the form of registered definitive certificates, known as "certificated notes." Upon the transfer of certificated notes, such certificated notes may, unless the global notes have previously been exchanged for certificated notes, be exchanged for an interest in the global notes representing the principal amount of new notes being transferred.

   Persons holding interests in the global notes may hold their interests directly through DTC, or indirectly through organizations which are participants in DTC.

   The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of

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the respective settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any paying agent or registrar takes any responsibility for these operations or procedures, and holders of notes are urged to contact the relevant system or its participants directly to discuss these matters.

   DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended and (5) a "clearing agency" registered pursuant to
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   Ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

   The laws of some jurisdictions may require that some types of purchasers of new notes take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in new notes represented by a global notes to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.

   So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have securities represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the applicable Indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of new notes under the applicable Indenture or the global note.

   We understand that under existing industry practice, if we request any action of holders of new notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

   Payments with respect to the principal of, and premium, if any, and interest on, any new notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the new notes under the applicable Indenture. Under the terms of the applicable Indenture, we may

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treat, and the trustee may treat, the persons in whose names the new notes, including the global notes, are registered as the owners of the new notes for the purpose of receiving payment on the new notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global notes will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

   Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Issuance Of Certificated Securities

   If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the new notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of new notes in definitive form under the applicable Indenture or (3) upon the occurrence and continuation of an event of default under the applicable Indenture with respect to any series of new notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the new notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

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   Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related new notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

Same-Day Settlement and Payment

   NRE Holdings will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Certain Definitions

   Set forth below are certain of the defined terms used in the indentures. Reference is made to the applicable indenture for the definition of all other terms used in such indenture.

   "Affiliate" means any of the following:

     (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with NRE Holdings,

     (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above,

     (iii) any trust in which any such persons described in clause (i) or
  (ii) above has a beneficial interest, and

     (iv) any corporation or other organization of which any such persons described above collectively own 50% or more of the equity of such entity.

   "Asset Sale" means the sale, lease, conveyance or other disposition by NRE Holdings or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the notes or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with:

     (i) the sale or disposition of any Restricted Investment,

     (ii) any Equity Offering by (a) NRE Holdings or (b) any Restricted Subsidiary if the proceeds therefrom are used to make mandatory prepayments of Indebtedness under the Credit Agreement or Indebtedness of the Restricted Subsidiaries or redeem notes as described above in "Optional Redemption,"

     (iii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

     (iv) the sale of inventory in the ordinary course of business,

     (v) a sale-leaseback of assets within one year following the acquisition of such assets,

     (vi) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property,

     (vii) a transfer of assets by NRE Holdings or a Restricted Subsidiary to NRE Holdings or a Restricted Subsidiary,

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     (viii) the designation of a Restricted Subsidiary as a Non-Restricted
  Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant,

     (ix) the sale, lease, conveyance or other disposition of all or substantially all of the assets of NRE Holdings as permitted under "-- Merger or Consolidation,"

     (x) the sale or disposition of obsolete equipment or other obsolete assets,

     (xi) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant,

     (xii) any foreclosure and sale pursuant to the Credit Agreement, or

     (xiii) the exchange of assets for other non-cash assets that (a) are useful in the business of NRE Holdings and its Restricted Subsidiaries and
  (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined by the Board of Directors in good faith).

   "BKC" means Burger King Corporation and its successors and assigns.

   "BKC Agreements" means the franchise, trademark, royalty, lease, sublease and other agreements, obligations and liabilities of AmeriKing and its Subsidiaries with or to BKC.

   "Board of Directors" means NRE Holdings' board of directors or any authorized committee of such board of directors.

   "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

   "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus:

   (a) the portion of Net Income attributable to the minority interests in its Restricted Subsidiaries, to the extent not included in calculating Consolidated Net Income, plus

   (b) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus

   (c) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus

   (d) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus

   (e) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the Offerings), to the extent deducted in computing Consolidated Net Income, plus

   (f) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus

   (g) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus

   (h) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus

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   (i) any extraordinary or non-recurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus

   (j) to the extent not covered in clause (e) above, fees paid or payable in respect of the TJC Agreement to the extent deducted in computing Consolidated Net Income, plus

   (k) the net loss of any person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus

   (l) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income;

provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

   "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of: (i) Cash Flow, divided by (ii) the sum of Consolidated Interest Expense and all dividend payments on any series of preferred stock of such person (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock) and except for accrued and unpaid dividends with respect to preferred stock outstanding on the date of original issuance of the notes), in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

   "Change of Control" means the occurrence of each of the following:

     (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Existing Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of NRE Holdings; and

     (ii) NRE Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, NRE Holdings, in any such event pursuant to a transaction in which the outstanding Voting Stock of NRE Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of NRE Holdings is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by NRE Holdings as a Restricted Payment under the indenture and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Existing Stockholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; and

     (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of NRE Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of NRE Holdings was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as

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  directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of NRE Holdings then in office;

provided, however, that a Change of Control shall not occur as a result of any changes in ownership of the Capital Stock of AmeriKing following the date of the indentures if such change results from a bankruptcy or insolvency proceeding under the United States Bankruptcy Code.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of NRE Holdings' assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require NRE Holdings to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NRE Holdings and its respective Subsidiaries to another person may be uncertain.

   "Commission" means the Securities and Exchange Commission.

   "Consolidated Interest Expense" means, for any given period and person, the aggregate of the interest expense in respect of all Indebtedness of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Offerings and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

   "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

     (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and

     (ii) Consolidated Net Income of any person will not include, without duplication, any deduction for:

       (A) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time,

       (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements),

       (C) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees),

       (D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, and

       (E) any Restructuring Charges; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

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   "Consolidated Net Worth" with respect to any person means, as of any date, the consolidated equity of the common stockholders of such person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication:

   (a) the amortization of all write-ups of inventory,

   (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements),

   (c) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees),

   (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time,

   (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity,

   (f) any Restructuring Charges, and

   (g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109; provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.

   "Consolidated Senior Indebtedness" means the Obligations on any Indebtedness of NRE Holdings determined on a consolidated basis that effectively ranks senior in right of payment to the Notes, including, without limitation, (i) Indebtedness of NRE Holdings that by its terms is expressly senior in right of payment to the Notes, other than Indebtedness of NRE Holdings owed to one or more of its Subsidiaries, (ii) Indebtedness of NRE holdings that is secured by a Lien, (iii) Indebtedness of NRE Holdings' Subsidiaries, including, without limitation, Indebtedness incurred under the Credit Agreement, other than Indebtedness of such Subsidiaries owed to NRE Holdings or to another of NRE Holdings' Subsidiaries.

   "Consolidated Senior Leverage Ratio" means, for any fiscal quarter, the ratio of NRE Holding's (i) total Consolidated Senior Indebtedness less consolidated cash and cash equivalents determined as of the last day of such fiscal quarter to (ii) annualized consolidated earnings before deducting interest, taxes, depreciation and amortization; provided, however, that if during such fiscal quarter NRE Holdings or any of its Subsidiaries (a) acquired one or more Persons the business or assets of one or more Persons, (b) sold or disposed or one or more Persons or the business or assets or one or more Persons or (c) opened one or more new or rebuilt restaurants, then the foregoing calculation shall be made on a pro forma basis, giving effect to such acquisition, sale, disposition or opening of restaurants, and related incurrence, repayment or financing of Indebtedness or other related transactions, including any restructuring charges which would other wise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, in each case as if such acquisition, sale, disposition or opening of restaurants and related transactions, costs, costs savings, charges, restructurings, incurrence, repayment or refinancing had occurred on the first day of such fiscal quarter.

   "Credit Agreement" means the Consolidated Amended and Restated Credit Agreement, dated June 27, 2001, among National Restaurant Enterprises, Inc. and certain of its Subsidiaries and the lenders party thereto in their capacities as lenders thereunder and Fleet National Bank, as agent, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof),

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

supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant, or adding Subsidiaries of AmeriKing as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the notes.

   "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation) provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

   "Equity Offering" means a public or private offering by NRE Holdings for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

   "Existing Stockholders" means (a) The Jordan Company and its affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, JZ Equity Partners PLC, Leucadia National Corporation and Jordan Industries, Inc., and their respective Subsidiaries, (b) the officers and directors of AmeriKing on the date of issuance of the notes and their respective Affiliates and family members and trusts for the benefit of any of the foregoing and (c) AmeriKing.

   "GAAP" means generally accepted accounting principles, consistently applied, as of the date of original issuance of the notes. All financial and accounting determinations and calculations under the indenture will be made in accordance with GAAP.

   "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements, and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

   "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of persons or businesses by NRE Holdings or the Restricted Subsidiaries or the retention of executives, officers or employees by NRE Holdings or the Restricted Subsidiaries.

   "Indebtedness" means, with respect to any person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued

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

expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; provided, however, that "Indebtedness" will not include (i) any Incentive Arrangements or obligations or payments thereunder, or (ii) any BKC Agreement, except for any indebtedness in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases).

   "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation, dissolution or winding up of NRE Holdings, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of NRE Holdings.

   "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

   "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

   "Jaro Leases" means the leases between NRE Holdings' Subsidiaries and Lawrence E. Jaro relating to two Burger King restaurants as in effect at the date of original issuance of the notes.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

   "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by NRE Holdings or any of its Restricted Subsidiaries in respect of such Asset Sale, net of:

     (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the notes) and legal, accounting, management and advisory and investment banking fees and sales commissions),

     (ii) taxes paid or payable as a result thereof,

     (iii) any portion of cash proceeds that NRE Holdings determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by NRE Holdings or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date,

     (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and

     (v) any deduction or appropriate amounts to be provided by NRE Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by NRE Holdings or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

   "Non-Restricted Subsidiary" means any Subsidiary of NRE Holdings other than a Restricted Subsidiary.

   "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

   "Other Permitted Indebtedness" means:

     (i) Indebtedness of NRE Holdings and its Restricted Subsidiaries existing as of the date of original issuance of the notes and all related Obligations as in effect on such date;

     (ii) Indebtedness of NRE Holdings and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

     (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

     (iv) intercompany Indebtedness of and among NRE Holdings and its Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of NRE Holdings not issued in compliance with the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant);

     (v) Indebtedness of NRE Holdings and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses (iii), (iv), (v) (but only to the extent that such Indebtedness is provided by NRE Holdings or a Restricted Subsidiary) or (xi) of the second sentence of the "Limitation on Restricted Payments" covenant;

     (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the notes, provided that such Indebtedness is nonrecourse to NRE Holdings and its Restricted Subsidiaries and NRE Holdings and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

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

     (vii) Indebtedness of NRE Holdings and its Restricted Subsidiaries under Hedging Obligations;

     (viii) Indebtedness of NRE Holdings and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

     (ix) Indebtedness of any person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such person in connection with or in anticipation of such acquisition;

     (x) guarantees by Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary if such Indebtedness so guaranteed is permitted under the indenture;

     (xi) guarantees by a Restricted Subsidiary of Indebtedness of NRE Holdings if the Indebtedness so guaranteed is permitted under the indenture and the notes are guaranteed by such Restricted Subsidiary to the extent required by the "Limitation on Guaranties of Company Indebtedness by Restricted Subsidiaries" covenant;

     (xii) guarantees by NRE Holdings of Indebtedness of any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the indenture;

     (xiii) Indebtedness of NRE Holdings and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business; and

     (xiv) Indebtedness of NRE Holdings and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets.

   "Permitted Liens" means: (a) with respect to NRE Holdings and its Restricted
Subsidiaries:

        (1) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

       (2) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

       (3) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

       (4) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

       (5) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of NRE Holdings or any of its Restricted Subsidiaries incurred in the ordinary course of business;

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

       (6) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of original issuance of the notes, provided that: (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted by the "Limitation on Incurrence of Indebtedness" covenant;

       (7) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

       (8) judgment and attachment Liens not giving rise to an Event of Default;

       (9) leases or subleases granted to others not interfering in any material respect with the business of NRE Holdings or any of its Restricted Subsidiaries;

       (10) Liens securing Indebtedness under Hedging Obligations;

       (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

       (12) Liens arising out of consignment or similar arrangements for the sale of goods entered into by NRE Holdings or its Restricted
    Subsidiaries in the ordinary course of business;

       (13) any interest or title of a lessor in property subject to any capital lease obligation or operating lease;

       (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

       (15) Liens existing on the date of original issuance of the notes and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

       (16) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Indebtedness permitted by the terms of the indenture;

       (17) Liens in respect of (A) the BKC Intercreditor Agreement or (B) other BKC Agreements that do not constitute Indebtedness; and

       (18) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $5,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets);

(b) with respect to the Restricted Subsidiaries:

       (1) Liens securing Restricted Subsidiaries' reimbursement Obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

       (2) Liens securing Indebtedness issued by Restricted Subsidiaries if such Indebtedness is (A) under the Credit Agreement, or (B) permitted by the first sentence of the "Limitation on Incurrence of Indebtedness" covenant, clauses (i) or (ii) of the second sentence of the "Limitation on Incurrence

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

    of Indebtedness" covenant, or clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens), (vi), (vii), (ix) or (x) of the definition of Other Permitted Indebtedness;

       (3) Liens securing intercompany Indebtedness issued by any Restricted Subsidiary to NRE Holdings or another Restricted Subsidiary; and

       (4) Liens securing guarantees by Restricted Subsidiaries of Indebtedness issued by NRE Holdings if such guarantees permitted by clause (xi) (but only in respect of the property, rights and assets of the Restricted Subsidiaries issuing such guarantees) of the definition of Other Permitted Indebtedness;

(c) with respect to NRE Holdings:

       (1) Liens securing Indebtedness issued by NRE Holdings if such Indebtedness is (A) under the Credit Agreement or NRE Holdings' guaranty thereof, or (B) if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by NRE Holdings under the Credit Agreement pursuant to clause (i) and/or clause (ii) of the second sentence of "Limitation on Incurrence of Indebtedness" covenant);

       (2) Liens securing Indebtedness of NRE Holdings if such Indebtedness is permitted by clauses (i), (iii) (to the extent the Indebtedness subject to such Refinancing Indebtedness was subject to Liens) or (vii) of the definition of Other Permitted Indebtedness;

       (3) Liens securing guarantees by NRE Holdings of Indebtedness issued by Restricted Subsidiaries if such Indebtedness is permitted by the "Limitation on Incurrence of Indebtedness" covenant (including, but not limited to, Indebtedness issued by Restricted Subsidiaries under the Credit Agreement pursuant to clause (i) and/or clause (ii) of the second sentence of the "Limitation on Incurrence of Indebtedness" covenant) and if such guarantees are permitted by clause (xii) (but only in respect of Indebtedness issued by the Restricted Subsidiaries under the Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant) of the definition of Other Permitted Indebtedness; and

       (4) Liens securing NRE Holdings' reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof provided, however, that, notwithstanding any of the foregoing, the Permitted Liens referred to in clause (c) of this definition shall not include any Lien on Capital Stock of Restricted Subsidiaries held directly by NRE Holdings (as distinguished from Liens on Capital Stock of Restricted Subsidiaries held by other Restricted Subsidiaries) other than Liens securing:

         (A) Indebtedness of NRE Holdings issued under the Credit
      Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness,

         (B) Liens in respect of (1) the BKC Intercreditor Agreement and
      (2) other BKC Agreements that do not constitute Indebtedness, and

         (C) guarantees by NRE Holdings of Indebtedness issued by Restricted Subsidiaries under the Credit Agreement pursuant to the "Limitation on Incurrence of Indebtedness" covenant and any permitted Refinancing Indebtedness of such Indebtedness.

   "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant, giving pro forma effect to (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;
(2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Redeemable Preferred Stock" means preferred stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder thereof on, or prior to, the maturity date of the notes.

   "Refinancing Indebtedness" means (i) Indebtedness of NRE Holdings and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under this indenture or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness,
(ii) any refinancings of Indebtedness issued under the Credit Agreement, and
(iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).

   "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include:

     (i) Investments in marketable securities and other negotiable instruments permitted by the indenture;

     (ii) any Incentive Arrangements;

     (iii) Investments in NRE Holdings; or

     (iv) Investments in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith)). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

   "Restricted Subsidiary" means: (i) any Subsidiary of NRE Holdings existing on the date of original issuance of the notes, and (ii) any other Subsidiary of NRE Holdings formed, acquired or existing after the date of original issuance of the notes that is designated as a "Restricted Subsidiary" by NRE Holdings pursuant to a resolution approved a majority of the Board of Directors, provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of NRE Holdings that has been redesignated by NRE Holdings pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in

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accordance with the "Designation of Restricted and Non-Restricted Subsidiaries"
covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

   "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with NRE Holdings or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

   "Senior Indebtedness" means:

     (i) all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of NRE Holdings, whether outstanding on the date of issuance of the notes or thereafter created, incurred or assumed, of the following types: (A) all Indebtedness of NRE Holdings (including without limitation the Credit Agreement and the notes) for money borrowed, and (B) all Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which NRE Holdings is responsible or liable;

     (ii) all capitalized lease obligations of NRE Holdings;

     (iii) all Obligations of NRE Holdings: (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) constituting Hedging Obligations, or (C) issued as the deferred purchase price of property and all conditional sale Obligations of NRE Holdings and all Obligations of NRE Holdings under any title retention agreement;

     (iv) all guarantees of NRE Holdings with respect to Obligations of other persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other persons; and

     (v) all Obligations of NRE Holdings consisting of modifications, renewals, extensions, replacements and refundings of any Obligations described in clauses (i), (ii), (iii) or (iv) unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Obligations are subordinated or junior in right of payment to the notes;

provided, however, that Senior Indebtedness shall not be deemed to include:

       (1) any Obligation of NRE Holdings to any Subsidiary,

       (2) any liability for federal, state, local or other taxes owed or owing by NRE Holdings,

       (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

       (4) any Indebtedness, guarantee or Obligation of NRE Holdings that is contractually subordinated or junior in any respect to any other Indebtedness, guarantee or Obligation of NRE Holdings, or

       (5) any Indebtedness to the extent the same is incurred in violation of the indenture.

   Senior Indebtedness shall include all Obligations in respect of the notes and the indenture.

   To the extent any payment on the notes, whether by or on behalf of NRE Holdings, as proceeds of security or enforcement of any right of setoff or otherwise, is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or

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similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the notes or part thereof originally intended to be satisfied by such payment shall be deemed to be reinstated and outstanding as if such payment had not occurred.

   "SFAS 106" means Statement of Financial Accounting Standards No. 106.

   "SFAS 109" means Statement of Financial Accounting Standards No. 109.

   "Significant Subsidiary" means any Restricted Subsidiary of NRE Holdings that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

   "Subordinated Indebtedness" means all Obligations of the type referred to in clauses (i) through (v) of the definition of Senior Indebtedness, if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

   "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

   "TJC Agreement" means the Management Consulting Agreement, dated September 1, 1994, between AmeriKing and TJC Management Corporation, as in effect on the date of original issuance of the notes.

   "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a summary of the material United States federal income and estate tax consequences relevant to the acquisition, ownership and disposition of your new senior notes, new senior PIK notes and warrants. We assume for purposes of this discussion that you acquired your new senior notes and new senior PIK notes by tendering your old senior notes and old senior PIK notes to us pursuant to the terms of the Exchange Offer, and that you originally acquired your old senior notes and old senior PIK notes by tendering your AmeriKing senior notes to us in exchange for our issuance of your old senior notes, old senior PIK notes and warrants. We assume for purposes of this discussion that you hold your new senior notes, new senior PIK notes and warrants as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is a general summary only and does not address all tax aspects of ownership of the new senior notes, the new senior PIK notes and the warrants that may be relevant to your particular circumstances. In particular, we do not discuss any special considerations that may apply if you are:

  .  a dealer in securities;

  .  a life insurance company;

  .  a tax-exempt entity;

  .  a financial institution; or

  .  an investor in a pass-through entity such as a partnership.

   We also do not discuss the consequences that might result if you:

  . enter into a hedge of your investment in the new senior notes, new senior PIK notes, or the warrants, or

  . hold the new senior notes, new senior PIK notes or the warrants as part of a synthetic security or other integrated transaction.

Our discussion is based on the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, as well as judicial decisions. All of these authorities are subject to change at any time, and any such changes could result in tax consequences for you that would differ from the consequences described below.

   You should consult your tax advisor concerning the U.S. federal income and estate tax consequences of your proposed investment in the new senior notes, the new senior PIK notes and the warrants, as well as state, local income, franchise, and gift tax consequences, or other consequences under the laws of any other taxing jurisdiction.

U.S. Holders

   This part of the discussion is meant to apply to you if you are a "U.S. Holder" of new senior notes, new senior PIK notes and warrants. You are a U.S. Holder if you are a beneficial owner of new senior notes, new senior PIK notes and warrants, and you are:

  .  a citizen or resident of the United States;

  . a corporation, partnership, or other entity organized under the laws of the United States or any political subdivision of the United States;

  . an estate taxed by the United States without regard to its sources of income; or

  . a trust if a court within the United States can exercise primary supervision over its administration and one or more United States persons have authority to control all of its substantial decisions.

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   The Exchange Offer. The exchange of your old senior notes and old senior PIK notes for new senior notes and new senior PIK notes pursuant to the terms of the Exchange Offer should not be a taxable event for United States federal income tax purposes. Consequently, your initial tax basis in your new senior notes and new senior PIK notes should be equal to your adjusted tax basis in your old senior notes and old senior PIK notes, respectively, at the time of the exchange. In addition, your holding period for your new senior notes and new senior PIK notes should include your holding period for your old senior notes and old senior PIK notes, respectively.

   Payments of Stated Interest on the New Senior Notes. Based on the terms of the new senior notes, we believe (and intend to take the position) that all payments of stated interest on your new senior notes, like all payments of stated interest on your old senior notes, constitute qualified stated interest for purposes of the original issue discount ("OID") rules of the Code. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate. Consequently, a payment of stated interest on your new senior notes should be taxable to you as ordinary income at the time it is received or accrued, depending upon your method of accounting.

   Original Issue Discount on the New Senior Notes. Under the OID provisions of the Code, OID is defined as the excess (if any) of the stated redemption price at maturity of a debt instrument over the issue price of the debt instrument. The stated redemption price at maturity is the sum of all payments required to be made on the debt instrument (generally, the payments required to be made on a debt instrument are payments of stated interest and repayments of principal) except for payments of qualified stated interest (see previous paragraph). Your old senior notes were issued by us in a transaction in which we exchanged each old senior note for an equal face amount of certain senior notes of AmeriKing. We took (and still maintain) the position that, for United States federal income tax purposes, the issue price of each old senior note was its face amount. Based on this position, and our position that all payments of stated interest on your new senior notes constitute qualified stated interest, the issue price of your old senior notes should be equal to their stated redemption price at maturity and, consequently, there should be no OID on your new senior notes. The IRS, however, might take the position that the issue price of your old senior notes was equal to the fair market value of the AmeriKing senior notes at the time of issuance of the old senior notes or, alternatively, the fair market value of the old senior notes at the time of their issuance (see the following paragraph). Due to the financial condition of AmeriKing at the time of issuance of the old senior notes, we believe that the fair market value at that time of both the old senior notes and the senior notes of AmeriKing exchanged for the old senior notes was substantially less than the face amount of the old senior notes. If the IRS were successful in contending that the issue price of your old senior notes was equal to either their fair market value or the fair market value of the AmeriKing senior notes exchanged for the old senior notes, the issue price of your old senior notes would be less than their face amount, and your old senior notes would have been issued with OID equal to the excess of their face amount over their issue price. If your old senior notes were issued with OID, your new senior notes also will have OID attributable to the excess of their face amount over their issue price, and you will be required to account for this OID according to the rules described below.

   The issue price of your old senior notes would be equal to their fair market value at the time of issuance, or equal to the fair market value at that same time of the AmeriKing senior notes exchanged for the old senior notes, only if either or both of the AmeriKing senior notes and the old senior notes were "publicly traded" securities within the meaning of the OID provisions of the Code. We have taken, and will continue to take, the position that neither the old senior notes nor the AmeriKing senior notes exchanged for the old senior notes were publicly traded at the time of issuance of the old senior notes. However, it is possible that the IRS might challenge this position and that a court might disagree with us and hold that the old senior notes, and consequently the new senior notes, were issued with OID.

   If, contrary to our belief and position, your new senior notes were issued with OID, the OID on your new senior notes would be taxable income to you. The OID on your new senior notes would be ordinary income to you (similar to interest income), not capital gain. In addition, the OID on your new senior notes would not be taxable income to you at the time we pay it to you. Instead, unless the amount of OID on the new senior notes

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is de minimis (see the next paragraph), you would be required to report portions of the OID as taxable income in each year you hold your new senior notes, even though we will not pay you any cash for the OID until the new senior notes are redeemed. If the OID rules were to apply to the new senior notes, you would realize ordinary income on your new senior notes (as a combination of stated interest and OID) at a rate higher than the stated interest rate on your new senior notes. The rate at which ordinary income would accrue on your new senior notes would be their "yield to maturity," as determined for purposes of the OID rules. During the first OID accrual period (we would choose the accrual periods, which may be of any length up to one year, so long as each scheduled payment of principal or interest on the new senior notes occurs on the first or last day of an accrual period), you would realize an amount of ordinary income equal to the product of the issue price of your new senior notes and the yield to maturity of the new senior notes (as adjusted for the length of the OID accrual period chosen). The difference between the amount of ordinary income you would realize in this OID accrual period and the total amount of qualified stated interest that we would pay to you during or at the end of this period would be the amount of OID that accrues on your new senior notes during this period. Under the OID rules, any portion of this accrued OID that we do not pay to you on or before the end of this first OID accrual period would be added to the issue price of your new senior notes for purposes of calculating the "adjusted issue price" as of the beginning of the second OID accrual period (in addition to increasing the adjusted issue price of your new senior notes, any amount of OID that you realize during an OID accrual period would increase the tax basis of your new senior notes). Correspondingly, if we were to make a payment to you on or before the end of an OID accrual period that was greater than the amount of stated interest for such period, such excess would be subtracted from the issue price and tax basis of your new senior notes for purposes of determining the adjusted issue price and the adjusted tax basis of your new senior notes as of the beginning of the following OID accrual period. During the second and each succeeding OID accrual period, you would realize an amount of ordinary income equal to the product of the adjusted issue price of your new senior notes as of the beginning of this period and the yield to maturity of the new senior notes (as adjusted for the length of the accrual period).

   Even if the new senior notes were treated as issued at a discount, we would not be required to treat this discount as OID, and you would not be required to include the discount on your new senior notes in income under the rules discussed in the previous paragraph, if the total amount of OID on your new senior notes were less than a de minimis amount. The OID on your new senior notes would be de minimis if it were less than 0.25% of the face amount of your new senior notes multiplied by the number of complete years to maturity of your new senior notes. We believe it likely, although we cannot be certain, that if the new senior notes were treated as issued with OID, the total amount of OID would not be de minimis.

   The OID rules of the Code and the Treasury regulations are complex. You should consult your tax advisor for more details regarding the possible application of the OID rules to your investment in the new senior notes.

   Redemption or Sale. Generally, if you sell your new senior notes or your new senior notes are redeemed, you will realize capital gain or loss equal to the difference between the amount of cash and the fair market value of any other property received and the adjusted tax basis of your new senior notes at the time of such sale or redemption. However, if you receive any cash or other property that represents stated interest, these amounts will be ordinary income. If, contrary to our belief, your new senior notes were issued with OID, any OID that you have accrued on your new senior notes increases the basis of your new senior notes for purposes of determining the amount of gain or loss on a sale or redemption (however, any such basis increases will be offset in whole or in part by reductions in basis attributable to any cash payments in respect of accrued OID that we make to you prior to sale or redemption). In general, the maximum tax rate for non-corporate taxpayers on long-term capital gains currently is 20% for most capital assets (including the new senior notes) held for more than 12 months. A rate of 18% applies to capital gain on assets held for more than 5 years that are sold after December 31, 2000.

   Optional Redemption. Our option to redeem the new senior notes at any time on or after November 15, 2001 should be treated as a "call option" for purposes of the OID regulations (see "Description of the Notes--Redemption of Notes-- Optional Redemption"). As a result, we would be presumed under the OID regulations to exercise our option to redeem the new senior notes if, by treating the date of exercise of our call option as

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the maturity date and the amount for which we could redeem the new senior notes in accordance with the terms of the redemption feature (that is, the principal amount plus redemption premium, if any, plus accrued and unpaid interest) as the stated redemption price at maturity, the yield to maturity on the new senior notes would be lower than the yield to maturity would be if we did not exercise our call option. If our call option is presumed exercised for purposes of the OID regulations, the amount of the redemption premium likely would be treated as OID and you would be required to accrue the redemption premium in income under the rules described above. We believe, however, that the exercise of our call option at any time between November 15, 2001 and November 15, 2003 would result in a higher yield to maturity than if we did not exercise the option. Consequently, we believe that our call option should not be presumed to be exercised for purposes of the OID regulations, and that you should not be required to treat the redemption premium as OID.

   Tax Consequences of Holding the New Senior PIK Notes. Under the terms of your old and new senior PIK notes, the outstanding principal amount will be increased each May 15 and November 15, commencing May 15, 2001, by an amount equal to the interest payable for the preceding semi-annual period. Thus, instead of making payments of stated interest to you in cash, we will pay stated interest on your new senior PIK notes in the form of additional notes. For purposes of the OID regulations, however, a distribution by us of additional notes in lieu of a payment of stated interest in cash is not treated as a payment of interest made on your new senior PIK notes. Instead, any notes we distribute to you in lieu of cash interest payments on your new senior PIK notes are aggregated with and treated as part of our issuance of new senior PIK notes. Consequently, the amount of interest on your new senior PIK notes that is treated as qualified stated interest (i.e., interest that is required to be paid at least annually at a single fixed rate) will be less than the amount of stated interest payable on your new senior PIK notes (some or all of which, as just discussed, is paid in the form of additional notes). Any stated interest payable with respect to your new senior PIK notes that is not treated as qualified stated interest will be treated as part of the stated redemption price at maturity of your new senior PIK notes for purposes of the OID regulations. Your new senior PIK notes will have OID if and to the extent that the stated redemption price at maturity is greater than the issue price of your new senior PIK notes. We believe, and intend to take the position, that the issue price of the new senior PIK notes is their face amount. Consequently, your new senior PIK notes will have OID, and we believe that the total amount of OID on your new senior PIK notes should be equal to the sum of all payments due on your new senior PIK notes other than the stated principal amount.

   If, contrary to our belief, either the old senior PIK notes or the AmeriKing senior notes exchanged for the old senior PIK notes were publicly traded within the meaning of the OID regulations at the time of issuance of the old senior PIK notes, the issue price of the new senior PIK notes would be equal to such fair market value and likely would be less than their face amount. In this case, your new senior PIK notes will have even more OID than if their issue price were equal to their face amount, because the excess of the face amount of your new senior PIK notes over their issue price would represent additional OID. You will be required to accrue and report the OID on your new senior PIK notes under the rules discussed above (see the discussion of the OID rules in "--Original Issue Discount on the New Senior Notes").

   The tax consequences of a sale or redemption of new senior PIK notes generally should be similar to the consequences of a sale or redemption of new senior notes, as described above.

   Tax Consequences of Holding and Exercising the Warrants. Except as noted otherwise below, the following discussion assumes that the form of the warrants will be respected for federal income tax purposes. However, because the exercise price of your warrants is nominal, you may be treated as holding the common stock receivable on exercise of your warrants beginning on the date on which you acquired your warrants. You should consult your tax advisor as to the tax consequences of being treated as holding common stock rather than warrants to purchase stock.

   Your initial tax basis in a warrant will be equal to the fair market value of the warrant as of the date you acquired the warrant pursuant to the terms of our issuance of your new senior notes, new senior PIK notes and warrants in exchange for your AmeriKing senior notes. Your exercise of a warrant will not be treated as a

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taxable event for federal income tax purposes, except with respect to the receipt of cash in lieu of a fractional share of common stock. Your receipt of cash in lieu of a fractional share of common stock would be taxable as if the fractional share had been issued pursuant to the exercise of a warrant and then redeemed for cash. As a result, you would recognize gain or loss in an amount equal to the difference between the cash received and the sum of the your tax basis in the portion of the warrant allocable to the cash received and the exercise price of such portion of the warrant. The tax basis of common stock acquired upon your exercise of a warrant will be equal to the sum of (i) your tax basis in such warrant and (ii) the exercise price. Your tax basis in the warrants will be increased by the amount (if any) of any constructive distribution with respect to the warrants, and decreased by the portion of any constructive distribution that is treated as a tax-free recovery of basis, in each case under the circumstances described below. Your holding period for the common stock acquired upon exercise of a warrant will begin on the date of exercise of the warrant (unless the warrants were treated as evidencing ownership of the common stock for which such warrants are exercisable, in which case your holding period would begin on the date you acquired the warrants).

   In general, the sale, exchange or other taxable disposition of a warrant or common stock acquired upon your exercise of a warrant will result in your recognition of gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and your tax basis in the warrant or common stock, as the case may be. Gain or loss on the disposition of common stock generally would be long-term capital gain or loss if you held the common stock for more than one year at the time of disposition. In the case of the disposition (including the purchase by us) of a warrant, gain or loss generally would be long-term capital gain or loss if you held the warrant for more than one year at the time of the disposition (assuming that the common stock issuable upon exercise of such warrant would have been a capital asset if you had acquired it).

   In the event the warrants are treated as common stock for federal income tax purposes, a sale of common stock or warrants to us should be governed by the stock redemption provisions of section 302 of the Code. In such a case, our repurchases of common stock or warrants would be treated as a dividend and taxed as ordinary income to the extent of our current and accumulated earnings and profits (as determined for federal income tax purposes), unless, taking into account certain constructive ownership rules, you terminated your entire equity interest in us or the redemption was "substantially disproportionate" with respect to you or was "not essentially equivalent to a dividend." In a published ruling, the IRS has indicated that a holder whose actual and constructive stock ownership in an issuer was minimal and who exercised no control over corporate affairs was generally entitled to capital gain or loss treatment upon the redemption of such holder's stock so long as his percentage stock ownership was thereby reduced taking into account applicable constructive ownership rules.

   If a redemption of common stock or warrants (in the event the warrants are treated as common stock for federal income tax purposes) is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash. Your adjusted tax basis in the redeemed common stock or warrants, as the case may be, will be transferred to any remaining stock that you hold in us. If you do not retain any stock ownership in us, you may lose such basis entirely.

   The expiration of a warrant generally will result in a capital loss to you in an amount equal to your tax basis in the warrant. The loss generally would be a long-term capital loss if you held the warrant for more than one year at the time of expiration, assuming that the common stock issuable upon exercise of the warrant would have been a capital asset if you had acquired it.

   The exercise price of the warrants is subject to adjustment under certain circumstances. See "Description of the Warrants--Adjustments." If you are a holder of warrants and we make an adjustment that has the effect of increasing your proportionate interest in our assets or earnings (for example, an adjustment following a distribution of cash or property by us to our shareholders) such an adjustment may be treated under section 305 of the Code as a constructive distribution that is taxable to you first as dividend income, to the extent of our current and accumulated earnings and profits, then treated as reducing your basis in your warrants to the extent

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thereof, and finally as capital gain to any further extent. Similarly, our failure to adjust the number of shares of common stock issuable on exercise of a warrant to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock may in certain circumstances give rise to such a deemed distribution to holders of our common stock.

   Distributions on Common Stock. If we make distributions on common stock that you acquire pursuant to the exercise of a warrant, such distributions will be taxable as ordinary dividend income to the extent that the cash amount does not exceed our current and accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of such distributions paid on our common stock exceeds our current and accumulated earnings and profits (as determined for federal income tax purposes), the distributions will be treated as a return of capital, thus reducing your adjusted tax basis in your common stock. The amount of any such excess distribution that is greater than the your adjusted basis in your common stock will be treated as capital gain. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of our allocable earnings and profits, unless the context indicates otherwise.

   If you are a corporate holder of our common stock, any distributions we make to you that are treated as dividends will be eligible for the 70% dividends-received deduction under section 243 of the Code, subject to limitations generally applicable to the dividends-received deduction, including those contained in sections 246 and 246A of the Code and the provisions for computation of adjusted current earnings for purposes of the corporate alternative minimum tax. Under section 246(c) of the Code, the 70% dividends-received deduction will not be available to you with respect to a dividend on your shares of our common stock if you have held or hold your shares for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which your shares become ex-dividend with respect to such dividend. The length of time that you are deemed to have held your shares of our common stock for purposes of section 246(c) is reduced by periods during which your risk of loss with respect to your stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. Section 246(c) also denies the 70% dividends-received deduction to the extent that you are under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received.

Non-U.S. Holders

   The following discussion addresses the principal U.S. federal income and estate tax consequences to you if you own new senior notes, new senior PIK notes and warrants, and you are not a U.S. Holder as described above.

   Payments of Interest and OID on the New Senior Notes and New Senior PIK Notes. Payments of interest or OID to you on your new senior notes or new senior PIK notes will not be subject to U.S. federal withholding tax (which currently is imposed at a rate of 30%, or less, if you qualify for benefits under an income tax treaty), provided that:

  . you do not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our voting stock;

  . you are not a "controlled foreign corporation" that is related, directly or indirectly, to us through stock ownership;

  . you are not a bank holding the new senior notes or the new senior PIK notes as loans made in the ordinary course of business; and

  .  you have met certain certification requirements (summarized below).

   In order to claim exemption from U.S. withholding tax on payments of interest on your new senior notes and new senior PIK notes, current Treasury Regulations generally require that:

  . you (or your agent) must deliver to the withholding agent an IRS Form W-8BEN, signed by your or your agent on your behalf, claiming exemption from withholding or a reduced rate of withholding under a applicable tax treaty; or

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

  . if you hold your new senior notes or new senior PIK notes through a securities clearing organization or certain other financial institutions, the organization or institution that holds your new senior notes or new senior PIK notes must provide a signed statement to the withholding agent that is accompanied by an IRS Form W-8BEN provided by you to that same organization or institution.

   Special rules apply to the certifications that must be provided by entities like partnerships, estates, trusts and intermediaries. You should consult your tax advisor regarding the application of the U.S. withholding rules to your particular circumstances.

   In addition, interest on your new senior notes or new senior PIK notes will not be subject to U.S. federal withholding tax, but will be subject to U.S. federal income tax, if:

  .  you are engaged in the conduct of a trade or business in the United
     States;

  . interest income on your new senior notes or new senior PIK notes is attributable to the conduct of your trade or business in the United States (and, if a "permanent establishment" clause in a tax treaty applies, is attributable to your permanent establishment in the U.S.); and

  . you have certified to the withholding agent (generally, we, or a financial institution acting as our agent, will be the withholding agent) on an IRS Form W-8ECI that you are exempt from withholding tax because the interest income on your new senior notes or new senior PIK notes is effectively connected with the conduct of your U.S. trade or business.

   If you have income that is attributable to the conduct of your U.S. trade or business ("effectively connected income") and you are treated for United States federal income tax purposes as a corporation, you also may be subject to a branch profits tax equal to 30% (or a lower rate if a treaty applies) of your effectively connected earnings and profits (subject to certain adjustments). Interest income from your new senior notes or new senior PIK notes will be included in your effectively connected earnings and profits and will be subject to the branch profits tax if it is effectively connected income.

   Dividends on Common Stock. If you are a non-U.S. Holder of our common stock, any dividends we pay to you (and adjustments to or failures to adjust the conversion price of your warrants that result in a deemed taxable distribution to you, as described above in "--U.S. Holders--Tax Consequences of Holding and Exercising the Warrants") are subject to withholding tax at a rate of 30% unless--

  . you qualify for a reduced withholding rate under an income tax treaty, and you have provided a valid Form W-8BEN claiming the treaty rate, or

  . the dividends are effectively connected with your conduct of a trade or business in the United States (and, if a "permanent establishment" clause in a tax treaty applies, is attributable to your permanent establishment in the U.S.), and you have provided a valid Form W-8ECI indicating that the dividends are effectively connected with the conduct of your trade or business in the United States.

A dividend that is effectively connected with the conduct of a trade or business in the United States generally is subject to United States federal income tax and the branch profits tax, if applicable. You should consult your tax advisor to determine whether any dividends we might pay to you on our common stock would be treated as effectively connected income and whether you might be able to claim any treaty benefits.

   Sale of New Senior Notes or New Senior PIK Notes. If you sell or otherwise dispose of your new senior notes or new senior PIK notes in a transaction that is treated as a taxable exchange for U.S. federal income tax purposes, you generally will not be subject to U.S. federal income tax on any gain you recognize on this transaction, unless:

  . the gain is effectively connected with the conduct of your U.S. trade or business (and, if an applicable tax treaty so provides, is attributable to your U.S. permanent establishment), or

  . you are an individual who holds your new senior notes or new senior PIK notes as capital assets and are present in the U.S. for 183 days or more in the year in which you disposed of your new senior notes or new senior PIK notes and certain other conditions are met, or

  . you are an individual who is subject to the special U.S. income tax provisions that apply to certain expatriates.

   If the gain on the sale of your new senior notes or new senior PIK notes is effectively connected income, it will not be subject to withholding tax but will be subject to U.S. income tax and the branch profits tax if you are a corporation (as described above). If you are an individual who holds your new senior notes or new senior PIK notes as capital assets and are present in the U.S. for 183 days or more in the year in which you disposed of your new senior notes or new senior PIK notes, your gain will be subject to tax at a flat rate of 30%, but you should be able to offset the gain with U.S. capital losses. If you are an individual who has spent more than 183 days in the U.S. in the year in which you disposed of your new senior notes or new senior PIK notes, you should consult your tax advisor regarding the application of these rules to your particular circumstances.

   Sale of Warrants or Common Stock. If you are a non-U.S. holder, your sale of warrants or any common stock that you acquired pursuant to exercise of your warrants generally is subject to the same rules that apply to the sale of your new senior notes or new senior PIK notes. In addition, any gain you realize on the sale of our common stock or warrants (if the warrants are treated as common stock for federal income tax purposes) will be subject to United States federal income taxation if, at any time during the five-year period ending on the date of sale, we were a "United States real property holding company" for United States federal income tax purposes. We believe that we are not at present, and do not expect to become, a United States real property holding company.

   Estate Tax Consequences. Generally, if you are an individual who is not a U.S. citizen or resident (special definitions of these terms apply for purposes of the U.S. federal estate tax) at the time of your death, any new senior notes or new senior PIK notes beneficially owned by you at the time of your death should not be subject to U.S. federal estate tax, provided that:

  . at the time of your death, income with respect to your new senior notes or new senior PIK notes would not be treated as effectively connected with the conduct by you of any U.S. trade or business, and

  . income with respect to your new senior notes or new senior PIK notes would qualify for the exemption from withholding tax described above (without regard to whether or not you satisfied the certification requirements).

   If you are an individual who is neither a citizen nor a resident of the United States at the time of your death, any common stock you own at the time of your death will be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

   If you are an individual, you should consult with your tax advisor regarding the possible application of the U.S. federal estate tax provisions to your particular circumstances.

Backup Withholding

   You may be subject under certain circumstances to backup withholding with respect to payments on the new senior notes, new senior PIK notes or our common stock. Generally, backup withholding will apply only if:

  . you fail to provide your social security or other taxpayer identification number ("TIN") to the withholding agent or, in the case of a non-U.S. Holder, you fail to provide a required certification that you are not a United States person, or

  .  you furnish an incorrect TIN, or

  . you are notified by the IRS that you have failed to properly report payments of interest and dividends and the IRS has notified us that you are subject to backup withholding, or

  . you fail, under certain circumstances, to provide the withholding agent with a certified statement, signed under penalty of perjury, that the TIN you provided is your correct TIN and that you are not subject to backup withholding.

Backup withholding applies at a rate of 30.5% to payments made in 2001; 30% to payments made in 2002 or 2003; 29% to payments made in 2004 or 2005; 28% to payments made after 2005 and before 2011; and 31% to payments made thereafter.

   Certain taxpayers, including corporations, generally are exempt from backup withholding. In addition, payment of proceeds from a sale or other taxable disposition by a non-U.S. Holder through a broker is not subject to backup withholding tax if the broker does not have certain connections with the United States as provided in the applicable Treasury regulations. Backup withholding is not an additional tax. Any amount withheld from payment a payment to you under the backup withholding rules is allowable as a credit against your federal income tax liability, provided that the required information is furnished to the IRS. You should consult your tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain Federal Income Tax Consequences to Us and to Corporate Holders

   We believe that the Senior PIK Notes you exchanged for your new senior PIK notes were issued with a sufficiently high yield to maturity that the Senior PIK Notes constitute "applicable high yield discount obligations" ("AHYDOs") for United States federal income tax purposes. Because your exchange of your Senior PIK Notes for new senior PIK notes is not treated as a taxable exchange for federal income tax purposes, we believe that the new senior PIK notes also constitute AHYDOs. Because the new senior PIK notes constitute AHYDOs, we will not be allowed to deduct OID that accrues with respect to the new senior PIK notes until we pay amounts attributable to accrued OID in cash. Consequently, a portion of the tax deductions that otherwise would be available to us in respect of the new senior PIK notes will be deferred. The deferral of these deductions will reduce our after-tax cash flows for these periods of deferral. In addition, because the yield to maturity on the new senior PIK notes exceeds the relevant applicable federal rate ("AFR") plus six percentage points, we are required to treat a portion of the OID accruing on the new senior PIK notes (the "disqualified portion") as a non-deductible dividend. If you are a corporate holder of new senior PIK notes, the disqualified portion of the OID accruing on your new senior PIK notes may be treated as a distribution with respect to our stock for purposes of the dividends received deduction of sections 243, 246 and 246A of the Code. Subject to otherwise applicable limitations, if you are a corporate holder of new senior PIK notes you would be entitled to a dividends received deduction with respect to the disqualified portion of the OID accruing on the new senior PIK notes if we have sufficient current and accumulated earnings and profits (as defined for purposes of the corporate distribution provisions of the Code). To the extent that our earnings and profits are insufficient, any portion of the OID accruing on your new senior PIK notes that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be taxed to you as OID in accordance with the rules described earlier.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

   We will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

                                 LEGAL MATTERS

   Mayer, Brown & Platt, Chicago, Illinois will pass on the validity of, and certain legal matters concerning, the new notes.

                                    EXPERTS

   The financial statements included in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in this registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to National Restaurant Enterprises, Inc.'s ability to continue as a going concern), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to this exchange offer. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. This prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be disclosed. However, as the descriptions are summaries of the contracts, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees.

   As a result of the exchange offer, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

               Index To the Consolidated Financial Statements of
             National Restaurant Enterprises, Inc. And Subsidiaries

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................   F-2

Consolidated Balance Sheets as of December 25, 2000 and December 27, 1999.   F-3

Consolidated Statements of Operations and Changes in Accumulated Deficit
 for the fiscal years ended December 25, 2000, December 27, 1999 and
 December 28, 1998........................................................   F-4

Consolidated Statements of Cash Flows for the fiscal years ended December
 25, 2000,
 December 27, 1999 and December 28, 1998..................................   F-5

Notes to Consolidated Financial Statements................................   F-6

Consolidated Balance Sheets as of June 25, 2001 and June 26, 2000
 (Unaudited)..............................................................  F-17

Consolidated Statements of Operations and of Retained Earnings
 (Accumulated Deficit) for the two quarters ended June 25, 2001 and June
 26, 2000 (Unaudited).....................................................  F-18

Consolidated Statements of Cash Flows for the two quarters ended June 25,
 2001 and June 26, 2000 (Unaudited).......................................  F-19

Notes to Consolidated Financial Statements (Unaudited)....................  F-20

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
National Restaurant Enterprises, Inc.
Westchester, Illinois

   We have audited the accompanying consolidated balance sheets of National Restaurant Enterprises, Inc. and subsidiaries as of December 25, 2000 and December 27, 1999, and the related consolidated statements of operations and changes in accumulated deficit and of cash flows for each of the three fiscal years in the period ended December 25, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of National Restaurant Enterprises, Inc. and subsidiaries as of December 25, 2000 and December 27, 1999, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 25, 2000 in conformity with accounting principles generally accepted in the United States of America.

   The accompanying financial statements for the year ended December 25, 2000 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company experienced losses from operations and non-compliance with certain financial covenants of its long-term debt. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP

Chicago, Illinois
March 23, 2001 (August 16, 2001 as to Notes 3 and 14)

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    December 25, 2000 and December 27, 1999

                                                    December 25,  December 27,
                                                        2000          1999
                                                    ------------  ------------
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $ 21,174,000  $ 14,754,000
  Accounts receivable..............................    3,131,000     3,810,000
  Inventories......................................    5,113,000     5,200,000
  Prepaid expenses.................................    2,853,000     1,089,000
  Current portion of deferred income taxes (Note
   9)..............................................    1,054,000        81,000
                                                    ------------  ------------
    Total current assets...........................   33,325,000    24,934,000
PROPERTY AND EQUIPMENT (Note 4)....................   77,213,000    76,661,000
GOODWILL...........................................  156,214,000   167,960,000
DEFERRED INCOME TAXES (Note 9).....................    6,599,000       205,000
OTHER ASSETS:
  Deferred financing costs.........................      948,000     1,255,000
  Franchise agreements.............................    8,068,000     7,379,000
  Other long-term assets...........................      288,000       154,000
                                                    ------------  ------------
    Total other assets.............................    9,304,000     8,788,000
                                                    ------------  ------------
TOTAL.............................................. $282,655,000  $278,548,000
                                                    ============  ============

       LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and other accrued expenses...... $ 19,183,000  $ 16,289,000
  Accrued payroll and related expenses.............    8,848,000     8,903,000
  Accrued taxes payable............................    3,698,000     4,580,000
  Note payable.....................................          --        255,000
  Current portion of long-term debt (Note 5).......      983,000       828,000
                                                    ------------  ------------
    Total current liabilities......................   32,712,000    30,855,000
                                                    ------------  ------------
LONG-TERM DEBT--Less current (Note 5)..............  222,118,000   216,523,000
OTHER LONG-TERM LIABILITIES (Note 14)..............   16,635,000     1,028,000
COMMITMENTS AND CONTINGENCIES (Note 14)............          --            --
                                                    ------------  ------------
    Total liabilities..............................  271,465,000   248,406,000
                                                    ------------  ------------
STOCKHOLDER'S EQUITY:
  Common stock (1,000 shares authorized, issued and
   outstanding at December 25, 2000 and December
   27, 1999).......................................           10            10
  Additional paid-in capital.......................   36,399,990    36,399,990
  Accumulated deficit..............................  (25,210,000)   (6,258,000)
                                                    ------------  ------------
    Total stockholder's equity.....................   11,190,000    30,142,000
                                                    ------------  ------------
TOTAL.............................................. $282,655,000  $278,548,000
                                                    ============  ============

                See notes to consolidated financial statements.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN ACCUMULATED DEFICIT For the Fiscal Years Ended December 25, 2000, December 27, 1999, and December
                                    28, 1998

                                       Fiscal 2000   Fiscal 1999   Fiscal 1998
                                       ------------  ------------  ------------
SALES
  Restaurant food sales..............  $383,874,000  $381,013,000  $297,989,000
  Non-food sales.....................    13,777,000    14,888,000     9,499,000
                                       ------------  ------------  ------------
    Total sales......................   397,651,000   395,901,000   307,488,000
RESTAURANT OPERATING EXPENSES:
  Cost of food sales.................   111,641,000   112,761,000    87,942,000
  Cost of non-food sales.............    13,553,000    12,651,000     7,978,000
  Restaurant labor and related costs.   105,992,000   103,173,000    78,326,000
  Occupancy..........................    41,731,000    39,414,000    31,538,000
  Depreciation and amortization of
   goodwill and franchise agreements.    16,983,000    15,818,000    11,568,000
  Advertising........................    22,110,000    21,028,000    15,858,000
  Royalties..........................    13,438,000    13,341,000    10,463,000
  Other restaurant operating
   expenses..........................    41,849,000    34,698,000    25,966,000
  Restructuring expenses.............     4,323,000           --            --
                                       ------------  ------------  ------------
    Total restaurant operating
     expenses........................   371,620,000   352,884,000   269,639,000
GENERAL AND ADMINISTRATIVE EXPENSES..    18,544,000    16,836,000    13,886,000
OTHER OPERATING EXPENSES:
  Depreciation expense--office.......       854,000     1,138,000       842,000
  Write-down of long-lived assets
   (Note 12).........................     9,438,000       980,000     1,177,000
  Loss on disposal of equipment......       649,000       225,000       394,000
  Management and directors' fees.....       650,000       663,000       650,000
                                       ------------  ------------  ------------
    Total other operating expenses...    11,591,000     3,006,000     3,063,000
                                       ------------  ------------  ------------
OPERATING INCOME (LOSS)..............    (4,104,000)   23,175,000    20,900,000
OTHER EXPENSE:
  Interest expense-net...............   (21,595,000)  (20,655,000)  (16,556,000)
  Amortization of deferred costs.....      (391,000)     (311,000)     (431,000)
  Other expense--net.................       (99,000)      (57,000)     (156,000)
                                       ------------  ------------  ------------
    Total other expense..............   (22,085,000)  (21,023,000)  (17,143,000)
                                       ------------  ------------  ------------
INCOME (LOSS) BEFORE PROVISION
 (BENEFIT) FOR INCOME TAXES..........   (26,189,000)    2,152,000     3,757,000
PROVISION (BENEFIT) FOR INCOME TAXES.    (7,237,000)    1,335,000     1,944,000
                                       ------------  ------------  ------------
NET INCOME (LOSS)....................   (18,952,000)      817,000     1,813,000
ACCUMULATED DEFICIT--Beginning of
 year................................    (6,258,000)   (7,075,000)   (8,888,000)
                                       ------------  ------------  ------------
ACCUMULATED DEFICIT--End of year.....  $(25,210,000) $ (6,258,000) $ (7,075,000)
                                       ============  ============  ============
WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING--BASIC AND
 DILUTED.............................         1,000         1,000         1,000
                                       ============  ============  ============
NET INCOME (LOSS) PER COMMON SHARE--
 BASIC AND DILUTED...................  $ (18,952.00) $     817.00  $   1,813.00
                                       ============  ============  ============

                See notes to consolidated financial statements.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the Fiscal Years Ended December 25, 2000, December 27, 1999, and December
                                    28, 1998

                                       Fiscal 2000   Fiscal 1999   Fiscal 1998
                                       ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)....................  $(18,952,000) $    817,000  $  1,813,000
  Adjustments to reconcile net income
   (loss) to net cash flows from
   operating activities:
  Depreciation and amortization......    18,227,000    17,268,000    12,841,000
  Amortization of discount on note
   payable to Parent.................       531,000       490,000       532,000
  Deferred income taxes..............    (7,367,000)    1,285,000     1,893,000
  Write-down of long-lived assets....     9,438,000       980,000     1,177,000
  Loss on disposition of equipment...       649,000       225,000       394,000
  Changes in:
   Accounts receivable...............       679,000    (1,298,000)     (789,000)
   Inventories.......................        87,000    (2,654,000)      (76,000)
   Prepaid expenses..................    (1,905,000)     (756,000)    1,127,000
   Accounts payable, accrued expenses
    and other long-term liabilities..    17,571,000     5,135,000     7,120,000
                                       ------------  ------------  ------------
    Net cash flows provided by
     operating activities............    18,958,000    21,492,000    26,032,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of restaurant franchise
   agreements, equipment and
   goodwill..........................    (3,689,000)  (46,070,000)  (27,591,000)
  Proceeds from sale of property.....       463,000
  Cash paid for franchise agreements.    (1,351,000)     (619,000)     (440,000)
  Cash paid for property and
   equipment.........................   (12,910,000)  (12,728,000)   (9,816,000)
                                       ------------  ------------  ------------
    Net cash flows used for investing
     activities......................   (17,487,000)  (59,417,000)  (37,847,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term debt......                                 2,657,000
  Proceeds from long-term debt.......                                 1,800,000
  Cash paid for financing costs......       (15,000)                   (923,000)
  Advances under line of credit......     5,975,000    45,243,000    15,000,000
  Payments on line of credit.........                                (3,000,000)
  Payments on short-term debt........      (255,000)   (2,402,000)
  Payments on long-term debt.........      (756,000)     (753,000)     (586,000)
  Payments on capital leases.........                                   (74,000)
                                       ------------  ------------  ------------
    Net cash flows provided by
     financing activities............     4,949,000    42,088,000    14,874,000
NET CHANGE IN CASH AND CASH
 EQUIVALENTS.........................     6,420,000     4,163,000     3,059,000
CASH AND CASH EQUIVALENTS--Beginning
 of year.............................    14,754,000    10,591,000     7,532,000
                                       ------------  ------------  ------------
CASH AND CASH EQUIVALENTS--End of
 year................................  $ 21,174,000  $ 14,754,000  $ 10,591,000
                                       ============  ============  ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the year for
   interest..........................  $ 22,643,000  $ 19,352,000  $ 16,125,000
                                       ============  ============  ============
  Cash paid during the year for
   income taxes......................  $    497,000  $    100,000  $     90,000
                                       ============  ============  ============


                See notes to consolidated financial statements.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 For the Fiscal Years Ended December 25, 2000, December 27, 1999, and December
                                    28, 1998

1. Description of Business

   National Restaurant Enterprises, Inc. ("NRE" or the "Company") is a wholly owned subsidiary of a newly formed company, National Restaurant Enterprises Holdings, Inc. ("NRE Holdings"). NRE Holdings is a wholly owned subsidiary of AmeriKing Corporation ("AmeriKing" or "Parent")). NRE owns and operates Burger King restaurants in twelve states under the AmeriKing name. NRE Holdings was created in June 2001 to own the common stock of NRE (See Note 14), formerly owned by AmeriKing.

   During fiscal 1998, the Company, in a series of transactions, acquired 30 Burger King restaurants in Illinois, Kentucky, Ohio, Tennessee and Wisconsin (the "1998 Acquisitions") for $23.8 million in cash, excluding transaction fees and expenses. In addition, the Company closed three restaurants, one in Illinois, one in Virginia and one in Ohio. Also, the Company developed 17 Burger King restaurants in Illinois, Kentucky, North Carolina, Ohio, Tennessee, Texas and Virginia.

   During fiscal 1999, the Company, in a series of transactions, acquired 59 Burger King restaurants in Illinois, Ohio, Tennessee, Wisconsin, North Carolina and Virginia (the "1999 Acquisitions") for $40.5 million in cash, excluding transaction fees and expenses. In addition, the Company developed 10 Burger King restaurants in Illinois, Kentucky, North Carolina, Ohio, Tennessee and Wisconsin.

   During fiscal 2000, the Company acquired 5 Burger King restaurants in Illinois (the "2000 Acquisitions") for $3.7 million in cash, excluding transaction fees and expenses. In addition, the Company developed 20 Burger King restaurants in Illinois, Kentucky, Virginia, North Carolina, Colorado, Ohio and Michigan.

   The Company is the largest independent Burger King franchisee in the United States, operating 379 Burger King restaurants as of December 25, 2000. Management of the Company considers it to have one reportable segment, the operation of franchised restaurants in the United States, and assesses performance on a single segment basis.

2. Basis of Presentation and Summary of Significant Accounting Policies

   Fiscal Year--The Company has a 52/53-week fiscal year that ends on the last Monday of the calendar year. The 2000, 1999 and 1998 fiscal years ended December 25, 2000, December 27, 1999 and December 28, 1998, respectively, included 364 days of operating activity.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Principles of Consolidation--The accompanying consolidated financial statements include the accounts of NRE and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Cash Equivalents--The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the short maturity of these instruments.

   Inventories--Inventories consist primarily of restaurant food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

   Property and Equipment--Property and equipment are stated at either purchased cost or allocated acquisition cost. Normal repairs and maintenance costs are charged to expense as incurred. Depreciation is being recorded using the straight-line method over the following estimated useful lives:

            Restaurant equipment and
             furnishings...................  5-15 years
            Office furniture and equipment.  5-9 years
            Buildings......................  40 years
            Leasehold improvement..........  Life of lease

   Franchise Agreements--The franchise agreements with Burger King Corporation ("BKC") require the Company to pay a franchise fee for each new restaurant developed and for the renewal of franchises that have expired. Franchisee fees are capitalized and amortized using the straight-line method over the terms of the related franchise agreements. The franchise agreements generally provide for a term of 20 years with renewal options upon expiration. Accumulated amortization as of December 25, 2000 and December 27, 1999 was approximately $2,887,000 and $2,229,000, respectively.

   Goodwill--Goodwill represents the excess of cost over fair value of net assets acquired in connection with the Company's acquisitions. Goodwill is amortized over 35 years using the straight-line method. Accumulated amortization of goodwill as of December 25, 2000 and December 27, 1999 was approximately $22,701,000 and $17,300,000, respectively.

   Accounting for the Impairment of Long-Lived Assets--The Company accounts for impairment of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. During fiscal years 2000, 1999 and 1998, the Company wrote down approximately $9.4 million, $1.0 million and $1.2 million of long-lived assets, respectively. These write downs consisted primarily of goodwill recorded as part of the acquired restaurant. The remaining write down consisted of land, restaurant equipment, signage and other related store assets.

   Deferred Costs--Costs incurred by the Company in obtaining its bank financing are being amortized on a straight-line basis over the term of the related financing. Accumulated amortization of deferred financing costs as of December 25, 2000 and December 27, 1999 was approximately $942,000 and $618,000, respectively.

   Vendor Incentives--Vendor incentives are amortized over the lesser of the life of the vendor contract or the remaining franchise life. Vendor incentives were $16,413,000 and $0 at December 25, 2000 and December 27, 1999, respectively.

   New Statements of Financial Accounting Standards--In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 establishes accounting and reporting standards for the use of the purchase method in all future business combinations as well as assignment of purchase price for goodwill and other intangible assets. SFAS No. 142 establishes accounting and reporting standards for goodwill and other intangible assets. For identified intangible assets, the estimated useful lives are to be reassessed and the remaining amortization periods adjusted accordingly. SFAS 142 also states that no future amortization of goodwill will occur. Goodwill and other intangible assets will remain subject to impairment tests be performed using independent measures of fair value (i.e. independent appraisals, listed market prices, etc.) in comparison with reporting unit net asset values

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

(including goodwill). Any excess of the carrying value of a reporting unit or units over the fair value will be recorded as an impairment loss.

   Statements No. 141 and 142 are effective for the Company beginning with the first quarter in fiscal 2002 and will result in a change in accounting method. The Company cannot reasonably estimate at this time what the impairment effect will be upon the adoption of these new standards and has not had any independent appraisals of its reporting units performed as of August 2001, but does intend to obtain independent appraisals no later than the first quarter of fiscal 2002. Goodwill amortization expense for the three years ended December 25, 2000 was $5,339,000, $5,342,000 and $4,054,000, respectively.

   In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Statement will require the Company to recognize all derivatives as either assets or liabilities in the balance sheet and measure those derivative instruments at fair value. This Statement will be effective for the Company in fiscal year 2001. At December 25, 2000, the Company had no material derivative instruments or hedging activities.

3. Business Condition

   At December 25, 2000, the Company was not in compliance with certain financial covenants of its Revolving Credit Facility and Acquisition Credit Facility (collectively the Credit Facilities). The Company obtained a waiver from its banks of such non-compliance effective as of December 25, 2000; however, the Company was out of compliance at the end of each of the first two quarters of fiscal 2001. On June 29, 2001, the Company completed an exchange offer for approximately 99.5% of its outstanding AmeriKing Senior Notes and amended its bank credit agreement (see Note 5 below). In the process, effective June 29, 2001, the Company is in compliance with its credit facility and bond indenture agreements.

   The Company had positive working capital of $613,000 at December 25, 2000 and incurred a net loss of $18,952,000 for the fiscal year ended December 25, 2000. The Company has also incurred a net loss (unaudited) of $19.6 million for the two quarters ended June 25, 2001.

   In addition to lowering current cash obligations for its senior notes, the Company is currently considering financing alternatives that would potentially reduce existing cash obligations for capital expenditures. The Company has discussed preliminary opportunities with its lending group, BKC and other investment advisors.

   For fiscal 2001, the Company does not intend to have significant capital improvements other than that obligated under its existing franchise agreements and vendor incentive agreement, and to complete the development of stores substantially in progress at December 25, 2000. The Company has no planned acquisitions, nor does it have any cash commitments related to previous acquisitions. The Company believes that available cash on hand, together with its forecast of increased operating cash flow in fiscal 2001 will be sufficient to meet current debt service obligations. However, one of the financial covenants under the new credit agreement is a monthly measure of minimum level of EBITDA. If the Company is not able to achieve these levels of required EBITDA, the Company will not be in compliance with its bank covenants and the obligations will be subject to acceleration under the credit agreement. If the Company is unable to fund its capital improvement obligations and does not reach an agreement with BKC on deferment of the timing of these obligations, the Company may be in technical default of its franchise agreements for those affected restaurants.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

4. Property and Equipment

   Property and equipment consist of the following:

                                                      December 25, December 27,
                                                          2000         1999
                                                      ------------ ------------
      Restaurant equipment and furnishings........... $ 86,185,000 $ 78,243,000
      Office furniture and equipment.................    5,828,000    5,412,000
      Leasehold improvements.........................   20,983,000   16,257,000
      New restaurant development.....................    1,522,000    4,325,000
      Buildings......................................    4,143,000    3,403,000
                                                      ------------ ------------
        Total........................................  118,661,000  107,640,000
      Less accumulated depreciation..................   41,448,000   30,979,000
                                                      ------------ ------------
      Property and equipment--net.................... $ 77,213,000 $ 76,661,000
                                                      ============ ============

5. Long-Term Debt

   Debt consists of the following:

                                                       December 25, December 27,
                                                           2000         1999
                                                       ------------ ------------
Note Payable to AmeriKing, effective interest of
 11.29%, due December 2006...........................  $ 96,803,000 $ 96,272,000
Revolving Credit Facility, at a variable interest
 rate, 9.21% at
 December 25, 2000, due 2002.........................    74,608,000   71,608,000
Acquisition Credit Facility, at a variable interest
 rate, 9.29% at
 December 25, 2000, due 2002.........................    44,218,000   41,243,000
Franchise Acceptance Corporation Limited Note, 9.86%,
 due 2006............................................     4,162,000    4,643,000
Franchise Acceptance Corporation Limited Note, at a
 variable interest rate, 8.71% at December 25, 2000,
 due 2008............................................     1,557,000    1,674,000
Franchise Acceptance Corporation Limited Note, at a
 variable interest rate, 8.96% at December 25, 2000,
 due 2005............................................     1,153,000    1,311,000
Junior Subordinated Notes, 6.00%, due 2005...........       600,000      600,000
                                                       ------------ ------------
                                                        223,101,000  217,351,000
Current portion of long-term debt....................       983,000      828,000
                                                       ------------ ------------
                                                       $222,118,000 $216,523,000
                                                       ============ ============

   On November 29, 1995, the Company issued a $1.9 million note (the "1995 FAC Note") to Franchise Acceptance Corporation ("FAC"). The 1995 FAC Note bears interest at 2.75% above FAC's program rate, has mandatory monthly principal payments and matures December 2005.

   On July 18, 1996, the Company issued a $6.1 million note (the "1996 FAC Note") to FAC. The 1996 FAC Note bears interest at a rate of 9.86% per annum, has mandatory principal payments and matures July 2006. In connection with the 1996 FAC Note, FAC committed to lend the Company $900,000 under a separate credit facility (the "FAC Credit Facility") for capital expenditures. Borrowings under the FAC Credit Facility bear interest at a variable rate with principal payments due monthly. No amounts were outstanding under the FAC Credit Facility at December 25, 2000.

   On December 3, 1996, NRE's corporate parent company, AmeriKing, issued 10 3/4% senior notes (the "AmeriKing Senior Notes") due 2006 in the aggregate principal amount of $100.0 million to the investing

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES public. In conjunction with this offering by AmeriKing, NRE issued a note payable to AmeriKing in return for the net proceeds of approximately $94.6 million from the issuance of the AmeriKing Senior Notes. Interest on the note payable to AmeriKing is payable semi-annually in cash in arrears on June 1 and December 1, commencing June 1, 1997. The unamortized discount on the note payable to AmeriKing was $3,198,000 and $3,729,000 at December 25, 2000 and December 27, 1999, respectively. The note payable to AmeriKing matures on December 1, 2006.

   The NRE Senior Notes are senior unsecured obligations of the Company and pursuant to the terms of the NRE Senior Notes indenture rank pari passu in right of payment with other senior indebtedness of the Company and its subsidiaries and senior to subordinated indebtedness of AmeriKing, and effectively rank junior to secured indebtedness of the Company and to indebtedness of the Company and its subsidiaries, including borrowings under the Amended and Restated Credit Agreement.

   The NRE Senior Notes Indenture includes covenants that, among other things, limit payments of dividends and other restricted payments and the incurrence of additional indebtedness. As of December 25, 2000, the Company had short-term restrictions on additional borrowings as defined by such covenants.

   On June 17, 1997, the Company amended and restated its Credit Agreement (the "Amended and Restated Revolving Credit Agreement") to provide for an increased commitment under its revolving credit facility (the "Revolver"). Under the Amended and Restated Revolving Credit Agreement, BBNA and the other lenders thereto committed to increase the borrowing capacity of the Revolver from $15 million to $50 million. Pursuant to the terms of the Amended and Restated Revolving Credit Agreement, the interest rate, amortization schedule and maturity of the Revolver were revised. Interest is calculated as the lesser of the base rate or the Eurodollar rate and is payable, at a minimum, quarterly. The Amended and Restated Revolving Credit Agreement calls for no principal amortization and matures in June 2002.

   On September 23, 1997, BBNA and the other lenders thereto committed to increase the borrowing capacity of the Revolver from $50 million to $75 million as permitted under the Amended and Restated Revolving Credit Agreement.

   On July 22, 1998, the Company issued a $1.8 million note (the "1998 FAC Note") to FAC. The FAC Note bears interest at 2.5% above FAC's program rate, has mandatory monthly principal payments and matures November 2008.

   On December 24, 1998, the Company entered into a new Credit Agreement (the "Acquisition Credit Agreement") with BBNA and other lenders for $45.0 million. Interest is calculated as the lesser of the base rate or the Eurodollar rate and is payable, at a minimum, quarterly. The Acquisition Credit Agreement calls for no principal amortization and matures in June 2002.

   At December 25, 2000 and December 27, 1999, the note payable to AmeriKing had an estimated fair value of 38.0% and 92.5%, respectively, of their carrying value based on quoted market prices for the related AmeriKing Senior Notes. The carrying value of the Revolver, the Acquisition Credit Agreement of 1998 and the 1995 FAC Note approximates the fair value as the interest rates on these notes are variable and are adjusted, at a minimum, quarterly. At December 25, 2000 and December 27, 1999, the 1996 FAC Note had a fair value of 103.2% and 107.8%, respectively, and the Junior Subordinated Notes had a fair value of 38.0% and 88.0%, respectively, of their carrying values. The fair value of the 1996 FAC Note and the Junior Subordinated Notes was calculated using borrowing rates available to the Company under the Revolver at December 25, 2000 and December 27, 1999.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

   Aggregate maturities (exclusive of any potential acceleration and discounts on notes payable) of the Company's long-term debt as of December 25, 2000 are as follows:

      2001......................................................... $    983,000
      2002.........................................................  119,828,000
      2003.........................................................    1,101,000
      2004.........................................................    1,143,000
      2005.........................................................    2,000,000
      Thereafter...................................................  101,243,000
                                                                    ------------
        Total...................................................... $226,298,000
                                                                    ============

   In March 2001, the Company received a waiver for violation of covenants at December 25, 2000. Effective at the same time of this waiver, AmeriKing no longer has the ability to borrow applying Eurodollar rates. With the completion of the exchange offer and amended terms of the Credit Agreement, the Company is in compliance with its debt agreements.

6. Common Stock

   Concurrent with the AmeriKing Senior Notes offering, AmeriKing offered $30.0 million of units, consisting of 1.2 million shares of Senior Preferred Stock and 30,000 shares of Common Stock. The proceeds from this offering were contributed to NRE by AmeriKing in return for 50 shares of class "A" voting common stock and 950 shares of class "B" non-voting common stock of NRE.

7. Leases

   The Company leases restaurant space under noncancelable operating leases with remaining lease terms of one to twenty years. In many cases, the leases provide for rent escalations and for one or more five-year renewal options. The leases generally require the Company to pay property taxes, insurance, maintenance and other operating costs of the properties, as well as contingent rentals based upon a percentage (generally 8.5%) of net sales. In addition, the Company leases office space, office equipment, restaurant equipment and vehicles under noncancelable operating leases.

Rent expense amounted to:

                                           Fiscal 2000 Fiscal 1999 Fiscal 1998
                                           ----------- ----------- -----------
      Minimum rentals under operating
       leases............................. $36,450,000 $32,190,000 $24,222,000
      Contingent rentals..................   3,259,000   3,694,000   3,714,000
                                           ----------- ----------- -----------
        Total............................. $39,709,000 $35,884,000 $27,936,000
                                           =========== =========== ===========

   Future minimum lease payments under noncancelable operating leases are as follows:

             Fiscal Year                     Amount
             -----------                  ------------
             2001........................ $ 33,069,000
             2002........................   32,124,000
             2003........................   31,286,000
             2004........................   30,374,000
             2005........................   28,873,000
             Thereafter..................  231,280,000
                                          ------------
               Total..................... $387,006,000
                                          ============

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

8. Income Taxes

   The provision (benefit) for income taxes was comprised of the following:

                                                             Fiscal     Fiscal
                                              Fiscal 2000     1999       1998
                                              -----------  ---------- ----------
      Federal:
        Current.............................  $   (35,000) $   50,000
        Deferred............................   (5,580,000)  1,027,000 $1,490,000
      State:
        Current.............................      166,000                 51,000
        Deferred............................   (1,788,000)    258,000    403,000
                                              -----------  ---------- ----------
          Net provision (benefit) for income
           taxes............................  $(7,237,000) $1,335,000 $1,944,000
                                              ===========  ========== ==========

   The difference between the recorded income tax provision (benefit) and the "expected" tax provision (benefit) based on the statutory federal income tax rate is as follows:

                                                            Fiscal     Fiscal
                                             Fiscal 2000     1999       1998
                                             -----------  ---------- ----------
Computed federal income tax provision
 (benefit) at statutory rate................ $(8,940,000) $  767,000 $1,277,000
State income taxes (net of federal income
 tax effect)................................  (1,299,000)    170,000    300,000
Non-deductible expenses.....................      72,000      69,000    117,000
Goodwill amortization.......................     330,000     329,000    250,000
Change in valuation allowance...............   2,600,000         --         --
                                             -----------  ---------- ----------
  Net provision (benefit) for income taxes..  (7,237,000) $1,335,000 $1,944,000
                                             ===========  ========== ==========

   As of December 25, 2000, the Company had a net operating loss carry-forward for income tax purposes of approximately $42.4 million to offset against future taxable income. The unused portion of the net operating loss will begin to expire in 2009.

   Total deferred tax liabilities and deferred tax assets as of December 25, 2000 and December 27, 1999, and the sources of the differences between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax liabilities and deferred tax assets and the effects of each, are as follows:

                                                         Fiscal 2000  Fiscal 1999
                                                         -----------  -----------
   Deferred tax liabilities:
     Depreciation/Amortization.......................... $20,779,000  $18,357,000
     Purchase accounting adjustments ...................     745,000      875,000
     Other..............................................     296,000      295,000
                                                         -----------  -----------
                                                          21,820,000   19,527,000
   Deferred tax assets:
     Operating loss carry-forwards......................  17,270,000   15,765,000
     Fixed asset reserves...............................   5,880,000    2,197,000
     Other..............................................     636,000    1,851,000
     Deferred gain......................................   8,288,000          --
                                                         -----------  -----------
                                                          32,074,000   19,813,000
                                                         -----------  -----------
     Net deferred tax assets............................  10,254,000      286,000
     Valuation allowance on net deferred tax asset......  (2,600,000)         --
                                                         -----------  -----------
       Net deferred tax assets.......................... $ 7,654,000  $   286,000
                                                         ===========  ===========

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

   The Company has recorded a valuation allowance against deferred tax assets as deemed necessary to reduce deferred tax assets to amounts that are more likely than not to be realized.

9. Employee Benefit Plans

   During fiscal 1996, the Company offered all of its employees the option to participate in a 401(k) plan (the "Plan"), upon fulfillment of certain requirements. The Company has the option, but not the obligation, to match contributions made by its employees under the Plan. In addition, the Company provides disability insurance to certain key executives. The insurance covers all salary payments to the executives during the period of disability. For fiscal 2000, 1999 and 1998, the Company contributed approximately $126,000, $80,000 and $75,000, respectively, to the Plan.

10. Related Parties

   During fiscal 2000, AmeriKing entered into an agreement to provide management and administrative services from a separate subsidiary ("ServCo") to an affiliated company that is owned by certain common shareholders of AmeriKing, as well as other third parties. The Company received approximately $70,000 in reimbursements from ServCo for assistance in providing such services in fiscal 2000.

   The Company and AmeriKing have entered into a management consulting agreement (the "TJC Consulting Agreement") with an affiliate of The Jordan Company. Under the terms of the TJC Consulting Agreement, as amended, the Company was required to pay the affiliate an annual management fee equal to the higher of: (i) $600,000 or (ii) 2.5% of the Company's cash flow, as determined in the TJC Consulting Agreement. During fiscal 2000, 1999 and 1998, the Company recorded expenses of $600,000 under the amended TJC Consulting Agreement. As part of the amended and restated credit agreement (see Note 5 above), the Company is precluded from paying any future amounts under the management agreement until certain financial conditions are achieved.

   In connection with the 1999 and 1998 acquisitions, the Company paid an affiliate of The Jordan Company investment banking fees of $671,000 and $579,000, respectively.

11. Write-down of Long-Lived Assets

   In fiscal 2000, 1999 and 1998, the Company recorded a charge of approximately $9.4 million, $1.0 million and $1.2 million, respectively, for the write-down of long-lived assets. The fiscal 2000 charge reflects the write-down to estimated fair value of 27 Company-owned restaurants due to a decrease in the actual and projected cash flows of these restaurants. The fiscal 1999 charge reflects the write-down to estimated fair value of three Company-owned restaurants due to a decrease in the cash flow of these restaurants. The 1998 charge reflects the write-down to estimated fair value of two Company-owned restaurants due to a decrease in the cash flow of these restaurants.

12. Restructuring

   In November, 2000 the Company restructured its development and field marketing functions as well as re-evaluated its restaurant development plans to reduce costs associated with previous plans to rapidly grow upon anticipated refinancing in fiscal 2000.

   As a result, the Company terminated 16 employees for a total cost of $711,000. This represents salary continuation plus benefits and outplacement services. The Company is also in the process of exiting excess leased space unused or to be closed as a result of the cancellation of existing growth plans. This represents an

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES estimate of $576,000 to terminate such lease agreements. The Company determined that $3.0 million in capitalized costs associated with certain development plans and certain software costs associated with discontinued upgrades to existing restaurant systems as well as refinancing costs associated with planned acquisitions should be written off. The Company plans to pay the employee termination benefits and settle the early termination of lease agreements by the end of fiscal 2001.

Restructuring Charges for the fiscal year ended December 25, 2000 were as follows:

                                 Employee   Write-down of
                                Termination  Capitalized
                                 Benefits       Costs      Other      Total
                                ----------- ------------- -------- -----------
Total Restructuring Charges....  $ 711,000   $ 3,036,000  $576,000 $ 4,323,000
Write-down of assets to net
 realizable value..............        --     (3,036,000)      --   (3,036,000)
Cash payments..................   (127,000)          --        --     (127,000)
                                 ---------   -----------  -------- -----------
Restructuring liability as of
 December 25, 2000.............  $ 584,000   $       --   $576,000 $ 1,160,000
                                 =========   ===========  ======== ===========

13. Commitments and Contingencies

   In connection with the acquisition and development of Burger King restaurants, the Company is obligated to enter into franchise agreements with BKC. The franchise agreements set forth the terms under which the Company is to operate its Burger King restaurants and obligates the Company to pay monthly royalty and advertising fees equal to 3.5% and 4.0%, respectively, of restaurant sales.

   Beginning July 1, 2000 and running through June 30, 2003, any newly developed restaurant or newly successored restaurant became subject to a $50,000 one-time franchise fee and a 4.0% royalty fee for a period of ten years. At that time, the royalty fee will be increased to 4.5% for the remainder of the franchise term. Beginning July 1, 2003, any newly developed restaurant or newly successored restaurant will be subject to a $50,000 one-time franchise fee and a 4.5% royalty fee for the full franchise term. The monthly advertising contribution is expected to remain at 4.0%.

   During 2000, the Company chose to defer the capital obligations associated with franchise agreements for 16 restaurants that were due for renewal in anticipation of pending re-imaging standards from BKC for the majority of restaurants of the Company. The approximate cost to satisfy all obligations under these franchise renewals is $4.8 million. The Company is in discussions with BKC to potentially defer capital obligations should its available cash not be sufficient to meet its capital obligation needs. If the Company is unable to fund its capital improvement obligations and does not reach an agreement with BKC on deferment of the timing of these obligations, the Company may be in technical default of its franchise agreements for those affected restaurants.

   In fiscal 2000, National Restaurant Enterprises received approximately $20.0 million in vendor incentives from its major soft-drink distributors. This rebate requires us to purchase the distributor's product for a period of approximately 10 years. As a further condition to receiving these incentives, National Restaurant Enterprises is obligated to make certain capital improvements to its qualifying restaurants. These capital improvements include restaurant grounds improvements, signage changes and drive-thru system enhancements. Restaurant grounds improvements and drive-thru enhancements must be completed by December 31, 2002, with the deadline for signage changes being June 30, 2003. The approximate cost of making these capital improvements is $10 million. National Restaurant Enterprises is currently working to complete all improvements by their respective due dates no later than June 30, 2003; however, if National Restaurant Enterprises is not successful, it will be in default of these incentive arrangements for each restaurant for which it does not complete such improvements. National Restaurant Enterprises can give no assurance that it will complete the improvements in a timely manner, if at all.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

   Under the terms of certain franchise agreements, the Company is obligated to make certain leasehold improvements to its restaurants every ten years. The Company had two restaurants that fell into this category in 2000 that were also deferred. The approximate cost to satisfy these obligations is $0.3 million.

   During 2001, the Company has eleven restaurants up for franchise renewals. These commitments total approximately $3.3 million. The Company also has 11 restaurants with the ten-year leasehold improvement obligation coming due in fiscal 2001. These obligations total approximately $1.4 million.

   Various legal proceedings are pending against the Company, many involving routine litigation incidental to the businesses. The consequences of these matters are not presently determinable but, in the opinion of the management of the Company after consulting with legal counsel, the ultimate liability is not expected to have a material effect on the results of operations, financial position, liquidity or capital resources of the Company.

14. Subsequent Event

   On June 29, 2001, NRE Holdings completed an exchange offer for approximately 99.5% of the outstanding AmeriKing Senior Notes ("Senior Notes"). The Senior Notes were exchanged for new securities of NRE Holdings, a newly created subsidiary of AmeriKing. For each $2,000 in securities exchanged by holders of the Senior Notes, the note holder received $1,000 in 10 3/4% Senior Notes ("NRE Senior Notes") due November 2007 and a unit consisting of $1,000 in 13% payment-in-kind Senior PIK Notes ("NRE Senior PIK Notes") due May 2008 and a warrant to purchase a pro rata portion of 19.99% of NRE Holdings' fully diluted common stock. The common stock of NRE held by AmeriKing was contributed to NRE Holdings in return for 80.01% of the fully diluted common stock of NRE Holdings. The remaining 19.99% of NRE Holdings is in the form of warrants issued as part of the Exchange Offer (See Note 5). The 950 shares of non-voting class "B" common stock is pledged as security under the credit agreement.

   In lieu of the payment of cash interest on the AmeriKing Senior Notes for the period from December 1, 2000 to June 1, 2001, NRE Holdings paid interest in kind in respect of the NRE Senior Notes and the NRE Senior PIK Notes at the rate of 15% per year, as if each had been outstanding since November 15, 2000 to May 15, 2001.

   From and after May 15, 2001, the NRE Senior Notes bear interest at the rate of 10 3/4% per year. Payments of interest on the NRE Senior Notes will be payable semi-annually in cash in arrears on November 15 and May 15 in each year, beginning November 15, 2001, to holders of record of NRE Senior Notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   From and after May 15, 2001, the NRE Senior PIK Notes bear interest at the rate 13% per year. Payments of interest on the NRE Senior PIK Notes is payable semi-annually in kind in arrears on November 15 and May 15 in each year, beginning November 15, 2001, to holders of record of NRE Senior PIK Notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. The outstanding principal amount of the NRE Senior PIK Notes will be increased on May 15 and November 15, beginning May 15, 2001, by an amount equal to the interest payable for the preceding semi-annual period. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   Concurrent with the exchange, the Company entered into a $115,500,000 amended and restated senior secured revolving credit facility with Fleet National Bank, as agent. The credit agreement contains several financial covenants, which will require the Company to maintain certain financial ratios and restrict the Company's ability to incur indebtedness and pay dividends. The commitment fee on the unused portion of the revolver will be 1/2% per year, payable quarterly. As part of the terms of the credit facility, the Company made

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded) a principal payment of $3.326 million to reduce the outstanding credit facility balance from $118.8 million. The Company also incurred $2.2 million in amendment and closing fees paid and payable to its bank group, with $1.7 million payable no later than June 30, 2002.

   The repayment of borrowings under the credit facility is guaranteed by AmeriKing, NRE Holdings and certain subsidiaries of the Company and will be secured by a perfected first priority security interest in all of the assets of each such entity, and the pledge of 95% of the outstanding capital stock or 100% of the outstanding non-voting capital stock of each such entity (other than AmeriKing). Mandatory commitment reductions will be required in the event that there are any proceeds from the sale of assets or securities by AmeriKing with additional commitment reductions tied to the availability of cash in excess of certain thresholds.

   The borrowings under the credit facility bear interest at a rate per year equal to the Base Rate (as defined in the new credit agreement) plus 3.00%. The new credit agreement also contains standard representations, warranties and covenants, including certain financial covenants, such as a leverage ratio, a debt service coverage ratio, a minimum EBITDA requirement and a limit on annual capital expenditures. As of June 29, 2001, the Company and its subsidiaries were in compliance with all financial covenants of the amended credit facility and bond indentures.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (Unaudited)

                        June 25, 2001 and June 26, 2000

                                                    June 25,       June 26,
                                                      2001           2000
                                                  -------------  -------------
                     ASSETS
Current assets:
  Cash and cash equivalents...................... $  17,792,000  $  20,579,000
  Accounts receivable............................     2,369,000      3,405,000
  Inventories....................................     4,344,000      3,896,000
  Prepaid expenses...............................     3,009,000      1,859,000
  Current portion of deferred income taxes.......     1,054,000      1,600,000
                                                  -------------  -------------
    Total current assets.........................    28,568,000     31,339,000
Property and equipment...........................    68,396,000     75,566,000
Goodwill.........................................   153,502,000    170,576,000
Deferred income taxes............................     5,320,000        205,000
Other assets:
  Deferred financing costs.......................       832,000      1,169,000
  Franchise agreements...........................     6,994,000      7,723,000
  Other long-term assets.........................       285,000        288,000
                                                  -------------  -------------
    Total other assets...........................     8,111,000      9,180,000
                                                  -------------  -------------
    Total........................................ $ 263,897,000  $ 286,866,000
                                                  =============  =============

       LIABILITIES, SENIOR PREFERRED STOCK
            AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable and other accrued expenses.... $  20,328,000  $  12,511,000
  Accrued payroll and related expenses...........    10,374,000      9,668,000
  Accrued taxes payable..........................     3,924,000      4,076,000
  Current portion of long-term debt..............       955,000        868,000
  Debt subject to acceleration...................           --             --
                                                  -------------  -------------
    Total current liabilities....................    35,581,000     27,123,000
Long-term debt--less current portion and debt
 subject to acceleration.........................   221,943,000    222,348,000
Other long-term liabilities......................    14,772,000      9,533,000
                                                  -------------  -------------
    Total liabilities............................   272,296,000    259,004,000
Commitments and contingencies:
Commitments and contingencies
Stockholders' deficit:
  Common stock...................................            10             10
  Additional paid-in-capital.....................    36,399,990     36,399,990
  Accumulated deficit............................   (44,799,000)    (8,538,000)
                                                  -------------  -------------
    Total stockholders' deficit..................    (8,399,000)    27,862,000
                                                  -------------  -------------
    Total........................................ $ 263,897,000  $ 286,866,000
                                                  =============  =============

                See notes to consolidated financial statements.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (unaudited)

                                                       Two Quarters Ended
                                                    --------------------------
                                                      June 25,      June 26,
                                                        2001          2000
                                                    ------------  ------------
Sales:
  Restaurant food sales............................ $180,590,000  $189,640,000
  Non-food sales...................................    5,156,000     5,943,000
                                                    ------------  ------------
    Total sales....................................  185,746,000   195,583,000
Restaurant operating expenses:
  Cost of food sales...............................   53,448,000    56,149,000
  Cost of non-food sales...........................    3,845,000     5,139,000
  Restaurant labor and related costs...............   53,609,000    51,715,000
  Occupancy........................................   21,194,000    20,602,000
  Depreciation and amortization of goodwill and
   franchise agreements............................    7,771,000     8,248,000
  Advertising......................................    9,510,000    10,697,000
  Royalties........................................    6,321,000     6,638,000
  Other restaurant operating expenses..............   20,503,000    18,653,000
                                                    ------------  ------------
    Total restaurant operating expenses............  176,201,000   177,841,000
General and administrative expenses................    9,694,000     9,186,000
Other operating expenses:
  Depreciation expense-office......................      333,000       491,000
  Write-down of long-lived assets..................    5,696,000       142,000
  Loss on disposal of fixed assets.................      372,000       251,000
  Management and directors' fees...................      325,000       325,000
                                                    ------------  ------------
    Total other operating expenses.................    6,726,000     1,209,000
                                                    ------------  ------------
Operating income (loss)............................   (6,875,000)    7,347,000
Other income (expense):
  Interest expense.................................  (11,127,000)  (10,838,000)
  Amortization of deferred costs...................     (198,000)     (193,000)
  Other income (expense)--net......................      (48,000)     (116,000)
                                                    ------------  ------------
    Total other expense............................  (11,373,000)  (11,147,000)
                                                    ------------  ------------
Loss before income tax expense (benefit)...........  (18,248,000)   (3,800,000)
Income tax expense (benefit).......................    1,341,000    (1,520,000)
                                                    ------------  ------------
Net loss...........................................  (19,589,000)   (2,280,000)
Accumulated deficit--beginning of period...........  (25,210,000)   (6,258,000)
                                                    ------------  ------------
Accumulated deficit--end of period................. $(44,799,000) $ (8,538,000)
                                                    ============  ============
Weighted average number of shares outstanding--
 basic and diluted.................................        1,000         1,000
                                                    ------------  ------------
Net loss per common share--basic and diluted ...... $ (19,589.00) $  (2,280.00)
                                                    ============  ============


                See notes to consolidated financial statements.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           For the Two Quarters Ended June 25, 2001 and June 26, 2000
                                  (unaudited)

                                                                    December
                                                     December 26,      27,
                                                       2000 to       1999 to
                                                       June 25,     June 26,
                                                         2001         2000
                                                     ------------  -----------
Cash flows from operating activities:
Net loss............................................ $(19,589,000) $(2,280,000)
  Adjustments to reconcile net loss to net cash
   flows (used in) from operating activities:
  Depreciation and amortization.....................    8,568,000    9,198,000
  Deferred income taxes.............................    1,279,000   (1,519,000)
  Write-down of long-lived assets...................    5,696,000      142,000
  Loss on disposal of fixed assets..................      372,000      249,000
  Changes in:
    Accounts receivable.............................      762,000      405,000
    Inventories.....................................      769,000    1,304,000
    Prepaid expenses................................     (156,000)    (908,000)
    Vendor incentives...............................          --     9,912,000
    Accounts payable, accrued and other long-term
     liabilities....................................    1,032,000   (4,924,000)
                                                     ------------  -----------
      Net cash flows (used in) from operating
       activities...................................   (1,267,000)  11,579,000
Cash flows from investing activities:
  Purchase of restaurant franchise agreements,
   equipment and goodwill...........................          --    (3,689,000)
  Cash paid for franchise agreements................          --      (625,000)
  Cash paid for property and equipment..............   (1,583,000)  (6,711,000)
                                                     ------------  -----------
      Net cash flows used in investing activities...   (1,583,000) (11,025,000)
Cash flows from financing activities:
  Advances under line of credit.....................          --     5,975,000
  Cash paid for financing costs.....................      (15,000)     (44,000)
  Payments on short-term debt.......................          --      (255,000)
  Payments on long-term debt and capital leases.....     (517,000)    (405,000)
                                                     ------------  -----------
      Net cash flows (used in) from financing
       activities...................................     (532,000)   5,271,000
                                                     ------------  -----------
Net change in cash and cash equivalents.............   (3,382,000)   5,825,000
Cash and cash equivalents--Beginning of year........   21,174,000   14,754,000
                                                     ------------  -----------
Cash and cash equivalents--End of quarter........... $ 17,792,000  $20,579,000
                                                     ============  ===========
Supplemental disclosures of cash flow information:
  Cash paid during the two quarters for interest.... $  5,933,000  $10,806,000
                                                     ============  ===========
  Cash paid during the two quarters for income
   taxes............................................ $     39,000  $   279,000
                                                     ============  ===========
 Supplemental disclosure of noncash investing and
  financing activities:
  Senior preferred stock dividends.................. $  3,332,000  $ 2,917,000
  Amortization of senior preferred stock issuance
   costs............................................       60,000       59,000
                                                     ------------  -----------
      Total......................................... $  3,392,000  $ 2,976,000
                                                     ============  ===========

                See notes to consolidated financial statements.

             NATIONAL RESTAURANT ENTEPRISES, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

   In the Company's opinion, the accompanying unaudited consolidated financial statements contain all of the adjustments necessary (consisting of normal and recurring accruals) to present fairly our financial position as of June 26, 2000 and June 25, 2001, the results of operations and two quarters ended June 25, 2001 and June 26, 2000 and cash flows for the two quarters ended June 25, 2001 and June 26, 2000.

   The results of operations for the two quarters ended June 25, 2001 and June 26, 2000 are not necessarily indicative of the results to be expected for the full fiscal year.

2. Summary of Significant Accounting Policies

   Inventories--Inventories consist primarily of restaurant food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

   Net Loss Per Common Share--Diluted loss per share was the same as basic loss per share during the two quarters ended June 25, 2001 and June 26, 2000 due to the Company not having any stock options or warrants in the respective quarters.

   New Accounting Standards--In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 establishes accounting and reporting standards for the use of the purchase method in all future business combinations as well as assignment of purchase price for goodwill and other intangible assets. SFAS No. 142 establishes accounting and reporting standards for goodwill and other intangible assets. For identified intangible assets, the estimated useful lives are to be reassessed and the remaining amortization periods adjusted accordingly. SFAS 142 also states that no future amortization of goodwill will occur. Goodwill and other intangible assets will remain subject to impairment tests to be performed using independent measures of fair value (i.e. independent appraisals, listed market prices, etc.) in comparison with reporting unit net asset values (including goodwill). Any excess of the carrying value of a reporting unit or units over the fair value will be recorded as an impairment loss.

   Statements No. 141 and 142 are effective for the Company beginning with the first quarter in fiscal 2002 and will result in a change in accounting method. The Company can not reasonably estimate at this time what the impairment effect will be upon the adoption of these new standards and has not had any independent appraisals of its reporting units performed as of August 2001, but does intend to obtain independent appraisals no later than the first quarter of fiscal 2002. Goodwill amortization expense for the six months ended June 25, 2001 was $2,560,000 and for the year ended December 25, 2000 was $5,339,000

   Accounting for the Impairment of Long-Lived Assets--We account for impairment of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We evaluate at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, we use an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. During the first two quarters of 2001 and 2000, we wrote down approximately $5.7 million and $0.1 million of long-lived assets, respectively. These write downs consisted primarily of goodwill recorded as part of the acquired restaurant. The remaining write down consisted of restaurant equipment, signage and other related store assets.

             NATIONAL RESTAURANT ENTERPRISES, INC. AND SUBSIDIARIES

3. Restructuring

   In November 2000, the Company restructured its development and field marketing functions, and re-evaluated its restaurant development plans, to reduce costs associated with previous plans to rapidly grow upon anticipated refinancing in fiscal 2000. As a result, the Company terminated 16 employees for a total cost of $711,000. This represented salary continuation plus benefits and outplacement services. The Company is also in the process of exiting excess leased space to be closed as a result of canceling its previous growth plans. This represents an estimate of $576,000 to terminate such lease agreements. The Company determined that $3,036,000 in capitalized costs associated with certain development plans and certain software costs associated with discontinued upgrades to existing restaurant systems, as well as refinancing costs associated with planned acquisitions should be written off. The restructuring liability is included as a component of accounts payable and other accrued expenses.

   During the two quarters ended June 25, 2001, the Company paid $409,000 related to the aforementioned employee terminations, $133,000 to terminate lease agreements and $97,000 for other restructuring costs that were accrued for at year end. All remaining restructuring commitments will be paid by the end of the first quarter 2002.

4. Business Condition

   At December 25, 2000, the Company was not in compliance with certain financial covenants of its Revolving Credit Facility and Acquisition Credit Facility (collectively the Credit Facilities). The Company obtained a waiver from its banks of such non-compliance as of December 25, 2000; however, the Company was out of compliance at the end of each of the first two quarters of fiscal 2001. Because of these covenant violations at December 25, 2000, the Company classified the long-term portion of its debt as subject to acceleration. On June 29, 2001, the Company's parent company, National Restaurant Enterprises Holdings, Inc. ("NRE Holdings") completed an exchange offer for approximately 99.5% of the outstanding Senior Notes of AmeriKing, the parent company of and amended its bank credit agreement (see "Subsequent Event" below). In the process, effective June 29, 2001, the Company in compliance with its credit facility and bond indenture agreements.

   During fiscal 2000, the Company incurred a net loss of $19.0 million. The Company has also incurred net losses of $19.6 million for the two quarters ended June 25, 2001. With compliance, the long-term debt is no longer subject to acceleration and working capital at June 25, 2001 is now a negative $7.0 million.

   In addition to lowering current cash obligations for the NRE Holdings Senior Notes, the Company and NRE Holdings are currently considering financing alternatives that would potentially reduce existing cash obligations for capital expenditures as well. The Company has discussed preliminary opportunities with its lending group, Burger King Corporation ("BKC") and other investment advisors.

   In the next twelve months, the Company does not intend to have significant capital improvements other than that obligated under its existing franchise agreements and vendor incentive agreement, and to complete the development of stores substantially in progress at December 25, 2000. The Company has no planned acquisitions, nor does it have any cash commitments related to previous acquisitions. The Company believes that available cash on hand, together with its forecast of operating results in the next twelve months, will be sufficient to meet current debt service obligations. However, one of the financial covenants under the new credit agreement is a monthly measure of minimum level of earnings before interest, taxes, depreciation and amortization (EBITDA). In addition, if the Company is not able to achieve these measures, the Company will not be in compliance with its bank covenants and debt will be subject to acceleration under the credit agreement. If the Company is unable to fund its capital improvement obligations and does not reach an

             NATIONAL RESTAURANT ENTEPRISES, INC. AND SUBSIDIARIES agreement with BKC on deferment of the timing of these obligations, the Company may be in technical default of its franchise agreements for those affected restaurants.

5. Subsequent Event

   On June 29, 2001, the Company and NREH completed an exchange offer for the 10 3/4% Senior Notes of Ameriking due December 2006 (the "AmeriKing Senior Notes"). Of the $100 million in AmeriKing Senior Notes, approximately 99.5% were exchanged for bonds issued by "NRE Holdings", a new subsidiary of AmeriKing. NRE Holdings is the sole stockholder of National Restaurant Enterprises, Inc.

   For each $2,000 principal amount of AmeriKing Senior Notes (or portion thereof) tendered, NRE Holdings exchanged $1,000 principal amount of its 10 3/4% Senior Notes ("NRE Senior Notes") due November 15, 2007 and a unit consisting $1,000 of its 13% Senior PIK Notes ("NRE Senior PIK Notes") due May 15, 2008 and a warrant to purchase a pro rata portion of 19.99% of NRE Holdings' common stock. In lieu of the payment of cash interest on the AmeriKing Senior Notes for the period from December 1, 2000 to June 1, 2001, NRE Holdings paid interest in kind at the rate of 15% per year in respect of the NRE Senior Notes and the NRE Senior PIK Notes, as if each had been outstanding since November 15, 2000 to May 15, 2001.

   From and after May 15, 2001, the NRE Senior Notes bear interest at the rate of 10 3/4% per year. Payments of interest on the NRE Senior Notes will be payable semi-annually in cash in arrears on November 15 and May 15 in each year, beginning November 15, 2001, to holders of record of NRE Senior Notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   From and after May 15, 2001, the NRE Senior PIK Notes bear interest at the rate 13% per year. Payments of interest on the NRE Senior PIK Notes is payable semi-annually in kind in arrears on November 15 and May 15 in each year, beginning November 15, 2001, to holders of record of NRE Senior PIK Notes at the close of business on the May 1 or November 1 immediately preceding such interest payment date. The outstanding principal amount of the NRE Senior PIK Notes will be increased on May 15 and November 15, beginning November 15, 2001, by an amount equal to the interest payable for the preceding semi-annual period. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   The NRE Holdings' securities have not been registered under the Securities Act of 1933 and are being offered only to holders of the Senior Notes that are "accredited investors" as defined in Regulation D under the Securities Act of 1933. NRE Holdings has agreed to file are registration statement relating to an offer to exchange identical securities issued by NRE Holdings for the NRE Senior Notes and the NRE Senior PIK Notes, or if an exchange offer cannot be made, a registration statement that will enable holders of the NRE Senior Notes and the NRE Senior PIK Notes to offer or sell those securities in compliance with the Securities Act of 1933. If NRE Holdings will be required to pay liquidated damages to the holders of the notes if it is unable to complete these registrations within specified time periods.

   Concurrent with the exchange, the Company entered into a $115,500,000 amended and restated senior secured revolving credit facility with Fleet National Bank, as agent. The credit agreement contains several financial covenants, which will require National Restaurant Enterprises to maintain certain financial ratios and restrict National Restaurant Enterprises' ability to incur indebtedness and pay dividends. The commitment fee on the unused portion of the revolver will be 1/2% per year, payable quarterly. As part of the terms of the credit facility, the Company made a principal payment of $3.326 million to reduce the outstanding credit facility balance from $118.8 million. The Company also incurred $2.2 million in amendment and closing fees paid and payable to its bank group, with $1.7 million payable no later than June 30, 2002.

             NATIONAL RESTAURANT ENTEPRISES, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


   The repayment of borrowings under the credit facility is guaranteed by AmeriKing, NRE Holdings and certain subsidiaries of National Restaurant Enterprises and will be secured by a perfected first priority security interest in all of the assets of each such entity, excluding certain assets pledged in connection with the Franchise Acceptance Corporation Notes and the pledge of 95% of the outstanding capital stock or 100% of the outstanding non-voting capital stock of each such entity (other than AmeriKing). Mandatory commitment reductions will be required in the event that there are any proceeds from the sale of assets or securities by AmeriKing with additional commitment reductions tied to the availability of cash in excess of certain thresholds.

   The borrowings under the credit facility bears interest at a rate per year equal to the Base Rate (as defined in the new credit agreement) plus 3.00%. The new credit agreement also contains standard representations, warranties and covenants, including certain financial covenants, such as a leverage ratio, a debt service coverage ratio, a minimum EBITDA requirement and a limit on annual capital expenditures. As of June 29, 2001, the Company and its subsidiaries were in compliance with all financial covenants of the amended credit facility and bond indentures.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   (a) Section 145 of the Delaware General Corporation Law: (1) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, (2) gives a director or officer who successfully defends an action the right to be so indemnified and (3) authorizes the registrant to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

   (b) Article Tenth of NRE Holdings' Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permitted by law.

   (c) In accordance with Section 102(b)(7) of the Delaware General Corporation Law, NRE Holdings' Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the registrant or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payment of dividends as prohibited by Section 174 of the Delaware General Corporation Law or (4) transactions from which a director derives an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules

   (a) The exhibits filed as part of this registration statement are as follows:

   A list of exhibits filed herewith or incorporated by reference herein is included in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

   (b) None required or applicable.

   (c) Not applicable.

Item 22. Undertakings

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

   (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on August 28, 2001.

                                          NATIONAL RESTAURANT ENTERPRISES
                                           HOLDINGS, INC.

                                                 /s/ Lawrence E. Jaro
                                          By___________________________________
                                                     Lawrence E. Jaro
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence E. Jaro and John C. Clark, and either of them acting individually, as his attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, each and all amendments to this registration statement (including post-effective amendments), to sign any additional registration statements for the same offering and amendments to the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby satisfying and confirming that the attorney-in-fact and agent, or his substitutes, may lawfully do or cease to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 28, 2001.

                 Signature                                     Title
                 ---------                                     -----


         /s/ Lawrence E. Jaro               Chairman of the Board and Chief Executive
___________________________________________   Officer (Principal Executive Officer)
             Lawrence E. Jaro

        /s/ Augustus F. Hothorn             Director, President and Chief Operating
___________________________________________   Officer
            Augustus F. Hothorn

          /s/  John C. Clark                Corporate Controller (Principal Financial
___________________________________________   and Accounting Representative)
               John C. Clark

      /s/ A. Richard Caputo, Jr.            Director and Vice President
___________________________________________
          A. Richard Caputo, Jr.

          /s/ Thomas H. Quinn               Director
___________________________________________
              Thomas H. Quinn

         /s/ John W. Jordan II              Director
___________________________________________
             John W. Jordan II

        /s/ David W. Zalaznick              Director
___________________________________________
            David W. Zalaznick

                               INDEX TO EXHIBITS

 Exhibit No. Exhibit
 ----------- -------
  3.1*       CERTIFICATE OF INCORPORATION OF NATIONAL RESTAURANT ENTERPRISES HOLDINGS, INC.
  3.2*       BYLAWS OF NATIONAL RESTAURANT ENTERPRISES HOLDINGS, INC.
  4.1        STOCKHOLDERS AGREEMENT, DATED SEPTEMBER 1, 1994, BY AND AMONG AMERIKING AND THE
             STOCKHOLDERS APPEARING ON THE SIGNATURE PAGES THERETO (Filed as exhibit 4.1 to
             AmeriKing's Registration Statement (No. 333-04261) and incorporated herein by reference).
  4.2        CONSENT AND AMENDMENT NO.1 TO STOCKHOLDERS AGREEMENT, DATED NOVEMBER 30, 1994, BY
             AND AMONG AMERIKING AND THE STOCKHOLDERS APPEARING ON THE SIGNATURE PAGES THERETO
             (Filed as exhibit 4.2 to AmeriKing's Registration Statement (No. 333-04261) and
             incorporated herein by reference).
  4.3        CONSENT AND AMENDMENT NO. 2 TO STOCKHOLDERS AGREEMENT, DATED FEBRUARY 7, 1996, BY
             AND AMONG AMERIKING AND THE STOCKHOLDERS APPEARING ON THE SIGNATURE PAGES THERETO
             (Filed as exhibit 4.3 to AmeriKing's Registration Statement (No. 333-04261) and
             incorporated herein by reference).
  4.4        AMENDED AND RESTATED STOCKHOLDERS AGREEMENT BY AND AMONG AMERIKING AND THE
             STOCKHOLDERS APPEARING ON THE SIGNATURE PAGES THERETO (Filed as exhibit 4.4 to
             AmeriKing's Form 10-K for the year ended December 30, 1996 and incorporated herein by reference).
  4.5        MANAGEMENT SUBSCRIPTION AGREEMENT, DATED SEPTEMBER 1, 1994, BY AND AMONG
             AMERIKING, TABOR RESTAURANT ASSOCIATES, INC., JARO ENTERPRISES, INC., JARO
             RESTAURANTS, INC., JB RESTAURANTS, INC., CASTLEKING, INC., WHITE-OSBORN
             RESTAURANTS, INC., OSBURGER, INC., LAWRENCE JARO, WILLIAM OSBORN, GARY HUBERT,
             JOEL AASEBY, DONALD STAHURSKI AND SCOTT VASATKA (Filed as exhibit 4.5 to
             AmeriKing's Registration Statement (No. 333-04261) and incorporated herein by reference).
  4.6        AMENDMENT NO. 1 TO MANAGEMENT SUBSCRIPTION AGREEMENT (Filed as exhibit 4.47 to
             AmeriKing's Form 10-K for the year ended December 30, 1996 and incorporated herein by reference).
  4.7        STOCK OPTION AGREEMENT, DATED SEPTEMBER 1, 1994, BETWEEN AMERIKING AND SCOTT
             VASATKA (Filed as exhibit 4.6 to AmeriKing's Registration Statement (No. 333-
             04261) and incorporated herein by reference).
  4.8        AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT BY AND AMONG AMERIKING, SCOTT VASATKA
             AND DONALD STAHURSKI (Filed as exhibit 4.46 to AmeriKing's Form 10-K for the year ended December 30, 1996 and incorporated herein by reference).
  4.9        STOCK OPTION AGREEMENT, DATED SEPTEMBER 1, 1994, BETWEEN AMERIKING AND DONALD
             STAHURSKI (Filed as exhibit 4.7 to AmeriKing's Registration Statement (No. 333-
             04261) and incorporated herein by reference).
  4.10       WARRANT AGREEMENT, DATED SEPTEMBER 1, 1994, BETWEEN AMERIKING AND THE FIRST
             NATIONAL BANK OF BOSTON (Filed as exhibit 4.8 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
  4.11       COMMON STOCK PURCHASE WARRANT, DATED SEPTEMBER 1, 1994, BETWEEN AMERIKING AND
             BANCBOSTON INVESTMENTS INC. (Filed as exhibit 4.9 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).

 Exhibit No. Exhibit
 ----------- -------
  4.12       FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT, DATED NOVEMBER 30, 1994 (Filed
             as exhibit 4.10 to AmeriKing's Registration Statement (No. 333-04261) and
             incorporated herein by reference).
  4.13       SECOND AMENDMENT TO COMMON STOCK PURCHASE WARRANT, DATED FEBRUARY 7, 1996 (Filed
             as exhibit 4.11 to AmeriKing's Registration Statement (No. 333-04261) and
             incorporated herein by reference).
  4.14       SECURITIES PURCHASE AGREEMENT, DATED NOVEMBER 30, 1994, BETWEEN AMERIKING AND
             BANCBOSTON INVESTMENTS, INC. (Filed as exhibit 4.19 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
  4.15       COMMON STOCK PURCHASE WARRANT, DATED NOVEMBER 30, 1994, BETWEEN AMERIKING AND
             BANCBOSTON INVESTMENTS, INC. (Filed as exhibit 4.20 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
  4.16       INDENTURE BETWEEN AMERIKING AND TRUSTEE WITH RESPECT TO SENIOR NOTES (Filed as
             exhibit 4.38 to AmeriKing's Registration Statement (No. 333-04261) and
             incorporated herein by reference).
  4.17       FORM OF AMERIKING SENIOR NOTES (ATTACHED TO EXHIBIT 4.38).
  4.18       INDENTURE BETWEEN AMERIKING AND TRUSTEE WITH RESPECT TO EXCHANGE DEBENTURES
             (Filed as exhibit 4.40 to AmeriKing's Registration Statement (No. 333-04261) and
             incorporated herein by reference).
  4.19       FORM OF EXCHANGE DEBENTURES (ATTACHED TO EXHIBIT 4.40).
  4.20       CERTIFICATE OF DESIGNATION RELATING TO THE SENIOR PREFERRED STOCK OF AMERIKING
             (Filed as exhibit 4.44 to AmeriKing's Registration Statement (No. 333-04261) and
             incorporated herein by reference).
  4.21       FIRST SUPPLEMENTAL INDENTURE, DATED JUNE 28, 2001, BETWEEN AMERIKING AND TRUSTEE
             (Filed as exhibit 4.48 to AmeriKing's Form 8-K on July 12, 2001 and incorporated herein by reference).
  4.22       INDENTURE, DATED JUNE 29, 2001, BETWEEN NATIONAL RESTAURANT ENTERPRISES HOLDINGS,
             INC. AND TRUSTEE WITH RESPECT TO 13% SENIOR PIK NOTES (Filed as exhibit 4.49 to
             AmeriKing's Form 8-K on July 12, 2001 and incorporated herein by reference).
  4.23       INDENTURE, DATED JUNE 29, 2001, BETWEEN NATIONAL RESTAURANT ENTERPRISES HOLDINGS,
             INC. AND TRUSTEE WITH RESPECT TO 10 3/4 % SENIOR NOTES (Filed as exhibit 4.50 to
             AmeriKing's Form 8-K on July 12, 2001 and incorporated herein by reference).
  4.24       AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED JULY 9, 2001, WITH
             RESPECT TO 13% SENIOR PIK NOTES (Filed as exhibit 4.51 to AmeriKing's Form 8-K on
             July 12, 2001 and incorporated herein by reference).
  4.25       AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED JULY 9, 2001, WITH
             RESPECT TO 10 3/4% SENIOR NOTES (Filed as exhibit 4.52 to AmeriKing's Form 8-K on
             July 12, 2001 and incorporated herein by reference).
  4.26       WARRANT AGREEMENT, DATED JUNE 29, 2001, BETWEEN NATIONAL RESTAURANT ENTERPRISES
             HOLDINGS, INC. AND STATE STREET BANK AND TRUST COMPANY, AS WARRANT AGENT (Filed
             as exhibit 4.53 to AmeriKing's Form 8-K on July 12, 2001 and incorporated herein by reference).
  5.1**      OPINION OF MAYER, BROWN & PLATT, DATED , 2001.

 Exhibit No. Exhibit
 ----------- -------
 10.1        CONSOLIDATED, AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, DATED JUNE 29,
             2001, AMONG NATIONAL RESTAURANT ENTERPRISES, INC., NATIONAL RESTAURANT
             ENTERPRISES HOLDINGS, INC., AMERIKING, INC. AND FLEET NATIONAL BANK, AS AGENT
             (Filed as exhibit 10.59 to AmeriKing's Form 8-K on July 12, 2001 and incorporated herein by reference).
 10.2        INTERCREDITOR AGREEMENT, DATED JUNE 29, 2001, AMONG BURGER KING CORPORATION,
             AMERIKING, INC., NATIONAL RESTAURANT ENTERPRISES HOLDINGS, INC., NATIONAL
             RESTAURANT ENTERPRISES, INC., AMERIKING COLORADO CORPORATION, AMERIKING INDIANA
             HOLDINGS, INC., AMERIKING TENNESSEE CORPORATION, AMERIKING INDIANA, L.P. AND
             STATE STREET BANK AND TRUST COMPANY, AS SUCCESSOR TRUSTEE (Filed as exhibit 10.60 to AmeriKing's Form 8-K on July 12, 2001 and incorporated herein by reference).
 10.3**      AMENDED AND RESTATED REVOLVING CREDIT NOTES, DATED AS OF JUNE 29, 2001, EXECUTED
             BY ENTERPRISES IN FAVOR OF EACH OF THE LENDERS UNDER THE CREDIT AGREEMENT.
 10.4**      SUPPLEMENT TO STOCK PLEDGE AGREEMENT, DATED AS OF JUNE 29, 2001, BETWEEN
             AMERIKING AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.5**      STOCK PLEDGE AGREEMENT, DATED AS OF JUNE 29, 2001, BETWEEN HOLDINGS AND FLEET
             NATIONAL BANK, N.A., AS AGENT.
 10.6**      SUPPLEMENT TO STOCK PLEDGE AGREEMENT, DATED AS OF JUNE 29, 2001, BETWEEN
             ENTERPRISES AND FLEET NATIONAL BANK, N.A.., AS AGENT.
 10.7**      SUPPLEMENT TO COLLATERAL ASSIGNMENT OF PARTNERSHIP INTERESTS, DATED AS OF JUNE
             29, 2001, BETWEEN AMERIKING INDIANA HOLDINGS, INC. AND FLEET NATIONAL BANK, N.A.,
             AS AGENT.
 10.8**      SUPPLEMENT TO COLLATERAL ASSIGNMENT OF PARTNERSHIP INTERESTS, DATED AS OF JUNE
             29, 2001, BETWEEN ENTERPRISES AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.9**      SECOND AMENDED AND RESTATED GUARANTY, DATED AS OF JUNE 29, 2001, BETWEEN
             AMERIKING AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.10**     GUARANTY, DATED AS OF JUNE 29, 2001, BETWEEN HOLDINGS AND FLEET NATIONAL BANK,
             N.A., AS AGENT.
 10.11**     AMENDED AND RESTATED GUARANTY, DATED AS OF JUNE 29, 2001, BETWEEN AMERIKING
             INDIANA HOLDINGS, INC. AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.12**     AMENDED AND RESTATED GUARANTY, DATED AS OF JUNE 29, 2001, BETWEEN AMERIKING
             INDIANA, L.P. AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.13**     AMENDED AND RESTATED SECURITY AGREEMENT, DATED AS OF JUNE 29, 2001, BETWEEN
             AMERIKING AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.14**     SECOND AMENDED AND RESTATED SECURITY AGREEMENT, DATED AS OF JUNE 29, 2001,
             BETWEEN ENTERPRISES AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.15**     SECURITY AGREEMENT, DATED AS OF JUNE 29, 2001, BETWEEN HOLDINGS AND FLEET
             NATIONAL BANK, N.A., AS AGENT.
 10.16**     AMENDED AND RESTATED SECURITY AGREEMENT, DATED AS OF JUNE 29, 2001, BETWEEN
             AMERIKING INDIANA HOLDINGS, INC. AND FLEET NATIONAL BANK, N.A., AS AGENT.

 Exhibit No. Exhibit
 ----------- -------
 10.17**     AMENDED AND RESTATED SECURITY AGREEMENT, DATED AS OF JUNE 29, 2001, BETWEEN
             AMERIKING INDIANA, L.P. AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.18**     FOURTH AMENDMENT TO INTERCREDITOR AGREEMENT, DATED AS OF JUNE 29, 2001, BETWEEN
             AMERIKING AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.19**     THIRD AMENDMENT TO INTERCREDITOR AGREEMENT, DATED AS OF JUNE 29, 2001, BY AND
             AMONG THE SUBSIDIARIES OF AMERIKING AND FLEET NATIONAL BANK, N.A., AS AGENT.
 10.20       MANAGEMENT CONSULTING AGREEMENT, DATED SEPTEMBER 1, 1994, BY AND AMONG TJC
             MANAGEMENT CORPORATION, AMERIKING AND ENTERPRISES (Filed as exhibit 10.31 to
             AmeriKing's Registration Statement (No. 333-04261) and incorporated herein by reference).
 10.21       INTERCOMPANY MANAGEMENT CONSULTING AGREEMENT, DATED SEPTEMBER 1, 1994 BETWEEN
             ENTERPRISES AND AMERIKING (Filed as exhibit 10.33 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
 10.22       AMENDED AND RESTATED TAX SHARING AGREEMENT DATED FEBRUARY 7, 1996, BETWEEN
             ENTERPRISES AND AMERIKING (Filed as exhibit 10.34 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
 10.23       EMPLOYMENT AND NON-INTERFERENCE AGREEMENT, DATED SEPTEMBER 1, 1994, BETWEEN
             LAWRENCE JARO AND ENTERPRISES (Filed as exhibit 10.35 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
 10.24       EMPLOYMENT AND NON-INTERFERENCE AGREEMENT, DATED SEPTEMBER 1, 1994, BETWEEN
             WILLIAM OSBORN AND ENTERPRISES (Filed as exhibit 10.36 to AmeriKing's
             Registration Statement (No. 333-04261) and incorporated herein by reference).
 10.25       EMPLOYMENT AND NON-INTERFERENCE AGREEMENT, DATED SEPTEMBER 1, 1994, BETWEEN GARY
             HUBERT AND ENTERPRISES (Filed as exhibit 10.37 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
 10.26       EMPLOYMENT AND NON-INTERFERENCE AGREEMENT, DATED SEPTEMBER 1, 1994, BETWEEN JOEL
             AASEBY AND ENTERPRISES (Filed as exhibit 10.38 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
 10.27       EMPLOYMENT AND NON-INTERFERENCE AGREEMENT, DATED SEPTEMBER 1, 1994, BETWEEN SCOTT
             VASATKA AND ENTERPRISES (Filed as exhibit 10.39 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).
 10.28       EMPLOYMENT AND NON-INTERFERENCE AGREEMENT, DATED MAY 1, 1997, BETWEEN AUGUSTUS F.
             HOTHORN AND NATIONAL RESTAURANT ENTERPRISES, INC.
 10.29       FORM OF INDEMNIFICATION AGREEMENT BY AND AMONG HOLDINGS AND EACH OF THE
             SIGNATORIES TO THIS REGISTRATION STATEMENT.
 10.30       LEASE AGREEMENT FOR WESTCHESTER, ILLINOIS HEADQUARTERS (Filed as exhibit 10.44 to
             AmeriKing's Registration Statement (No. 333-04261) and incorporated herein by reference).
 12.1**      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES.
 21.1        SUBSIDIARIES OF AMERIKING (Filed as exhibit 10.21 to AmeriKing's Registration
             Statement (No. 333-04261) and incorporated herein by reference).

 Exhibit No. Exhibit
 ----------- -------
 23.1*       CONSENT OF DELOITTE & TOUCHE LLP.
 23.2**      CONSENT OF MAYER, BROWN & PLATT (included in the opinion filed as Exhibit 5.1).
 24.1        POWERS OF ATTORNEY (included as part of the signature pages hereof).
 25.1*       FORM T-1 STATEMENT OF ELIGIBILITY UNDER THE TRUST INDENTURE ACT OF 1939 OF STATE
             STREET BANK AND TRUST COMPANY.
 99.1**      FORM OF LETTER OF TRANSMITTAL.
 99.2**      FORM OF NOTICE OF GUARANTEED DELIVERY.

--------
*  Included with this registration statement.
** To be included with an amendment to this registration statement.